UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Progress Software Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2023 Notice of Annual
Meeting & Proxy Statement

Progress Software Corporation
15 Wayside Road, Suite 400
Burlington, MA 01803

Our Values:
ProgressPROUD

Our values drive our everyday, keeping us connected, inspired and moving forward.

ProgressPROUD represents the fundamental beliefs that guide our actions and are core to who we are. Our values revolve around trust, collaboration, accountability, adaptability and respect. Our adherence to these values reinforces who Progress is as an employer and trusted software provider.

P PROGRESS collaboratively	R RESPECT differences and diversity	O OWN our tomorrow today	U UPHOLD trust	D DARE to innovate
Close relationships and spirited teamwork move us forward.	Distinct viewpoints and backgrounds improve our work, culture and success.	Our initiative, seen through to completion, secures future results.	Consistently keeping our promises earns loyalty.	Our bold thinking drives tomorrow’s breakthroughs.

Letter From Our Chair

About Progress Est. 1981 NASDAQ: PRGS Headquartered in Burlington, Massachusetts, USA Offices across North America, Europe, Latin America and Asia Pacific 2,300+ employees

March 29, 2023

To Our Shareholders:

We invite you to attend the 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Progress Software Corporation (“Progress,” the “Company,” “we,” “us” or “our”), which will be held on May 11, 2023, at 10:00 a.m. Eastern Time.

The Annual Meeting will be conducted via live webcast to facilitate stockholder attendance and participation from any location around the world. Shareholders will be able to submit questions before and during the meeting using online tools, providing our shareholders with the opportunity for meaningful engagement with the Company. For instructions on attending the Annual Meeting virtually and voting your shares, please see “About the Meeting and Voting” in the accompanying Proxy Statement.

The following Notice of Annual Meeting of Shareholders and accompanying Proxy Statement contain details regarding admission to the virtual meeting and the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted during the meeting. We urge you to promptly vote and submit your proxy via the Internet, by phone or by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you attend the Annual Meeting online, you can vote online even if you have previously submitted your proxy.

We will also provide a recording of the Annual Meeting on our Investor Relations website at http://investors.progress.com/. We hope this will allow those who cannot attend the meeting to hear Progress discuss 2022 and our goals for 2023 at their convenience. As always, you can find a variety of pertinent information about Progress on our Investor Relations website.

On behalf of the Board of Directors, thank you for your continued support. We look forward to seeing many of you at the virtual Annual Meeting.

John R. Egan

Board Chair

2023 Proxy Statement	1

Letter From Our Board of Directors

March 29, 2023

To Our Shareholders:

This past year as the world emerged from COVID lockdowns, new geopolitical tensions and economic volatility arose on a global scale. From conflict in Ukraine, to rising inflation rates and continuation of the great resignation, 2022 presented more than its share of business and societal challenges. Progress remained strong in this worsening global environment with steady demand across virtually all markets and product lines. Active employee engagement and positive employee experience levels contributed to the retention of strong teams which executed well throughout the year and delivered results ahead of plan.

The Board is encouraged that despite the challenges in 2022, Progress never wavered in its devotion to business continuity, customer commitment, resiliency and delivering sustainable stockholder value. Throughout the year, the Board and executive leadership collaborated closely to ensure that Progress met its commitments and the financial, strategic and business results delivered in fiscal 2022 bore this out.

Our Performance

In fiscal 2022, we further advanced our strategic plan of delivering meaningful stockholder value through our Total Growth Strategy while delivering solid financial annual results. Our business across core and newly integrated products remains well-positioned for continuing success. By building on our decades-long track record of delivering the trusted products to develop, deploy and manage high-impact applications that our customers and partners have relied on for more than forty years, we have navigated the recent geopolitical and economic turbulence with confidence.

Corporate Social Responsibility

The Board is enormously proud of how Progress and its employees performed, not just in their day-to-day responsibilities, but in their commitment to advancing our Corporate Social Responsibility program, Progress for Tomorrow, which focuses on building a culture focused on inclusion, diversity and belonging, supporting the communities in which we live and driving sustainability best practices.

Corporate Governance

This year’s Board nominees represent a wide range of backgrounds and expertise. We believe our diversity of experiences, perspectives and skills contributes to the Board’s effectiveness in managing risk and providing guidance that positions Progress for long-term success in a dynamically changing business environment. Of our nine Board nominees, eight are independent, which includes our Board Chair and all Committee members. This Proxy Statement describes Progress’ corporate governance policies and practices that foster the Board’s effective oversight of the Company’s business strategies and practices.

Executive Compensation

Consistent with our pay-for-performance philosophy, the Compensation Committee emphasized alignment with our long-term business goals in designing our executive compensation programs for 2022. Our executive compensation programs for 2022 reflected management’s continued commitment to our strategic plan.

Looking Ahead

For fiscal 2023, the Board looks forward to advancing the Company’s strategic plan. We are cognizant of the challenges and uncertainty posed by increasing volatility in the global markets in achieving company goals but remain diligent in our work and confident in Progress’ outlook.

Thank you for your ongoing support – we appreciate the opportunity to represent your interests as shareholders.

2

Notice of Annual Meeting of Shareholders

You are cordially invited to attend the annual meeting online.

Voting Items

Proposals		Board Vote Recommendation	For Further Details

1	Elect nine directors to serve until the 2024 Annual Meeting	“FOR” each director nominee	Page 15

2	Advisory vote to approve the fiscal 2022 compensation of our named executive officers (“say-on-pay” vote)	“FOR”	Page 46

3	Advisory vote on the frequency of “say-on-pay” votes	“ONE YEAR”	Page 83

4	Approve an increase in the number of shares authorized for issuance under the 1991 Employee Stock Purchase Plan (“ESPP”)	“FOR”	Page 84

5	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our current fiscal year	“FOR”	Page 88

Other matters properly brought before the meeting may also be considered.

Please vote your shares before the meeting, even if you plan to attend the meeting. Further information about how to attend the virtual Annual Meeting, vote your shares during the meeting and submit questions during the meeting is included in the accompanying Proxy Statement.

Your broker will not be able to vote your shares on the election of directors, the say-on-pay vote, the frequency of say-on-pay vote or the approval of an increase in shares under the ESPP, unless you give your broker specific instructions to do so. A complete list of registered shareholders will be available for examination during the Annual Meeting.

By Order of the Board of Directors,

YuFan Stephanie Wang
Secretary
Burlington, Massachusetts
March 29, 2023

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please promptly vote and submit your proxy.

Date and Time

Day, May 11, 2023
10:00 AM ET

Virtual Meeting

www.virtualshareholdermeeting. com/PRGS2023

Who Can Vote

Shareholders as of March 15, 2023, are entitled to vote

How to Vote

Internet

www.proxyvote.com

Telephone

1-800-690-6903

Mail

Complete, sign and promptly mail the proxy card in the enclosed postage-prepaid envelope

During the Meeting

www.virtualshareholdermeeting. com/PRGS2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 11, 2023: This Proxy Statement and our 2022 Annual Report on Form 10-K are available at: www.proxyvote.com

2023 Proxy Statement	3

4

2023 Proxy Statement	5

Business Overview

Hundreds of thousands of enterprises, including 1,700 software companies and 3.5 million developers, depend on us to achieve their goals—with confidence.

Dedicated to propelling business forward in a technology-driven world, Progress helps businesses drive faster cycles of innovation, fuel momentum and accelerate their path to success. As the trusted provider of the best products to develop, deploy and manage high-impact applications, we enable customers to develop the applications and experiences they need, deploy where and how they want and manage it all safely and securely.

Our strategic plan continues to produce results and is centered around our Total Growth Strategy, the three-pillar approach focused on: investing and innovating in our current product portfolio, customer retention and growth through accretive acquisition.

Our Strategy

Trusted Provider of the Best Products to Develop, Deploy and Manage High-Impact Applications

●   A key element of our strategy is centered on providing the platform and tools enterprises need to develop, deploy and manage modern, strategic business applications. We offer these products and tools to both new customers and partners as well as our existing partner and customer ecosystems. This strategy builds on our vast experience in application development that we’ve acquired over the past 40 years.

Focus on Customer and Partner Retention to Drive Recurring Revenue and Profitability

●   Our organizational philosophy and operating principles focus primarily on customer and partner retention and success, and a streamlined operating approach to more efficiently drive predictable and stable recurring revenue and high levels of profitability.

M&A Driven Growth

●   We are pursuing growth driven by accretive acquisitions of businesses within the infrastructure software space, with products that appeal to both IT organizations and individual developers.

●   These acquisitions must meet strict financial and other criteria, with the goal of driving significant stockholder returns by providing scale and increased cash flows.

●   In April 2019, we acquired Ipswitch, Inc. and in October 2020, we acquired Chef Software, Inc. and in November 2021, we acquired Kemp Technologies and in January 2023, we acquired MarkLogic Corporation. These acquisitions met our strict financial criteria.

Thoughtful Capital Allocation Strategy

●   Our capital allocation policy emphasizes accretive M&A, which allows us to expand our business and drive significant stockholder returns, and utilizes share repurchases and dividends to return capital to shareholders.

●   We intend to repurchase our shares in sufficient quantities to offset dilution from our equity plans. Lastly, we return a significant portion of our annual cash flows from operations to shareholders in the form of dividends.

6

Business Overview

Fiscal 2022 Financial Highlights*

Cash Flow from Operations $192M 8% from FY2021	Revenue $602M 13% from FY2021	Operating Income $132M 14% from FY2021

Adjusted Free Cash Flow $189M 6% from FY2021	Non-GAAP Revenue $611M 10% from FY2021	Non-GAAP Operating Income $242M 6% from FY2021

Annualized Recurring Revenue $497M 4% from FY2021	Diluted EPS $2.15 22% from FY2021	Operating Margin 22% (Flat) YoY

Dividends $31M Paid directly to shareholders	Non-GAAP Diluted EPS $4.13 7% from FY2021	Non-GAAP Operating Margin 40% 100bps from FY2021

*	Please refer to Appendix A for reconciliations of GAAP to Non-GAAP selected financial measures

2023 Proxy Statement	7

Business Overview

Praise for Progress

We are proud to share that our company and its leaders continue to be recognized by the industry as a “Best Employer” and for our corporate social responsibility work, including our efforts to be an inclusive organization.

8

Business Overview

Corporate Social Responsibility

In 2022, Progress and our employees provided close to half a million dollars in donations, supplies and volunteer hours to over 130 organizations worldwide. Inside our walls, we expanded our Employee Resource Groups, held 55 inclusive trainings to foster leadership and reduce bias, granted a one-time bonus to reduce economic stressors and advanced the work of our Earth Team to ensure a more sustainable future.

Environment

●   Established programs including the “Small Sustainability Steps Challenge,” offering monthly challenges for Progressers to better integrate sustainability into business practices.

●   Extended our carbon impact initiative by tracking company vehicle footprints, as well as the impact of our servers used in off-site data centers.

●   Advanced sustainability practices by discontinuing the purchase and usage of plastic cups and utensils across Progress offices.

Inclusion and Diversity

●   Hosted Inclusion and Diversity training on inclusive leadership and psychological safety.

●   Earned recognition from The Boston Club as one of only nine of the largest 100 publicly traded companies in Massachusetts with a “critical mass of women directors and executive officers.”

●   Expanded Employee Resource Groups (ERGs) to include ENABLE, which supports people with differing abilities.

Employee Engagement

●   Added a new commitment to our U.S. health plan to reimburse all U.S. employees for travel expenses to receive healthcare services not available in their home state.

●   Continued Progress’ position as a “Best Employer,” receiving new recognitions from leading industry organizations including Forbes, Inc., The Boston Globe and Boston Business Journal.

●   Granted a one-time bonus of approximately one week’s pay to employees, in part, to offset growing concerns about market inflation.

Community and Giving

●   Progress and its employees donated close to half a million dollars in donations, supplies, volunteer hours and more to over 130 certified charitable organizations worldwide.

●   Expanded our Charitable Giving Program from the U.S. to global, donating to more than 40 causes nominated by our employees, worldwide.

●   Granted scholarships to four women in the U.S., Bulgaria and India, as part of our global Women in STEM Scholarship series.

2023 Proxy Statement	9

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. For more complete information about these and other topics, please review our Annual Report on Form 10-K for the fiscal year ended November 30, 2022 (the “Annual Report”), and this entire Proxy Statement.

This Proxy Statement and the accompanying proxy card, including an Internet link to our previously filed Annual Report, were first made available to shareholders on or about March 29, 2023.

Proposal 1	Election of Nine Directors	The Board recommends a vote FOR each director nominee. > See page 15

The Board of Directors and Nominating and Corporate Governance Committee believe the nine Board nominees possess the skills, experience and diversity to effectively monitor performance, provide oversight and advise management on the Company’s long-term strategy.

Director Nominees

		Director Since	Other Public Boards	Committee Membership
Name and Primary Occupation	Age			AC	CC	NC	M&A
John R. Egan Board Chair Managing Partner, Carruth Management, LLC	65	2011	3
Paul T. Dacier General Counsel, Indigo Agriculture, Inc.	65	2017	1
Rainer Gawlick Board Member, Proto Labs, Inc.	55	2017	1
Yogesh Gupta President and CEO, Progress Software Corporation	62	2016	1
Charles F. Kane Senior Lecturer, MIT Sloan	65	2006	2
Samskriti Y. King CEO, Veracode, Inc.	49	2018	1
David A. Krall Strategic Advisor, Roku, Inc.	62	2008	2
Angela T. Tucci Chair, AnitaB.org Institute for Women and Technology	56	2018	–—
Vivian Vitale, NACD.DC Principal, Vivian Vitale Consulting, LLC	69	2019	1
AC	Audit Committee	Chair
CC	Compensation Committee	Member
NC	Nominating and Corporate Governance Committee	Chair and Financial Expert
M&A	Mergers & Acquisitions / Strategy Committee	Independent

10

Proxy Statement Summary

Key Board Qualifications, Expertise and Attributes

The table and graphs below summarize the director nominees’ experience and the qualifications, skills and attributes most relevant to nominate candidates to serve on the Board. See “Nominees for Directors” for additional details regarding our nominees’ experience and backgrounds.

07	09	05

Cybersecurity	Leadership	Finance and Accounting

09	06	09

Technology/Software Industry	Go-to-Market/Sales	Strategy

05	09	09

Product Development	Public Company Board Service and Governance	Mergers & Acquisitions

05	06

Human Capital Management	CSR/ESG

Board Snapshot

Independence	Diversity of Tenure	Diversity of Background	Diversity of Age

● Independent: 8 ● Not Independent: 1	● Shorter-term (1-5 years): 3 ● Mid-range (6-10 years): 3 ● Longer-term (>10 years): 3	● Diverse: 5 ● Non-Diverse: 4	● In 40s: 1 ● In 50s: 2 ● In 60s: 6

89% are independent	67% have served less than 8 years	56% are diverse in gender, ethnicity or nationality	56% are younger than 65

2023 Proxy Statement	11

Proxy Statement Summary

Board Effectiveness

Our Board takes a multi-faceted approach to continually assess Board composition and evaluating the effectiveness of the Board.

Practices Contributing
to Board Effectiveness

Chair and CEO positions have been separate since 2012

8 of 9 directors are independent

All committee members are independent

Independent directors meet in executive session without the CEO at every regularly scheduled Board meeting

3 of 9 directors are female

Skills Enhanced in the
Past 5 Years

Technology/Software Industry

Cybersecurity

Go-to-Market/Sales

Strategy

Product Development

Organizational effectiveness, culture and people management (human capital management)

Meaningful Refreshment 5 of 8 independent directors have a tenure of 6 years or less All directors are elected annually We have adopted a director resignation policy for directors

Active and Engaged Board

We have an active and engaged Board that is committed to fulfilling its fiduciary duty to act in good faith in the best interests of Progress and its shareholders. The number of Board and committee meetings held in fiscal year 2022 (December 1, 2021 – November 30, 2022) is set forth below.

2022 Meetings
Board	5
Audit Committee	10
Nominating & Corporate Governance Committee	3
Compensation Committee	5
Mergers & Acquisitions Committee	4

5 Total Board meetings in 2022 98% Average attendance rate	22 Total Committee meetings in 2022 100% Average attendance rate

12

Proxy Statement Summary

Proposal 2	Advisory Vote to Approve Fiscal 2022 Executive Compensation of Our Named Executive Officers (Say-on-Pay Vote)	The Board recommends a vote FOR this proposal. > See page 46

Executive Compensation Philosophy

The Compensation Committee’s philosophy is to tie executive pay to performance to incentivize the achievement of outstanding returns to our shareholders and to drive the creation of sustainable long-term stockholder value. Consistent with this pay-for-performance philosophy, the Compensation Committee, in designing our executive compensation programs for 2022, emphasized alignment with our long-term business goals.

2022 Executive Compensation Highlights

●	Base Salaries for our named executive officers targeted at market competitive levels

●	100% of annual cash bonuses for our named executive officers tied to achieving pre-established financial objectives that are difficult to attain and require achievement closely linked to our annual operating plan and budget and publicly announced expectations

●	Payouts under the annual cash bonuses capped at 150% of target amounts

Annual target equity opportunity for our named executive officers:

●	70% of annual equity award is performance-based:

●	50% was delivered in the form of stock awards tied to three-year relative total shareholder return and cumulative operating income metrics

●	20% was delivered in the form of stock options

●	30% was delivered in the form of time-based restricted stock units

Compensation Governance Highlights

What We Do	What We Don’t Do

Grant performance-based equity awards with performance measures that span three years

Utilize different measures for performance equity awards and cash incentives

Clawback Policy: committed to updating compensation recovery policy in line with the Security and Exchange Commission’s (the “SEC”) updated clawback rules and Nasdaq’s final listing standards

Cap the amount our executives can earn under our annual incentive plans

No perquisites No guaranteed salary increases or performance-based bonuses No excise tax gross-ups

2023 Proxy Statement	13

Proxy Statement Summary

Proposal 3	Advisory Vote on the Frequency of Say-on-Pay Votes	The Board recommends a vote for ONE YEAR on this proposal. > See page 83

We currently hold a say-on-pay vote every year because it enables shareholders to timely vote on executive pay and pay practices, which enables us to consider and respond to any concerns identified on a timely basis. Our Board of Directors believes it is most appropriate to retain the practice of conducting an advisory vote on executive compensation every year. Accordingly, the Board of Directors recommends that you vote for an annual advisory vote on executive compensation. Please see page 83 for additional details on this proposal.

Proposal 4	Approve an increase in the number of shares authorized for issuance under the 1991 Employee Stock Purchase Plan	The Board recommends a vote FOR this proposal. > See page 84

We are asking our shareholders to approve an amendment to the Progress Software Corporation 1991 Employee Stock Purchase Plan, as amended and restated (the “ESPP”), to increase the authorized number of shares reserved under the ESPP. On March 17, 2023, our Board of Directors unanimously approved an increase in the number of shares of our common stock reserved for issuance under the ESPP by 1,000,000 shares to a total of 11,250,000 shares, which is subject to stockholder approval at the Annual Meeting. Our Board of Directors believes that the availability of an adequate reserve of shares for issuance under the ESPP will benefit us by providing employees with an opportunity to acquire shares of our common stock and will enable us to attract, retain and motivate valued employees. Please see page 84 for additional details on this proposal.

Proposal 5	Ratify the Selection of Deloitte & Touche LLP as Our Independent Registered Public Accounting Firm for Our Current Fiscal Year	The Board recommends a vote FOR this proposal. > See page 88

Based on the Audit Committee’s assessment of Deloitte & Touche LLP’s qualifications and performance, it believes their retention for fiscal year 2023 is in the best interests of the Company.

Experience and effectiveness	Strong independence controls
Enhanced audit quality	Thorough Audit Committee oversight
Effective audit plans and efficient fee structures	Robust pre-approval policies and limits on non-audit services
Maintaining continuity avoids disruption	Deloitte’s strong internal independence procedures and regulatory framework

14

Proposal 1	Election of Directors	The Board recommends a vote FOR each director nominee.

Nominees

Nine individuals have been nominated for election at the Annual Meeting to hold office until the 2024 Annual Meeting. The nominees were evaluated and recommended by the Nominating and Corporate Governance Committee in accordance with its charter and our Corporate Governance Guidelines. The Board of Directors and Nominating and Corporate Governance Committee believe the nine Board nominees possess the skills, experience and diversity to effectively monitor performance, provide oversight and advise management on the Company’s long-term strategy. For additional information about the nominees and their qualifications, please see the sections of this Proxy Statement entitled “Director Nomination Process” and “Nominees for Directors.”

Each director elected at the Annual Meeting will hold office until the next Annual Meeting of Shareholders or special meeting in lieu of such an Annual Meeting or until their successor has been duly elected and qualified, or until their earlier death, resignation or removal. There are no family relationships among any of our executive officers or directors. Each of the director nominees named in this Proxy Statement has agreed to serve as a director if elected and we have no reason to believe that any nominee will be unable to serve. If, before the Annual Meeting, one or more nominees named in this Proxy Statement should become unable to serve or for good cause will not serve, the persons named in the enclosed proxy will vote the shares represented by any proxy received by our Board of Directors for such other person or persons as may thereafter be nominated for director by the Nominating and Corporate Governance Committee and our Board of Directors.

Our Director Resignation Policy

Our Corporate Governance Guidelines set forth our director resignation policy for directors, which provides that any nominee for election to the Board in an uncontested election who receives a greater number of votes “withheld” from their election than votes “for” such election is required to submit their offer of resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is to consider all relevant facts and circumstances and recommend to the Board the action to be taken with respect to that offer of resignation. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation. Promptly following the Board’s decision, the Company will disclose that decision and an explanation of such decision in a filing with the SEC or a press release. If the Board accepts a director’s resignation, then the Board may fill any resulting vacancy or may decrease the size of the Board, in each case pursuant to our Bylaws.

If a director’s resignation is not accepted by the Board, such director will continue to serve until the next Annual Meeting of Shareholders or special meeting in lieu of such an Annual Meeting or until their successor has been duly elected and qualified, or until their earlier death, resignation or removal. Through this policy, the Board seeks to be accountable to all shareholders and respects the rights of shareholders to express their views through their votes for directors. At the same time, the policy allows the Board sufficient flexibility to make sound evaluations based on the relevant circumstances and to act in the best interest of the Company and its shareholders in the event of a greater than 50% “withhold” vote against a specific director.

2023 Proxy Statement	15

Proposal 1: Election of Directors

Director Nomination Process

Board Membership Criteria

Our Board of Directors has delegated the search for, and recommendation of, director nominees to the Nominating and Corporate Governance Committee. When considering a potential candidate for membership on our Board of Directors, the Nominating and Corporate Governance Committee will consider any criteria it deems appropriate, including, among other things, the background, experience and qualifications of any candidate as well as such candidate’s past or anticipated contributions to our Board of Directors and its committees. At a minimum, each nominee is expected to have:

Highest personal and professional integrity	Demonstrated exceptional ability and judgment	Ability to collaborate effectively with other Board members and management to serve the long- term interests of our shareholders

In addition, the Nominating and Corporate Governance Committee has established the following minimum requirements:

●	at least five years of business experience;

●	no identified conflicts of interest as a prospective director;

●	no convictions in a criminal proceeding (aside from traffic violations) during the five years prior to the date of selection; and

●	willingness to comply with our Code of Conduct and Business Ethics.

The Board of Directors retains the right to modify these minimum qualifications from time-to-time and exceptional candidates who do not meet these criteria may still be considered.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, including:

Direct experience in the software industry or in the markets in which we operate	An understanding of, and experience in, accounting, legal, finance, product, sales and/or marketing matters	Experience on other public or private company boards and involvement in corporate governance best practices

Leadership experience with public companies or other major organizations with a proven track record in developing and executing a strategic vision and making executive-level decisions	M&A experience around the strategic acquisition of complementary businesses while meeting strict financial criteria	Diversity of the Board, considering business and professional experience, educational background, reputation and industry expertise across various market segments and technologies relevant to our business, as well as other relevant attributes

The Nominating and Corporate Governance Committee considers a variety of standards that may be appropriate from time-to-time for the overall structure and composition of our Board of Directors, but it does not assign specific weights to the various criteria and no single criterion is necessarily applicable to all prospective nominees.

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Proposal 1: Election of Directors

Director Selection Process

1	IDENTIFYING CANDIDATES
Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with the other directors and management, using search firms or other advisors, through recommendations submitted by shareholders or through other methods that the Nominating and Corporate Governance Committee deems to be helpful to identify candidates.

2	INCUMBENT DIRECTORS
In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews each incumbent director’s overall past service to us, including the number of meetings attended, level of participation, quality of performance and whether the director continues to meet applicable independence standards.

3	MINIMUM QUALIFICATIONS FOR NEW DIRECTOR CANDIDATE
In the case of a new director candidate, the Nominating and Corporate Governance Committee confirms that the candidate meets the minimum qualifications for a director nominee established by the Nominating and Corporate Governance Committee.

4	INTERVIEWING CANDIDATES
The candidate will also be interviewed by the Nominating and Corporate Governance Committee and other Board members.

5	EVALUATION OF CANDIDATES
The Nominating and Corporate Governance Committee then meets to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and considering the overall composition and needs of our Board of Directors. The same procedures apply to all candidates for director nomination, including candidates submitted by shareholders.

6	RECOMMENDATION OF CANDIDATES
Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for our Board of Directors’ approval as director nominees for election to our Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to our Board of Directors for appointment to its committees.

2023 Proxy Statement	17

Proposal 1: Election of Directors

We Value Diversity

The Board and the Nominating and Corporate Governance Committee value diversity of backgrounds, experience, perspectives and leadership in different fields when identifying nominees. We believe that we have assembled a diverse set of directors with the varied backgrounds, experiences and perspectives critical to our long-term success. Presently, more than half of our Board members are diverse in gender, ethnicity or nationality. Our Board of Directors conducts regular self-evaluations. The survey questions include an assessment of whether the composition of the Board is appropriately diverse and possesses the skills and experience consistent with achieving our short and long-term corporate goals.

Stockholder Recommendations

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by shareholders of our company. Recommendations sent by shareholders must provide the following information:

●	the name and address of record of the stockholder;

●	a representation that the stockholder is a record holder of our common stock, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

●	the name, age, business and residential address, educational background, current principal occupation or employment and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

●	a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications described above;

●	a description of all arrangements or understandings between the stockholder and the proposed director candidate; and

●	any other information regarding the proposed director candidate that is required to be included in a Proxy Statement filed under SEC rules.

The submission must be accompanied by a written consent of the individual to be named in our Proxy Statement as standing for election if nominated by our Board of Directors and to serve if elected by the shareholders. Stockholder recommendations of candidates for election as directors at an Annual Meeting of Shareholders must be timely and submitted to the Company in accordance with the requirements set forth in the Company’s bylaws.

18

Proposal 1: Election of Directors

Key Board Qualifications, Expertise and Attributes

The table and graphs below summarize the director nominees’ experience and the qualifications, skills and attributes most relevant to nominate candidates to serve on the Board. Director biographies in the section below entitled “Nominees for Directors” describe each director’s background and relevant experience in more detail.

Director Skills and Experience
Cybersecurity
Mitigating risk through cybersecurity is a key area of focus for us. The Audit Committee receives quarterly updates from our IT/Cybersecurity Team, including regarding governance processes, projects to strengthen cybersecurity processes and infrastructure
Leadership
Our business is complex and ever-evolving. CEOs and individuals with experience leading large business units have proven track records in developing and executing a vision and making executive-level decisions.
Finance and Accounting Individuals with financial expertise are able to identify and understand the relevant financial considerations applicable to us as a global public company.
Technology/Software Industry
Progress is the trusted provider of application development and infrastructure software. Those with relevant technology/ software experience are better able to understand the opportunities and challenges facing our business.
Go-to-Market/Sales Our business depends on successfully creating awareness of our products and entering new markets as well as executing our sales strategy.
Strategy Development and execution of a strong corporate strategy is critical to sustaining and growing our business.
Product Development
Our business depends on our ability to successfully develop our products and expand our offerings. Experience in product development enhances understanding of the challenges we face and facilitates strategic planning in this area.
Public Company Board Service and Governance
Individuals having experience serving on public company boards better understand the roles and responsibilities of directors and corporate governance best practices.
Mergers & Acquisitions
A key element of our corporate strategy includes the acquisition of businesses that offer complementary products, services and technologies, augment our revenues and cash flows and meet our strict financial criteria. M&A experience enhances understanding of the complexities, issues and risks involved with any such acquisitions and their integration.
Human Capital Management Progress is driven by our people, so expertise in human capital management and related issues is critical to our long-term success.
CSR/ESG Corporate social responsibility is an integral part of our culture and we consider environmental, social and governance issues in multiple aspects of our operations.

2023 Proxy Statement	19

Proposal 1: Election of Directors

Board Diversity Matrix 2021 and 2022

As of March 29, 2023
Total Number of Directors	9
Part I: Gender Identity	Female	Male
Directors	3	6
Part II: Demographic Background
African American or Black	-	-
Alaskan Native or American Indian	-	-
Asian	1	1
Hispanic or Latinx	-	-
Native Hawaiian or Pacific Islander	-	-
White	2	5
Two or More Races or Ethnicities	-	-
LGBTQ+	1

The above table is intended to comply with the format suggested by Nasdaq (See Nasdaq Rules 5605(f) and 5606). None of our directors declined to disclose their gender or demographic background. The information reported in the above table is unchanged from the information previously disclosed at https://investors.progress.com/board-progress-diversity-matrix as of July 22, 2022.

Director Independence

Having an independent Board is a core component of our governance philosophy. Our Corporate Governance Guidelines provide that, as a matter of policy and consistent with applicable laws, rules and regulations, a majority of the Board should be independent directors, as defined by the Nasdaq Stock Market Marketplace Rules. To help ensure independence, our Corporate Governance Guidelines contain limits on director outside activities. Directors are expected to avoid any action, position or arrangement that conflicts with an interest of the Company or gives the appearance of a conflict. Directors who also serve as CEOs or in equivalent positions should not serve on more than two boards of public companies in addition to the Board, and other directors should not serve on more than four other boards of public companies in addition to the Company’s board.

Based on the review and recommendation of our Nominating and Corporate Governance Committee, our Board has determined that all current directors except Yogesh Gupta (our President and Chief Executive Officer) are independent within the meaning of the director independence standards of the Nasdaq Stock Market, LLC (“Nasdaq”) and the applicable rules of the SEC.

20

Proposal 1: Election of Directors

Nominees for Directors

Director Since: September 2011 Chair since December 2012 Age: 65 Current Board Committees: Nominating and Corporate Governance
John R. Egan
Independent

Background:

Mr. Egan is managing partner of Carruth Management, LLC, a Boston-based venture capital fund he founded in October 1998 that specializes in technology and early-stage investments. From October 1986 until September 1998, Mr. Egan served in several executive positions with EMC Corporation, a publicly held global leader in information technology, including Executive Vice President, Products and Offerings, Executive Vice President, Sales and Marketing, Executive Vice President, Operations and Executive Vice President, International Sales.

Other Current Public Company Boards:

●   Verint Systems, Inc. (Nasdaq: VRNT), a provider of systems to the internet security market, where he serves as Lead Director

●   NetScout Systems, Inc. (Nasdaq: NTCT), a network performance management company, where he serves as Lead Director

●   Agile Growth Corp. (Nasdaq: AGGRU), a special purpose company for the purpose of effecting an acquisition with one or more technology businesses

Prior Public Company Boards in Last 5 Years:

●   EMC Corporation

●   VMware, Inc.

Skills and Experiences:	Cybersecurity	CSR/ESG	Leadership	Finance and Accounting

	Technology/ Software Industry	Go-to-Market/ Sales	Strategy	Public Company Board Service and Governance

M&A

2023 Proxy Statement	21

Proposal 1: Election of Directors

Director Since: June 2017 Age: 65 Current Board Committees: Nominating and Corporate Governance (Chair)
Paul T. Dacier
Independent

Background:

Mr. Dacier is currently the General Counsel of Indigo Agriculture, Inc., a Boston-based agricultural technology start-up company that specializes in products designed to maximize crop health and productivity, which he joined in March 2017. Previously, Mr. Dacier was the Chief Legal Officer of EMC Corporation from 1990 until September 2016, when EMC was acquired by Dell Technologies. Mr. Dacier was responsible for the worldwide legal affairs of EMC and its subsidiaries and oversaw the company’s internal audit, real estate and facilities organizations, sustainability aviation and government affairs departments.

Other Current Public Company Boards:

●   AerCap Holdings NV (NYSE: AER), the world’s largest independent commercial aircraft leasing company

Prior Public Company Boards in Last 5 Years:

GTY Technology Holdings, Inc.

Skills and Experiences:	Leadership	Cybersecurity	Strategy	M&A

	Public Company Board Service and Governance	Technology/ Software Industry	Human Capital Management	CSR/ESG

22

Proposal 1: Election of Directors

Director Since: June 2017 Age: 55 Current Board Committees: Audit; Mergers and Acquisitions/Strategy
Rainer Gawlick
Independent

Background:

Dr. Gawlick is a public and private company board member and formerly served as President of Perfecto Mobile, Ltd., a leader in mobile testing, from July 2015 until September 2016 and as Executive Vice President of Global Sales at lntralinks, Inc., a computer software company providing virtual data rooms and other content management services, from April 2012 until July 2015. From August 2008 to April 2012, Dr. Gawlick served as Chief Marketing Officer of Sophos Ltd., a computer security company providing endpoint, network and data protection software. From April 2005 to August 2008, Dr. Gawlick served as Vice President of Worldwide Marketing and Strategy at SolidWorks Corp., a CAD software company. He has also held a variety of executive positions in other technology businesses and was a consultant with McKinsey & Company. Dr. Gawlick holds a Ph.D. in Computer Science from the Massachusetts Institute of Technology.

Other Current Public Company Boards:

●   Proto Labs, Inc. (NYSE: PRLB), a leading online and technology-enabled quick-turn manufacturer of custom parts for prototyping and short-run production

Prior Public Company Boards in Last 5 Years:

None

Skills and Experiences:	Cybersecurity	Product Development	CSR/ESG	Leadership

	Finance and Accounting	Technology/ Software Industry	Go-to-Market/ Sales	Strategy

	Public Company Board Service and Governance	M&A

2023 Proxy Statement	23

Proposal 1: Election of Directors

Director Since: October 2016 Age: 62
Yogesh Gupta
President and Chief Executive Officer

Background:

Mr. Gupta became our President and Chief Executive Officer in October 2016. Prior to that time, Mr. Gupta served as an advisor to various venture capital and private equity firms from October 2015 until September 2016. Prior to that time, Mr. Gupta was President and Chief Executive Officer at Kaseya, Inc., a provider of IT management software solutions, from June 2013 until July 2015, at which time, Mr. Gupta became Chair of the Board of Directors of Kaseya, Inc., a position he held until October 2015. From July 2012 until June 2013, Mr. Gupta served as an advisor to various venture capital and private equity firms in several mergers and acquisitions opportunities. Mr. Gupta was previously President and Chief Executive Officer of FatWire Software from July 2007 until February 2012, prior to the acquisition of FatWire Software by Oracle Corporation. Prior roles held by Mr. Gupta include Chief Technology Officer at CA, Inc., with which Mr. Gupta held various senior positions.

Other Current Public Company Boards:

●   Blackbaud, Inc. (Nasdaq: BLKB), a leading provider of software for powering social impact

Prior Public Company Boards in Last 5 Years:

None

Skills and Experiences:	Cybersecurity	Public Company Board Service and Governance	Human Capital Management	CSR/ESG

	Leadership	Finance and Accounting	Technology/ Software Industry	Go-to-Market/ Sales

	Strategy	Product Development	M&A

24

Proposal 1: Election of Directors

Director Since: November 2006 Age: 65 Current Board Committees: Audit (Chair); Mergers and Acquisitions/Strategy
Charles F. Kane
Independent

Background:

Mr. Kane is currently Senior Lecturer, Global Economics and Management and Technological Innovation, Entrepreneurship and Strategic Management at the MIT Sloan Graduate Business School of Management. Since November 2006, Mr. Kane has also been a Director and Strategic Advisor of One Laptop Per Child, a non-profit organization that provides computing and internet access for students in the developing world, for which he served as President and Chief Operating Officer from 2008 until 2009. Mr. Kane served as Executive Vice President and Chief Administrative Officer of Global BPO Services Corp., a special purpose acquisition corporation, from July 2007 until March 2008, and as Chief Financial Officer of Global BPO from August 2007 until March 2008. Prior to joining Global BPO, he served as Chief Financial Officer of RSA Security Inc., a provider of e-security solutions, from May 2006 until RSA was acquired by EMC Corporation in October 2006. From July 2003 until May 2006, he served as Chief Financial Officer of Aspen Technology, Inc. (NYSE: AZPN), a publicly traded provider of supply chain management software and professional services.

Other Current Public Company Boards:

●   Alkami Technology, Inc. (Nasdaq: ALKT), a digital banking platform that enables banks and credit unions to grow confidently and compete with Megabanks and Fintechs

●   Symbotic Robotics (Nasdaq: SYM), a robotics hardware and software company for supply chain management

Prior Public Company Boards in Last 5 Years:

●   Carbonite, Inc.

●   Demandware, Inc.

●   Realpage, Inc.

Skills and Experiences:	Cybersecurity	Go-to-Market/ Sales	Product Development	Human Capital Management

	CSR/ESG	Leadership	Finance and Accounting	Technology/ Software Industry

	Strategy	Public Company Board Service and Governance	M&A

2023 Proxy Statement	25

Proposal 1: Election of Directors

Director Since: February 2018 Age: 49 Current Board Committees: Audit; Mergers and Acquisitions/Strategy (Chair)
Samskriti (Sam) Y. King
Independent

Background:

Ms. King is currently Chief Executive Officer of Veracode, Inc., a leading provider of application security testing. Previously, from July 2017 to January 2019, Ms. King served as Senior Vice President and General Manager of Veracode. From August 2015 until July 2017, Ms. King was the Chief Strategy Officer of Veracode. Prior to that time, from April 2012 until July 2015, Ms. King was Executive Vice President, Product Strategy and Corporate Development GM, Mobile at Veracode. Ms. King joined Veracode in November 2006 and also served as Veracode’s Senior Vice President, Product Marketing and Vice President, Service Delivery.

Other Current Public Company Boards:

●   ZeroFox Holdings, Inc. (Nasdaq: ZFOX), a leading external cybersecurity provider

Prior Public Company Boards in Last 5 Years:

None

Skills and Experiences:	Cybersecurity	Public Company Board Service and Governance	Human Capital Management	Leadership

	Finance and Accounting	Technology/ Software Industry	Go-to-Market/ Sales	Strategy

	Product Development	M&A

26

Proposal 1: Election of Directors

Director Since: February 2008 Age: 62 Current Board Committees: Compensation (Chair)
David A. Krall
Independent

Background:

Mr. Krall has served as a strategic advisor to Roku, Inc. (Nasdaq: ROKU), a leading manufacturer of media players for streaming entertainment, since January 2011. From February 2010 to December 2010, he served as President and Chief Operating Officer of Roku, where he was responsible for managing all functional areas of the company. Prior to that, Mr. Krall spent two years as President and Chief Executive Officer of QSecure, Inc., a privately held developer of secure credit cards based on micro-electro-mechanical system technology. From 1995 to July 2007, he held a variety of positions of increasing responsibility and scope at Avid Technology, Inc. (Nasdaq: AVID), a publicly traded leading provider of digital media creation tools for the media and entertainment industry. His tenure at Avid included serving seven years as the company’s President and Chief Executive Officer.

Other Current Public Company Boards:

●   Harmonic Inc. (Nasdaq: HLIT), a leader in video delivery and cable access virtualization

●   Audinate Group Ltd (ASX: AD8), a leading developer of professional AV-over-IP solutions

Prior Public Company Boards in Last 5 Years:

●   None

Skills and Experiences:	Mergers & Acquisitions	Leadership	Technology/ Software Industry	Strategy

	Product Development	Public Company Board Service and Governance

2023 Proxy Statement	27

Proposal 1: Election of Directors

Director Since: February 2018 Age: 56 Current Board Committees: Compensation; Mergers and Acquisitions/Strategy
Angela T. Tucci
Independent

Background:

Ms. Tucci was the Chief Operating Officer of Uplight, Inc., a provider of end-to-end technology solutions dedicated to serving the energy ecosystem, a position she held from January 2020 until October 2022. Since December 2019, she has also served as an advisor to TPG Celegene Aggregation GP, Inc. in connection with its then investment CollabNet/Version One, now Digital.ai. Previously, Ms. Tucci was Chief Executive Officer of Apto, Inc., from August 2017 to September 2019. Prior to that time, Ms. Tucci was General Manager, Agile Management Business Unit of CA, Inc. from September 2015 until July 2017. Prior to that, Ms. Tucci was Chief Revenue Officer, Office of the CEO of Rally Software Development Corp. (“Rally”) from December 2014 until August 2015, when Rally was acquired by CA, Inc. Ms. Tucci joined Rally in December 2013 as Chief Marketing Officer. From January 2011 until August 2013, Ms. Tucci was Chief Strategy Officer of Symantec Corporation.

Other Current Public Company Boards:

None

Prior Public Company Boards in Last 5 Years:

None

Skills and Experiences:	Leadership	Public Company Board Service and Governance	Mergers & Acquisitions	Go-to-Market/Sales

	Technology/ Software Industry	Strategy

28

Proposal 1: Election of Directors

Director Since: October 2019 Age: 69 Current Board Committees: Compensation; Nominating and Corporate Governance
Vivian Vitale, NACD.DC
Independent

Background:

Ms. Vitale owns and operates Vivian Vitale Consulting, LLC, a consulting practice assisting organizations in the development of human resources and people management practices, a role she has held since April 2018. From April 2012 until March 2018, she held multiple positions of increasing responsibility at Veracode, Inc., a provider of application security testing. Her tenure at Veracode included serving as Executive Vice President of Human Resources, continuing in her role through Veracode, Inc.’s acquisition by CA Technologies in March 2017. Prior to 2012, Ms. Vitale served as Senior Vice President at Care.com, Inc., an online provider of support services to families. Previously, Ms. Vitale has also held senior leadership roles at RSA Security, Unica Corporation and IBM. Ms. Vitale is National Association of Corporate Directors NACD Directorship Certified ® since December 2022.

Other Current Public Company Boards:

●   NetScout Systems, Inc. (Nasdaq: NTCT), a network performance management company

Prior Public Company Boards in Last 5 Years:

None

Skills and Experiences:	Cybersecurity	CSR/ESG	Leadership	Technology/Software Industry

	Strategy	Public Company Board Service and Governance	M&A	Human Capital Management

2023 Proxy Statement	29

Corporate Governance

Our Corporate Governance Framework

We believe we have in place corporate governance processes and practices that are designed to promote and enhance the long-term interests of our shareholders, solidify board oversight, strengthen management accountability and foster responsible decision-making. We regularly monitor developments in corporate governance and review our processes and practices in light of such developments.

Boards are accountable to shareholders

  All directors are elected annually

  We have adopted a director resignation policy for directors

  Shareholders of 40% of outstanding shares have the right to call a special meeting

  We have no shareholders rights plan (“poison pill”) in place

  We hold annual say-on-pay votes

Boards should be responsive to shareholders and be proactive in order to understand their perspectives

  96% say-on-pay support at our 2022 Annual Meeting. We believe the vote indicates strong support for our executive compensation program, including enhancements made over prior years.

  We hold say-on-pay votes annually to help ensure continued alignment with shareholder values.

Boards should adopt structures and practices that enhance their effectiveness

  8 of 9 director nominees are independent

  6 of 9 director nominees have a tenure of less than eight years; current Board composition strikes an appropriate balance between directors with deep knowledge of the Company and those with a fresh perspective

  All committee members are independent

  All Audit Committee members are financially literate and our Audit Committee Chair is a financial expert

  Our Compensation Committee uses an independent compensation consultant

  Robust stock ownership requirements for directors and officers

  No hedging or pledging of stock by directors or officers

  Director access to officers and employers

  Director onboarding and continuing education

  Performance evaluation of the Board and its committees

Boards should have strong, independent leadership

  Independent Board Chair: Chair and CEO positions have been separate since 2012

  Independent directors meet in executive session without the Chief Executive Officer at every regularly scheduled Board Meeting

Shareholders should be entitled to voting rights in proportion to their economic interest One class of voting stock “One share, one vote” standard

Boards should develop management incentive structures that are aligned with the long-term strategy of the company

  Long-term incentive compensation goals are tied to long-range Company plans

  Board reviews of incentive structures take into account our long-term strategy

30

Corporate Governance

Our Corporate Governance Documents

●  Certificate of Incorporation

●  Amended and Restated Bylaws

●  Audit Committee Charter Nominating and Corporate Governance

●  Nominating and Corporate Governance Committee Charter

●  Compensation Committee Charter

● Code of Conduct and Business Ethics ● Finance Code of Ethics ● Corporate Governance Guidelines ● Stock Option Grant Policy

Our Certificate of Incorporation and our Bylaws are filed with the SEC and are available electronically at www.sec.gov. The other documents listed above can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “Investor Relations” page. Any substantive amendment to or waiver of any provision of the Code of Conduct and Business Ethics may be made only by the Board and will be disclosed as required by Nasdaq listing standards or applicable law.

Our Corporate Governance Practices

Our Board is Independent

8 of 9 nominees are independent	If the director nominees are elected at the Annual Meeting, the Board will continue to be composed of one employee director (Mr. Gupta, our CEO) and eight independent, non-employee directors (Messrs. Egan, Dacier, Kane and Krall, Dr. Gawlick and Mses. King, Tucci and Vitale).
Regular executive sessions of independent directors	Our independent directors meet in executive session without the Chief Executive Officer at every regularly scheduled Board meeting to discuss, among other matters, the performance of the Chief Executive Officer.
Committees are independent	Each of the Board’s committees is strictly comprised of independent directors.
Independent compensation consultant	The compensation consultant is retained by and reports directly to the Compensation Committee. The compensation consultant is independent of the Company and management.

2023 Proxy Statement	31

Corporate Governance

We Have Strong Board Refreshment

We believe it is important to maintain a mix of longer-tenured, experienced directors, who can help to preserve continuity and institutional knowledge, and new directors, who can provide fresh perspectives. In furtherance of this objective, the Board elected Mr. Dacier and Dr. Gawlick in June 2017, Mses. King and Tucci in February 2018 and Ms. Vitale in October 2019. We do not impose director tenure limits, although our Corporate Governance Guidelines do impose a mandatory retirement age of eighty-five. We believe our current Board composition strikes an appropriate balance between directors with deep historical knowledge of the Company and those with a fresh viewpoint.

June 2017

Paul T. Dacier –
Mr. Dacier’s success and expertise with ESG initiatives is a valuable addition to our Board. Mr. Dacier also brings a wealth of experience pertaining to the software industry and applicable regulatory frameworks.

Rainer Gawlick –
Dr. Gawlick brings deep expertise in a variety of areas of technology key to the Progress success strategy. Dr. Gawlick’s expertise in sales and marketing strategy in the software industry is a valuable addition to the Board.

February 2018

Samskriti Y. King –
Ms. King is a highly accomplished business leader with an extraordinary track record, and she brings a wealth of expertise and diversity to our Board. Ms. King’s industry expertise aligns with the Company’s strategy to deliver strong, sustainable performance in the enterprise infrastructure software industry.

Angela T. Tucci –
Ms. Tucci brings valuable software industry experience, entrepreneurship and diversity to our Board. Ms. Tucci’s addition supports our longstanding and continuous focus on ensuring our Board has the right skills and perspectives to enable the Company to execute on its business strategy, strengthen its competitive position and deliver value to all its shareholders.

October 2019

Vivian Vitale –
Ms. Vitale brings a wealth of experience in creating high-impact programs and systems aimed at scaling for growth, acquisition integration and talent management. Ms. Vitale’s skillset is critical to our go-forward M&A strategy.

32

Corporate Governance

We Have an Independent Board Chair

We believe the current Board leadership structure serves us and our shareholders well by having a strong independent Board Chair to provide independent leadership of the Board and because it allows our CEO to focus primarily on the Company’s business strategy, operations and corporate vision. This leadership structure, coupled with a strong emphasis on Board independence, provides effective independent oversight of management. Board members have complete access to and are encouraged to utilize members of our senior management regularly, and they have the authority to retain independent advisors as they deem necessary. The Board believes this leadership structure affords our company an effective combination of internal and external experience, continuity and independence.

John R. Egan Board Chair

Key Responsibilities of the Independent Board Chair:

●  Calling meetings of the Board and independent directors;

●  Setting the agenda for Board meetings in consultation with the CEO and our Secretary;

●  Chairing executive sessions of the independent directors;

●  Engaging with shareholders;

●  Acting as an advisor to Mr. Gupta on strategic aspects of the CEO role with regular consultations on major developments and decisions likely to interest the Board; and

●  Performing other duties specified in the Corporate Governance Guidelines or assigned by the Board.

Mr. Egan currently serves as our independent Board Chair and brings extensive board leadership experience as a current director of publicly traded companies, including EMC Corporation, VMWare, Inc., Verint Systems and NetScout Systems, Inc., where he serves as Lead Director. Mr. Egan also holds a variety of leadership roles within the boards of directors of several privately held technology companies, including HighRoads Corporation, Platform Computing Corporation and Healthrageous, Inc. Mr. Egan has led global technology companies through strategic growth and operational change. His strong integrity and professional credibility with the other directors and executive officers has helped Mr. Egan to effectively oversee management and execute on the Company’s business strategy.

Our Corporate Governance Guidelines do not require the separation of the roles of Board Chair and Chief Executive Officer, as our Board believes that it is important that the Board retain flexibility to determine whether these roles should be separate or combined based upon the Board’s assessment of the Company’s needs and Progress’s leadership at a given point in time. We believe that an effective board leadership structure is highly dependent on the experience, skills and personal interaction between those in leadership roles. Our policy is to have a Lead Independent Director if the Board Chair is not independent.

2023 Proxy Statement	33

Corporate Governance

We Proactively Engage with our Shareholders

We actively seek to engage with our shareholders as part of our corporate governance cycle. During the past year, members of senior management spoke to, or sought to engage with, a large cross-section of our shareholders. While approximately 49% of our outstanding shares are held by passive investors that do not participate in traditional engagements, our investor relations team has engaged with the ESG departments at the largest of these passive investment firms.

Our stockholder
engagement team
comprised of:

  Vice President of Investor Relations

  Chief Executive Officer

  Chief Financial Officer

  Chief Legal Officer

  Chief Accounting Officer

  Members of our Finance, Legal and Communications & Marketing Teams, who provide support and relevant information.

We reached out to shareholders representing:	We met with shareholders representing: This represents ~84% of outstanding stock held by active shareholders since 49% our shares are held by passive investors

Topics discussed
during our meetings
included:

  Our Total Growth Strategy – execution, progress, results, plans

  Capital Allocation to M&A, dividends and stock buy-backs

  The state of the M&A market and our outlook for transactions, valuation and multiples

  The types, sources and growth of our revenues

  The integration of prior acquisitions

  Quarterly results, projections/guidance

Investor Relations Outreach
We conduct a proactive, year-round investor outreach program with existing shareholders and potential investors, with whom we engage both passively (by responding promptly to inbound queries) and actively (through outbound solicitation). Our outreach program is run by our Investor Relations Department, and our CEO and CFO regularly participate in investor meetings. We routinely attend investor conferences, participate in non-deal roadshows and host meetings with investors at their request or by our invitation. We aim to maintain a consistent dialog with portfolio managers, analysts and ESG contacts at all institutional investment funds that own 0.5% or more of our shares. However, our Investor Relations Department communicates with current and potential investors of all sizes and we routinely engage shareholders and potential investors on matters pertaining to ESG and related topics.

How to Communicate with Our Board
Our Board of Directors welcomes communications from shareholders. Any stockholder may communicate either with our Board as a whole, or with any individual director, by sending written communications addressed to the Board of Directors or to such director at our offices located at 15 Wayside Road, Suite 400, Burlington, Massachusetts 01803, or by submitting an email communication to BOD@progress.com. All good-faith communications sent to our Board of Directors will be forwarded to the full Board or to the individual director to whom such communication was addressed.

34

Corporate Governance

Our Board Evaluates Its Effectiveness

Our Board of Directors conducts periodic self-evaluations to determine whether the Board is functioning effectively. In addition, each committee of the Board also conducts a self-assessment of its performance and its members’ effectiveness relative to the goals and standards set forth in each committee’s charter. The Nominating and Governance Committee leads these evaluations and is responsible for reporting the results to the full Board and management. Directors may be required to submit responses through a survey or other means to assess the effectiveness of the Board. The Nominating and Governance Committee also evaluates and reports to the Board on the performance of individual directors, whose performance is reviewed annually in connection with standing for reelection.

Committees of the Board of Directors

Our Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance and Mergers and Acquisitions/Strategy Committees.

Director	Audit	Compensation	Nominating and Corporate Governance	Mergers and Acquisitions/ Strategy
John R. Egan
Paul T. Dacier
Rainer Gawlick
Yogesh Gupta
Charles F. Kane
Samskriti (Sam) Y. King
David A. Krall
Angela T. Tucci
Vivian Vitale

   Chair        Member

The Committee Charters adopted by our Board of Directors can be found on our website at www.progress.com under the heading “Corporate Governance” located on the “Investor Relations” page.

2023 Proxy Statement	35

Corporate Governance

Audit Committee
Members Charles F. Kane (Chair) Rainer Gawlick Samskriti (Sam) Y. King

Principal Responsibilities:

●  Assists our Board of Directors in fulfilling its oversight responsibilities for accounting and financial reporting compliance

●  Appoints, compensates, retains and oversees the work performed by our independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work

●  Reviews the independent registered public accounting firm’s fees for services performed

●  Reviews with the independent registered public accounting firm, the Company’s internal audit and financial management and the integrity of the Company’s internal and external financial reporting processes and the adequacy and effectiveness of the Company’s internal controls over financial reporting

●  Reviews with management various matters related to our internal controls and legal, compliance and regulatory matters

●  Reviews with management and the independent registered public accounting firm the annual audited financial statements and the quarterly financial statements, prior to the filing of reports containing those financial statements with the SEC

●  Reviews with management policies with respect to our risk assessment and risk management, including appropriate guidelines and policies to govern the process, as well as the steps management has taken to monitor and control those risks

●  Is responsible for producing the Audit Committee Report included in this Proxy Statement

Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. In addition, our Board of Directors has determined that each member of the Audit Committee is financially literate, and that Mr. Kane qualifies as an “audit committee financial expert” under the rules of the SEC.

36

Corporate Governance

Compensation Committee
Members David A. Krall (Chair) Angela T. Tucci Vivian Vitale

Principal Responsibilities:

●  Oversees our overall compensation structure and benefits, policies and programs

●  Administers our equity-based plans

●  Reviews and makes recommendations to our Board of Directors regarding the performance of our Chief Executive Officer

●  Reviews and recommends to our Board of Directors for its approval, the compensation of our Chief Executive Officer

●  Consults with our Chief Executive Officer to review and determine compensation of all of our other executive officers

●  Assists in developing and reviewing succession plans for our senior management, including the Chief Executive Officer

●  Review our policies, programs and initiatives for inclusion and diversity, and provide guidance to our Board of Directors and management on these matters

●  Reviews our processes and procedures for the consideration and determination of director and executive compensation

●  Is responsible for producing the Compensation Committee Report included in this Proxy Statement

Our Board of Directors has determined that each member of the Compensation Committee meets the independence requirements promulgated by Nasdaq.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee for fiscal 2022 were Mr. Krall and Mses. Tucci and Vitale, with Mr. Krall serving as Chair. Mr. Krall, Ms. Tucci and Ms. Vitale are not, nor have they ever been, an officer or employee of our company or of any of its subsidiaries or had any relationship with us requiring disclosure in this Proxy Statement. There are no compensation committee interlocks amongst any of our directors.

2023 Proxy Statement	37

Corporate Governance

Nominating and Corporate Governance Committee
Members Paul T. Dacier (Chair) John R. Egan Vivian Vitale

Principal Responsibilities:

●  Responsible for identifying qualified candidates for election to our Board of Directors and recommending nominees for election as directors at the Annual Meeting

●  Assists in determining the composition of our Board of Directors and its committees

●  Assists in developing and monitoring a process to assess the effectiveness of our Board of Directors

●  Assists in developing and implementing our Corporate Governance Guidelines

●  Assists in U.S. federal security clearance and government contracting matters

The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by Nasdaq.

Mergers and Acquisitions/Strategy Committee
Members Samskriti Y. King (Chair) Rainer Gawlick Charles F. Kane Angela T. Tucci

Principal Responsibilities:

●  Reviews and provide guidance to Company’s management and the Board on the Company’s merger and acquisition strategy as part of overall corporate strategy.

●  Assists management in the review of acquisition transactions to be brought before the Board and the review of our corporate strategy

●  Reviews and evaluates the performance and integration of completed transactions.

●  Makes regular reports to the Board concerning areas of the Committee’s responsibility.

The Board of Directors has determined that each member of the Mergers and Acquisitions/Strategy Committee meets the independence requirements promulgated by Nasdaq.

38

Corporate Governance

Board Oversight

Role of the Board

The Board is elected by shareholders. Except for those matters reserved for stockholder approval, the Board is the ultimate decision-making body of the Company. The Board advises and guides senior management and monitors its performance.

The fundamental role of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Company and its shareholders. In fulfilling that responsibility, the directors may rely on the honesty and integrity of the Company’s senior management and on legal, accounting, financial and other advisors.

Strategic Oversight

Our Board delegates substantial authority in certain areas to the Company’s CEO and senior management enabling and trusting them to run the Company. The Board remains responsible however for overseeing management’s performance within the delegated areas including: strategic initiatives, financial performance, accounting and financial reporting, risk management and compliance.

Our Board engages with the Company’s management regularly and plays a vital role informing management’s understanding of the Company’s strategic objectives and performance drivers while ensuring proper focus on the risks associated with those corporate strategies and continually evaluating the level of authority delegated to management to ensure that it is reasonable.

2023 Proxy Statement	39

Corporate Governance

Our Board of Directors Has a Significant Role in Risk Oversight

Our Board of Directors believes that its oversight responsibility with respect to the various risks confronting our company is one of its most important areas of responsibility and provides further checks and balances on our leadership structure. Our Board of Directors views its oversight of risk as an ongoing process that occurs throughout the year while evaluating the strategic direction and actions of our company. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also determining what level of risk is appropriate for the Company. We believe that having an independent Board Chair enhances our Board’s ability to oversee our risks.

In carrying out this critical function, our Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management directly by our Board and through its committees. Each committee’s specific area of responsibility as it relates to risk management is as follows:

Audit Committee

●  Financial condition, financial statements and financial reporting process

●  Internal controls and accounting matters

●  Cybersecurity matters

●  Conflict of interest issues and compliance with legal and ethical standards

Compensation Committee ● Overall compensation practices, policies and program design ● Inclusion and diversity initiatives ● Human capital management considerations

Nominating and Corporate Governance Committee

●  Corporate governance practices

●  Leadership structure of the Board

●  Director and management succession planning

●  U.S. federal security clearance and government contracting matters

Mergers & Acquisitions / Strategy Committee ● Review of overall company strategy ● Acquisitions and other strategic transactions

Our Board of Directors receives reports from members of senior management on the functional areas for which they are responsible. These reports may include information concerning operational, financial, sales, competitive, legal and regulatory, strategic and other risks, as well as any related management and mitigation.

Board Oversight of ESG
With rising expectations from investors, customers, employees and regulators related to environmental, social and governance issues (ESG), companies are increasingly taking action and implementing ESG initiatives. It is the role of our Board to guide management in connecting the Company’s ESG efforts to the industry, markets, products and strategies that are unique to Progress in order to ensure such efforts are aligned with the best interests of our stakeholders.

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Corporate Governance

Oversight of Cybersecurity
A key area of focus for us is our risk mitigation practices around cybersecurity risk. Cybersecurity protection is vital to our organization and our stakeholders, and we are committed to ensuring that our products, data and systems are secure from potential breach. Our cybersecurity governance team provides periodic updates to the Board and quarterly updates to the Audit Committee on cybersecurity matters, including information about cybersecurity governance processes, the status of projects to strengthen internal cybersecurity and security features of the products and services we provide our customers. Our cybersecurity program includes external audits of our internal and product security practices under top information security standards, including System and Organization Controls (SOC) 2, Health Insurance Portability and Accountability Act of 1996 and Payment Card Industry Data Security Standard. We have implemented a comprehensive cybersecurity training program for all employees, and we have taken steps to mitigate the impact of potential cybersecurity risks, including by procuring a separate cyber insurance policy as part of our comprehensive corporate insurance program.

Director Attendance

Our Board of Directors met five times during the fiscal year ended November 30, 2022. During fiscal 2022, each director nominee attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of all committees of our Board of Directors on which he or she served from and after their election to the Board.

In January 2018, the Board of Directors adopted a policy requiring members of our Board of Directors to attend the Annual Meeting of Shareholders. All members of our Board of Directors virtually attended the 2022 Annual Meeting of Shareholders.

5 meetings in 2022 Our Board holds five regular meetings a year, with special meetings occurring when necessary. 2022 Regular Board Meetings:	Each director attended at least 75% of the total number of meetings of our Board and the Committees on which he or she served during their respective term of service during 2022. In addition, all directors attended our 2022 Annual Meeting of Shareholders.

Our Board’s organizational meeting follows our annual meeting of shareholders. Our Board meets in executive session at every regularly scheduled Board meeting, which is followed by a session of only independent directors led by the Chair. Directors are expected to attend Board meetings, meetings of the Committees on which they serve and our annual meeting of shareholders, with the understanding that on occasion a director may be unable to attend a meeting.

Executive Sessions of Independent Directors

The independent directors of the Board will meet in Executive Session as required and at least two times each year, typically before or after a regularly scheduled Board meeting, and at any other time requested by any independent director. The Executive Sessions are led by the Board Chair.

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Director Compensation

We pay our non-employee directors a mix of cash and equity compensation. Employee directors receive no compensation for their service as directors.

In accordance with the 2022 Director Compensation Plan adopted by the Board, for 2022, our non-employee directors were paid an annual retainer of $275,000, of which $50,000 was paid in cash and $225,000 in equity in the form of deferred stock units (“DSUs”). Committee members and chairs also received the additional compensation described below.

ANNUAL RETAINER	ADDITIONAL ANNUAL CASH RETAINER
	Independent Board Chair $75,000 Audit Committee Chair - $25,000 Members - $20,000 Nominating and Corporate Governance Committee Chair - $12,500 Members - $10,000	Compensation Committee Chair - $25,000 Members - $15,000 Mergers and Acquisitions/Strategy Committee Chair - $25,000 Members - $15,000

Prior to adopting the 2022 Director Compensation Plan, the Compensation Committee received market data from Pay Governance, the Compensation Committee’s independent compensation consultant, and considered whether any changes in director compensation should be proposed. Based on the market data, the Compensation Committee recommended to the Board no changes to director compensation and the Board adopted this recommendation.

The cash retainers for Board and Committee services were paid in June 2022 and the equity retainers were issued in June 2022.

The number of DSUs granted was determined by dividing the equity retainer by the grant-date closing price of our common stock as reported by Nasdaq. The DSUs vest in a single installment on the date of the Annual Meeting, subject to continued service on our Board of Directors through such date. DSUs do not convert to shares of common stock until a director terminates service on the Board of Directors or upon a change in control, whichever occurs first. Prior to March 2019, newly elected directors were also entitled to receive an initial director appointment grant of $300,000 of DSUs in connection with their appointment to our Board of Directors. In March 2019, the Board of Directors eliminated this initial director appointment grant for future appointees to the Board to remain in line with market practice.

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Director Compensation

Stock Ownership Guidelines

Non-employee members of our Board are required to own shares of Progress common stock. The Board of Directors sets and periodically reviews and makes changes to these ownership requirements. In March 2017, our Board of Directors adopted revised stock retention guidelines for non-employee directors. These guidelines provide for all non-employee directors to hold an amount of our common stock, restricted shares and/or DSUs having a value equal to at least five times the annual cash retainer. Directors have five years to attain this ownership threshold. As of the date of this Proxy Statement, all non-employee directors are in compliance with the stock ownership guidelines.

Director Compensation Table—Fiscal 2022

The following table sets forth a summary of the compensation paid or granted to our non-employee directors for service on our Board in 2022.

Name	Unvested DSUs Outstanding at November 30, 2022(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	Total ($)
Paul T. Dacier	4,967	62,500	225,005	287,505
John R. Egan	4,967	135,000	225,005	360,005
Rainer Gawlick	4,967	85,000	225,005	310,005
Charles F. Kane	4,967	90,000	225,005	315,005
Samskriti Y. King	5,642	95,000	225,005	320,005
David A. Krall	4,967	75,000	225,005	300,005
Angela T. Tucci	5,642	80,000	225,005	305,005
Vivian Vitale	4,967	75,000	225,005	300,005
(1)	The number of outstanding unvested DSUs held by each director as of November 30, 2022, is shown. No director held stock options.
(2)	Represents the fair value of the awards measured at the grant date. The number of units granted to each director in 2022 was determined by dividing the grant date value of the award, $225,000, by $45.30, the closing price of our common stock on June 30, 2022, rounded up to the nearest whole unit.

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Our Executive Officers

The following table sets forth certain information regarding our current executive officers and key employees.

Name	Age	Position
Yogesh Gupta	62	President and Chief Executive Officer
Anthony Folger	51	Executive Vice President, Chief Financial Officer
John Ainsworth	58	Executive Vice President and General Manager, Application and Data Platform
Loren Jarrett	48	Executive Vice President and General Manager, Digital Experience
Kathryn Kulikoski	46	Executive Vice President, Chief People Officer
Jennifer Ortiz	47	Executive Vice President, Marketing
Ian Pitt	56	Executive Vice President, Chief Information Officer
Jeremy Segal	52	Executive Vice President, Corporate Development
Sundar Subramanian	44	Executive Vice President and General Manager, Infrastructure Management
YuFan Stephanie Wang	40	Executive Vice President, Chief Legal Officer and Corporate Secretary

Named Executive Officers

Yogesh Gupta President and Chief Executive Officer Age: 62 Background:
Mr. Gupta became President and Chief Executive Officer in October 2016. Since he is also a Board member, his biography appears on page 24 in Proposal One: Election of Directors.

Anthony Folger Executive Vice President, Chief Financial Officer Age: 51 Background:
Mr. Folger joined Progress as Chief Financial Officer in January 2020. As CFO, Mr. Folger is responsible for our finance and accounting, financial planning, treasury, tax and investor relations functions. Prior to joining Progress, Mr. Folger was Chief Financial Officer and Treasurer of Carbonite, Inc., from January 2013 until Carbonite was acquired by OpenText Corporation in late December 2019. Prior to that time, from June 2006 to December 2012, Mr. Folger held a variety of senior leadership positions at Acronis AG, including Chief Financial Officer from October 2008 to December 2012.

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Our Executive Officers

John Ainsworth Executive Vice President and General Manager, Application and Data Platform Age: 58 Background:
Mr. Ainsworth joined Progress as Senior Vice President, Products-Core in January 2017 and was elevated to Executive Vice President in November 2021. Since December 2022, Mr. Ainsworth has been serving as the General Manager for the Application and Data Platform business unit (“ADP”). As General Manager, Mr. Ainsworth is responsible for guiding all aspects of engineering, support and sales for ADP. Prior to taking on this role, Mr. Ainsworth was responsible for the product management, product marketing, technical support and engineering functions for OpenEdge, Corticon, DataDirect Connect, DataDirect Hybrid Data Pipeline, Sitefinity, MOVEit, WhatsUp Gold, Kemp Loadmaster and Kemp Flowmon. Before joining Progress, Mr. Ainsworth was Senior Vice President, Engineering Services at CA Technologies, Inc., a position he assumed in April 2016. Prior to that time, Mr. Ainsworth held various senior positions within CA Technologies, Inc., which he joined through acquisition in 1994.

Loren Jarrett Executive Vice President and General Manager, Digital Experience Age: 48 Background:
Ms. Jarrett joined Progress as Chief Marketing Officer in January 2017. She transitioned to Senior Vice President and General Manager of our Developer Tools Business in June 2019 and was elevated to Executive Vice President in November 2021. Ms. Jarrett currently serves as Executive Vice President and General Manager of the Digital Experience business unit. She has been in this role since December 2022. As General Manager, Ms. Jarrett is responsible for sales, product management, product marketing, demand generation, technical support and engineering for Progress’ Digital Experience business. Prior to joining Progress, Ms. Jarrett was Chief Marketing Officer at Acquia, from 2015 until December 2016, Chief Marketing Officer at Kaseya, Inc. from 2013 until 2015 and Vice President, Corporate Charge Card and Loyalty Products at American Express, in 2013. Prior to that time, Ms. Jarrett was Vice President, Product Management and Strategy at Oracle Corporation from 2011 until 2012 and Senior Vice President of Marketing and Product Management at FatWire from 2007 until its acquisition by Oracle in 2011.

Jeremy Segal Executive Vice President, Corporate Development Age: 52 Background:
Mr. Segal joined Progress as Senior Vice President, Corporate Development in May 2020 and was elevated to Executive Vice President in November 2021. In this role, Mr. Segal is responsible for leading our inorganic growth strategy to deliver sustained shareholder value through accretive acquisitions. Prior to joining our company, Mr. Segal was Global Head of Corporate Development at LogMeIn, a position he assumed in September 2019. Prior to that time, Mr. Segal was Vice President, Corporate Development at LogMeIn beginning in March 2016. Prior to that time, Mr. Segal was Vice President, Corporate Development at Akamai Technologies, which he joined in April 2000.

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Proposal 2	Advisory Vote on Compensation of Our Named Executive Officers	Our Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

In accordance with Section 14A of the Exchange Act, we are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. We urge you to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and related compensation tables and narrative, which provide detailed information on the 2022 compensation of our named executive officers. We believe our executive compensation programs demonstrate our pay-for-performance philosophy, which creates alignment with our shareholders and drives the creation of sustainable long-term stockholder value.

Board Recommendation

We are asking our shareholders to indicate their support for the compensation of our named executive officers, as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the “Summary Compensation Table” and the other related tables and narrative disclosure.”

This say-on-pay vote is advisory only and not binding on the Company, the Compensation Committee or our Board of Directors. Although the vote is advisory, our Board of Directors and our Compensation Committee value the opinions of our shareholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.

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Compensation Discussion and Analysis

Introduction

This “Compensation Discussion and Analysis” section describes the elements of our compensation programs for our executive officers. This section also provides an overview of our executive compensation philosophy and analyzes how and why the Compensation Committee of our Board of Directors arrives at specific compensation decisions and policies.

We describe below our compensation philosophy, policies, and practices relating to the fiscal year ended November 30, 2022, with respect to the following “named executive officers” (“NEOs”), whose compensation is set forth in the “Summary Compensation Table” and other compensation tables contained in this Proxy Statement:

Yogesh Gupta President and Chief Executive Officer	Anthony Folger Executive Vice President, Chief Financial Officer	John Ainsworth Executive Vice President and General Manager, Application and Data Platform	Loren Jarrett Executive Vice President and General Manager, Digital Experience	Jeremy Segal Executive Vice President Corporate Development

We present our Compensation Discussion and Analysis in the following sections:

1	Executive Summary In this section, we discuss our strategy, our fiscal 2022 corporate performance and certain governance aspects of our executive compensation program.	See page 48
2	Executive Compensation Program In this section, we describe our executive compensation philosophy and process and the material elements of our executive compensation program.	See page 51
3

2022 Executive Compensation Decisions

In this section, we provide an overview of our Compensation Committee’s executive compensation decisions for fiscal 2022 and certain actions taken before or after fiscal 2022, when doing so enhances the understanding of our executive compensation program.

See page 56
4	Other Executive Compensation Matters In this section, we describe our other compensation policies and review the accounting and tax treatment of compensation.	See page 66

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Compensation Discussion and Analysis

Executive Summary

Fiscal 2022 Performance

As outlined below, our financial and operating performance in fiscal 2022 was strong across virtually every financial metric and we benefited from steady demand across virtually all our products lines and markets. Our employees, most of whom continued to work remotely, worked tirelessly, enabling us to execute exceptionally well against our strategic plan.

Highlights of our fiscal 2022 operational and financial results include:

Exceeded revenue guidance on both a GAAP and non-GAAP basis for each fiscal quarter of, and full year, fiscal 2022	Exceeded top end of earnings per share guidance on both a GAAP and non-GAAP basis for each fiscal quarter of, and full year, fiscal 2022

Annualized recurring revenue (“ARR”) of $497 million as of the end of fiscal 2022, increased 3.5% year-over-year on a constant currency basis	Achieved cash flows from operations of over $192 million Achieved record adjusted free cash flow (non-GAAP) of over $189 million	Shareholder-focused capital allocation Over $108 million of capital returned to shareholders in fiscal 2022, including more than $31 million in dividends

Above 101% NDRR net dollar retention rate (current period ARR divided by prior period ARR) as of the end of fiscal 2022, illustrating our predictable and durable revenue performance

Successful integration of Kemp, which closed in October of 2021

20% Operating Margins 40% Non-GAAP Operating Margins
(FY22 non-GAAP operating margins exceeded our stated target of +35%

Diluted earnings per share was $2.15 in FY22, up 22%
Non-GAAP diluted earnings per share was $4.13 in FY22, up 7%

Key product releases, including Developer Tools, Sitefinity DX, WhatsUp Gold, Chef Cloud
Security, MOVEit, Flowmon and DataDirect.

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Compensation Discussion and Analysis

Fiscal 2022 Compensation Structure

The Compensation Committee’s philosophy is to tie executive pay to Company performance, thereby creating alignment with our shareholders and driving the creation of sustainable long-term stockholder value. Despite the challenges presented by geopolitical tensions and economic volatility during fiscal year 2022, our compensation programs continued to reflect this philosophy and compensation earned reflected our business achievements.

Our fiscal 2022 budget and operating plan prioritized enhancing customer retention and reflected our expectations for strong recurring revenue and high renewal rates but limited revenue growth beyond the inclusion of Kemp for the entire fiscal year. Consistent with past years, we also prioritized operating our business as efficiently as possible to strengthen Progress for the benefit of shareholders which included internal reorganization work to better align our products and go-to-market strategy.

As was the case in fiscal 2021, the Compensation Committee utilized a combination of short and long-term compensation programs to advance our strategy.

2022 Executive Compensation Highlights

●  Base Salaries for our named executive officers targeted at market competitive levels

●  100% of annual cash bonuses for our named executive officers tied to achieving pre-established financial objectives that are difficult to attain and require achievement closely linked to our annual operating plan and budget and publicly announced expectations

●  Payouts under the annual cash bonuses capped at 150% of target amounts

● 50% of annual target equity opportunity for our named executive officers was delivered in the form of cliff-vested performance-based stock awards tied to three-year relative total shareholder return and cumulative operating income metrics

● 30% of annual target equity opportunity for our named executive officers was delivered in the form of time-based restricted stock units and 20% in the form of stock options

Our fiscal 2022 compensation structure at the start of fiscal 2022 was consistent with our fiscal 2021 compensation structure. As described below, the Compensation Committee modified the fiscal 2022 long-term performance-based restricted stock units (“PSUs”) applicable to the NEOs by adjusting the weighting of the performance measures. The Compensation Committee reviewed our fiscal 2022 compensation structure in November 2021 and January 2022 in consultation with Pay Governance, our external compensation consultant. Consistent with prior years, our annual incentive bonus plan was designed to achieve financial goals related to our business plan for fiscal 2022 and in line with our financial guidance to shareholders.

For fiscal 2022, payouts under our Corporate Bonus Plan were made at 112% of target, based on our solid performance. The construct, underlying metrics and resulting performance and payout outcome under the Corporate Bonus Plan are described further in the section below entitled “Cash Incentive Compensation”.

The three-year performance period for PSUs awarded under our 2020 Long-Term Incentive Plan (“LTIP”) ended on November 30, 2022. Based on our relative total shareholder return (“TSR”) during that period, we achieved a final payout of 127.5% for the TSR metric and 191% performance for the cumulative total operating income metric. As a result, 159% of the awarded PSUs were earned, as described further in the section entitled “2022 Executive Compensation Decisions – Equity Compensation – LTIP PSUs” below.

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Compensation Discussion and Analysis

Compensation Governance

What We Do:	What We Don’t Do:

  70% of annual equity award is performance-based, through performance-based stock units and stock options.

  Grant performance-based equity awards with performance measures that span three years

  Utilize different measures for performance equity awards and cash incentives

  Maintain stock ownership guidelines to ensure our directors’ and executives’ interests are aligned with those of our shareholders

  Clawback Policy: committed to updating compensation recovery policy in line with the SEC’s recently updated rules and Nasdaq’s proposed listing standards (when available)

  Cap the amounts our executives can earn under our annual incentive plans

  Compensation Committee retains independent compensation consultant

No perquisites No guaranteed salary increases or non-performance-based bonuses No pledging or hedging of company stock by directors or executive officers No excise tax gross-ups

Response to 2022 Say-on-Pay Vote and the Evolution of our Executive Compensation Programs

We value the input of our shareholders on our compensation programs. We hold an advisory vote on executive compensation on an annual basis. We also regularly seek feedback from our shareholders to better understand their opinions on governance issues, including compensation. The Compensation Committee carefully considers stockholder feedback and the outcome of each vote when reviewing our executive compensation programs each year.

At our 2022 annual shareholders meeting, approximately 96% of the votes cast approved, on an advisory basis, our executive compensation for fiscal year 2021. As shown in the table at right, for each of the past six years, we received approximately 96% or greater, support with respect to the advisory vote on executive compensation.

Say-on-Pay Votes (2017-2022)

The Compensation Committee will continue to consider the outcome of our say-on-pay votes and our shareholders’ views when making future compensation decisions for our executives.

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Compensation Discussion and Analysis

Executive Compensation Program

Philosophy and Objectives

Our philosophy is to reward executive officers based upon corporate performance, as well as to provide long-term incentives for the achievement of financial and strategic goals. We use a combination of cash compensation, composed of base salary and an annual cash bonus program, long-term equity incentive compensation programs and a broad-based benefits program to create a competitive compensation package for our executive management team. We tie the payment of cash and long-term equity incentive compensation to executive officers exclusively to the achievement of financial objectives.

The Compensation Committee uses the following principles to guide its decisions regarding the compensation of our executive officers:

Pay for Performance	Total compensation should reflect a “pay-for-performance” philosophy in which more than 50% of each executive officer’s compensation is tied to the achievement of company financial objectives. Cash compensation for our executive officers is weighted toward short-term incentive bonus awards tied to company financial objectives that are difficult to attain and require achievement closely linked to our annual operating plan and budget and publicly announced expectations. Long-term incentive awards, namely PSUs and stock options, also ensure pay and performance alignment over the long term.
Alignment with Shareholders’ Interests	Total compensation levels should include long-term performance-based equity awards to align executive officer and stockholder interests.
Internal Parity	To the extent practicable, base salaries and short- and long-term incentive targets for similarly situated executive officers should be comparable to avoid divisiveness and encourage teamwork, collaboration and a cooperative working environment.
External Competitiveness	Total compensation should be competitive with peer companies so that we can attract and retain high performing key executive talent. To achieve this goal within market ranges, our Compensation Committee annually reviews the compensation practices of other companies in our peer group, as discussed in the “Peer Group” section below.

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Compensation Discussion and Analysis

Compensation Review Process

January	March	June	September	November

●  Determine achievement under prior period performance-based compensation

●  Review pay-for-performance alignment

●  Grant annual performance-based and time-based equity awards

●  Establish executive compensation for year

	● Review Compensation Discussion and Analysis ● Review non-executive Board of Directors compensation	● Review annual say-on-pay vote results and proxy advisor recommendations ● Consider Performance criteria for next fiscal year ● Review Compensation Committee Charter	● Review and establish compensation peer group for upcoming year ● Review executive compensation trends and regulatory updates	● Review equity use and forecast expense ● Establish final performance-based compensation plans for next year

Role of Compensation Committee

Toward the end of each fiscal year, the Compensation Committee begins the process of reviewing executive officer compensation for the next fiscal year. The Compensation Committee is provided with reports from its independent compensation consultant comparing our executive compensation and equity granting practices relative to the market and to our peer group. The Compensation Committee reviews recommendations from management on the current fiscal year annual and long-term incentive compensation programs. The Compensation Committee then reviews and approves any changes to executive officers’ total target cash compensation and long-term equity incentive compensation. The Compensation Committee reviews all recommendations considering our compensation philosophy and seeks input from its independent compensation consultant prior to making any final decisions.

The Compensation Committee meets in executive session (without management) with its independent compensation consultant to deliberate on executive compensation matters. None of our executive officers participate in the Compensation Committee’s deliberations or decisions regarding their own compensation.

Role of Chief Executive Officer

Our Chief Executive Officer makes recommendations to the Compensation Committee with respect to compensation for his direct reports (including our other named executive officers). In making these recommendations, the factors considered include market data, tenure, individual performance, responsibilities and experience levels of the executives, as well as the compensation of the executives relative to one another.

These initial CEO recommendations are presented at Compensation Committee meetings. The Total Rewards team within our People function and individuals within our Finance and Legal teams support the Compensation Committee in the performance of its responsibilities. During fiscal 2022, our Chief Financial Officer, Chief Legal Officer, Chief People Officer and Vice President, Global Rewards & Systems attended the Compensation Committee meetings to provide perspectives on the competitive landscape, the needs of the business, information about our financial performance and relevant legal and regulatory developments.

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Compensation Discussion and Analysis

Role of Compensation Consultant

Our Compensation Committee again retained Pay Governance to advise it on matters related to executive compensation for fiscal 2022.

Other than providing limited guidance regarding our broad-based equity plan design for all employees, which was approved by the Compensation Committee, Pay Governance did not provide any services for management in fiscal 2022. Pay Governance consulted with our management when requested by the Compensation Committee and only as necessary to obtain relevant compensation and performance data for the executives as well as essential business information so that it could effectively support the Compensation Committee with appropriate competitive market information and relevant analyses.

During fiscal 2022, Pay Governance provided a range of services to the Compensation Committee to support the Compensation Committee’s agenda and obligations under its charter, including providing advice relating to the impact of regulatory updates, industry trends and peer group compensation data, advice on the structure and competitiveness of our compensation programs, advice on the consistency of our programs with our executive compensation philosophy and advice on director compensation. Representatives of Pay Governance also attended Compensation Committee meetings.

The Compensation Committee assessed the independence of Pay Governance and determined that Pay Governance is independent of our company and has no relationships that could create a conflict of interest with us. As part of its assessment, the Compensation Committee considered the fact that Pay Governance did not provide any other services to us and consults with our management only as necessary to provide the services described above.

Peer Group

To assist the Compensation Committee in making decisions on total compensation for executives and company-wide equity grants, the Compensation Committee utilizes peer and industry group data and analyses. Each year, as necessary, the Compensation Committee reviews with its independent compensation consultant the list of peer companies as points of comparison to ensure that comparisons are meaningful.

With management’s input, and focus on the following considerations, Pay Governance provided recommendations on the composition of our peer group for fiscal 2022.

General Description

Application Software or Systems Software companies which operate in similar or related businesses and with which Progress competes for business or talent.

Criteria Considered

●	Publicly traded on a major U.S. exchange and based in U.S.

●	Revenues-0.5x to 2.5x of Progress

●	Market Cap-0.2x to 5.0x of Progress

●	Qualitative Factors:

●	Proxy advisor-defined peers

●	Recent financial performance

●	Growth and profitability (including dividend payors) profiles

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Compensation Discussion and Analysis

For fiscal 2022, the Compensation Committee removed four peer companies utilized in 2021 and added two new peer companies as shown in the table below. The four companies removed (HubSpot Inc., MongoDB, Inc., Synchronoss Technologies, Inc. and Talend S.A) either no longer meet our criteria for inclusion (e.g., market caps above/below the ranges specified above) or were acquired during 2021.

Peer Group List
Aspen Technology, Inc.	Cornerstone OnDemand, Inc.	QAD Inc.
Avid Technology, Inc.	Everbridge, Inc.	Rapid7, Inc.
Appian Corporation	Manhattan Associates, Inc.	SailPoint Technologies Holdings, Inc.
Blackbaud, Inc.	MicroStrategy, Incorporated	SPS Commerce, Inc.
Bottomline Technologies (de), Inc.	OneSpan Inc.	Upland Software, Inc.*
CommVault Systems, Inc.	Pegasystems, Inc.	Xperi Holding Corporation*

*	Added for 2022.

Pay Governance then prepared a compensation analysis based on survey data and data gathered from publicly available information for our peer group companies. Pay Governance separately analyzed and advised the Compensation Committee regarding the pay practices of companies engaged in a total growth strategy like ours.

As of November 30, 2022 ($Ms)

Survey Data

The executive compensation analysis prepared by Pay Governance included data from Radford’s 2020 Global Technology Survey for companies with revenues similar to ours. The Compensation Committee used this data to compare the current compensation of our named and other executive officers to the peer group and to determine the relative market value for each position, based on direct, quantitative comparisons of pay levels. The survey data was used when there was a lack of public peer data for an executive’s position and to obtain a general market understanding of current compensation practices.

Competitive Positioning

Fiscal 2022 target total direct compensation for our named executive officers was set by the Compensation Committee based predominantly on competitive pay practices, as reflected in the peer group and survey data. The Compensation Committee reviews market data at the 25th, 50th and 75th percentile and, for 2022, sought to target total direct compensation for the named executive officers as a group at the 50th percentile of our peer group in setting our executive compensation programs. Additional adjustments were considered based on individual tenure, experience, performance, criticality of role, succession planning, internal pay equity and historical pay levels, as well as the level of an executive officer’s unvested equity awards and incentives.

Components of Executive Compensation

Compensation for our named executive officers currently consists of three primary components that are designed to reward performance in a simple and straightforward manner: base salary, annual cash bonus and long-term equity awards. The objectives and key attributes of these components, as well as how each element accomplishes the goals and objectives of our overall program are summarized below.

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Compensation Discussion and Analysis

Compensation Element
CEO	Other NEOs	Objective	Key Attributes	Key Features
Base Salary
		To secure and retain services of key executive talent by providing a fixed level of cash compensation	Aligns with scope and complexity of role and prevailing market conditions; salary levels are generally at market median	Adjustments may be made to reflect market conditions for a position, changes in responsibilities, individual performance or internal pay equity
Annual Cash Bonus
		To encourage and reward annual corporate performance that enhances short and long-term stockholder value	100% financial/formulaic Fiscal 2022 metrics utilized are: ● Total non-GAAP revenue (40%) ● Total non-GAAP operating income (40%) ● Total adjusted free cash flow (20%)	Cash bonuses are based on percentage of base salary, with actual awards based exclusively on attainment of objective corporate financial goals. For General Managers, a small portion of the total bonus opportunity is also tied to business unit performance goals.(1)
PSUs under the Long-Term Incentive Plan
To align interests of management with those of our shareholders with the goal of creating long-term growth and value

Three-year performance period with cliff-vesting 50% of annual equity award

Performance metrics utilized are:

●  75% operating income (subject to 35% annual operating margin threshold)

●  25% relative TSR in comparison to the S&P Software and Services Select Industry Index

Restricted Stock Units
		To retain executive talent	Time-based over three years with vests every six months to support retention 30% of annual equity award
Stock Options
		To align interests of management with those of our shareholders with the goal of creating long-term growth and value	Time-based over four years with a 7-year expiration and vests every six months.
			20% of annual equity award	Exercise price equal to fair market value on date of grant

(1)	Loren Jarrett is the only named executive officer who served as a General Manager in fiscal 2022, therefore a portion of her overall bonus target is tied to the performance of her business unit during fiscal 2022. Her overall annual cash bonus is 60% of her base salary, with 50% tied to corporate performance and 10% tied to business unit metrics.

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Compensation Discussion and Analysis

2022 Executive Compensation Decisions

Program Design

Consistent with its pay-for-performance philosophy, the Compensation Committee emphasized alignment with our long-term business goals in designing our executive compensation programs for fiscal 2022. Our executive compensation programs for fiscal 2022 were designed to reflect our continued commitment to the goals of our total growth strategy:

●	Be the trusted provider of the best products to develop, deploy and manage high-impact business applications.

●	Focus on customer and partner retention to drive recurring revenue and increased profitability.

●	Execute our total growth strategy driven by targeting accretive M&A.

●	Execute our capital allocation strategy.

Pay Mix

In setting the mix among the different elements of executive compensation, we do not target specific allocations, but generally weight target compensation more heavily toward performance-based compensation, both cash and equity. The percentage of performance-based compensation for our executive officers and other employees increases with job responsibility, reflecting our view of internal pay equity and the ability of a given employee to contribute to our results. We also generally align our compensation mix with the practices of our peer group when possible and to the extent consistent with our compensation strategy and business plan.

As shown in the charts below, the total direct compensation mix for Mr. Gupta and our other named executive officers in fiscal 2022 was closely aligned with our peer group.

Progress - CEO	Peers - CEO

91% Performance-based Compensation	85% Performance-based Compensation
Progress - CFO	Peers - CFO

85% Performance-based Compensation	80% Performance-based Compensation
Progress - Other NEOs	Peers - Other NEOs

76% Performance-based Compensation	76% Performance-based Compensation

  “Other NEOs” reflects average of NEO salaries, excluding CFO

These allocations reflect our belief that a significant portion of our named executive officers’ compensation should be performance-based and therefore “at risk” based on Company performance, as well as subject to service requirements. Since our cash incentive opportunities and equity incentive awards have both upside opportunities and downside risks and our actual performance can deviate from the target goals, the amount of compensation earned will differ from the target allocations.

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Compensation Discussion and Analysis

Individual Considerations

Below is a summary of the fiscal compensation decisions and, where applicable, changes for each named executive officer from fiscal 2021.

Yogesh Gupta President and Chief Executive Officer

2022 Target (in $ millions) Total Target Annual Compensation: $6,650,000

●  Target Annual Cash Compensation: $1,150,000

●  Target Annual Equity Compensation: $5,500,000

The Committee evaluated Mr. Gupta’s fiscal 2021 total target annual compensation against our compensation peer group to determine if changes should be made. Based on this evaluation, we determined that the value of Mr. Gupta’s target annual equity compensation should be increased to $5,500,000 for fiscal 2022, with 50% of the award in the form of LTIP PSUs, 30% in time-based RSUs and 20% in the form of stock options.

Alignment of CEO Realizable Pay Value and Performance

The Compensation Committee reviews realizable pay value analyses for the executive officers to inform design and award levels for long-term incentive awards. We believe our overall executive compensation program has been effective at driving the achievement of our target financial and strategic results, appropriately aligning executive pay and corporate performance and enabling us to attract and retain top executives within our industry.

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Compensation Discussion and Analysis

When results do not meet our expectations, our named executive officers receive compensation that is below our target levels and may be below market in comparison to our peer group. The table below shows the target and realizable pay for our CEO, Mr. Gupta, for fiscal years 2020 through 2022. The realizable pay values shown below are as of our 2022 fiscal year-end, November 30, 2022. Realizable pay calculations show the potential value of pay as of a specific date; however, the actual pay realized will vary due to performance, vesting provisions and changes in stock price.

	Total Target Compensation ($)(1)	Total Realizable Compensation ($)(2)	Realizable Pay as a Percentage of Target Pay %
2020	5,000,000	5,861,785	117%
2021	5,650,000	8,983,460	159%
2022	6,650,000	8,180,276	123%
Average 2020-2022	5,766,667	7,675,174	133%

(1)	Total Target Compensation is defined as the sum of (a) annual base salary, (b) target bonus, (c) the value of stock options awarded, equal to the number of options granted multiplied by the Black-Scholes value of such options on the grant date, (d) the value of RSUs awarded, equal to the number of RSUs granted multiplied by the closing price of our stock on the grant date and (e) the value of PSUs awarded under our LTIP, equal to the number of PSUs granted assuming 100% performance multiplied by the closing price of our stock on the grant date.
(2)	Total Realizable Compensation is defined as the sum of (a) annual base salary, (b) actual corporate bonus plan award paid, (c) the “in-the-money” value of stock options as of November 30, 2022 (the last trading day of our fiscal year 2022), (d) the value of RSUs awarded, equal to the number of RSUs granted multiplied by the closing price of our stock on November 30, 2022, which was $53.32 and (e) the value of PSUs awarded, determined by measuring the performance thus far in the performance period and determining the resulting level of assumed payout as of the most recent fiscal year end. With respect to the 2020 LTIP PSUs, the amounts in this column reflect that based on our relative TSR during the three-year performance period, we performed at a final payout of 127.5% performance for the TSR metric and 191% level of performance for the cumulative total operating income metric and, as a result, 159% of the awarded PSUs were earned. With respect to each of the 2021 and 2022 LTIP PSUs, we have assumed achievement of both the total shareholder return and the operating income metrics based on Company performance as of November 30, 2022, and determined the resulting level of payout. As a result of our financial performance in fiscal years 2020, 2021 and 2022, Mr. Gupta earned 94%, 150%, and 112% of his annual bonus, respectively.

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Compensation Discussion and Analysis

Anthony Folger Chief Financial Officer

2022 Target (in $ millions) Total Target Annual Compensation: $2,684,750

●  Target Annual Cash Compensation: $684,750

●  Target Annual Equity Compensation: $2,000,000

The Compensation Committee and CEO evaluated Mr. Folger’s fiscal 2021 total target annual cash compensation against our compensation peer group, Mr. Folger’s individual contributions and overall Company performance. The CEO recommended and the Committee approved an increase to Mr. Folger’s base salary to $415,000 and an increase to his target annual equity compensation to $2,000,000 for fiscal 2022.

For fiscal 2022, Mr. Folger’s target bonus was tied to performance under the Corporate Bonus Plan.

John Ainsworth Executive Vice President and General Manager, Application and Data Platform

2022 Target (in $ millions) Total Target Annual Compensation: $1,585,000

●  Target Annual Cash Compensation: $585,000

●  Target Annual Equity Compensation: $1,000,000

The Compensation Committee and CEO evaluated Mr. Ainsworth’s fiscal 2021 total target annual compensation against our compensation peer group and his individual, business unit and overall Company performance. Based on this evaluation, the CEO recommended, and the Committee approved an increase to Mr. Ainsworth’s base salary to $390,000 and an increase to his target annual equity compensation to $1,000,000 for fiscal 2022.

For fiscal 2022, Mr. Ainsworth’s target bonus was tied to performance under the Corporate Bonus Plan.

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Compensation Discussion and Analysis

Loren Jarrett Executive Vice President and General Manager, Digital Experience

2022 Target (in $ millions) Total Target Annual Compensation: $1,624,000

●  Target Annual Cash Compensation: $624,000

●  Target Annual Equity Compensation: $1,000,000

The Compensation Committee and the CEO evaluated Ms. Jarrett’s fiscal 2021 total target annual cash compensation against our compensation peer group, her individual, business unit and overall Company performance. Based on this evaluation, The CEO recommended and the Committee approved an increase to Ms. Jarrett’s base salary to $390,000 and an increase to her target annual equity compensation to $1,000,000 for fiscal 2022.

As the only named executive officer who served as a General Manager in fiscal 2022, Ms. Jarrett’s target bonus was composed of two parts: five-sixths of this target was tied to performance under the Corporate Bonus Plan and one-sixth of this target was tied to financial objectives with respect to the products for which she served as General Manager.

Jeremy Segal Executive Vice President Corporate Development

2022 Target (in $ millions) Total Target Annual Compensation: $1,525,000

●  Target Annual Cash Compensation: $525,000

●  Target Annual Equity Compensation: $1,000,000

The Compensation Committee and CEO evaluated Mr. Segal’s fiscal 2021 total target annual compensation against our compensation peer group and his individual, business unit and overall Company performance. Based on this evaluation, the CEO recommended, and the Committee approved an increase to Mr. Segal’s base salary to $350,000 and an increase to his target annual equity compensation to $1,000,000 for fiscal 2022.

For fiscal 2022, Mr. Segal’s target bonus was tied to performance under the Corporate Bonus Plan.

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Compensation Discussion and Analysis

Cash Compensation

Cash Incentive Compensation

Annual Cash Bonus

It is our philosophy to base a significant portion of each executive officer’s total compensation opportunity on performance incentives. Our annual bonus plan is intended to motivate eligible participants toward overall business results, to tie their goals and interests to those of the Company and its shareholders and to enable the Company to attract and retain highly qualified executives. Our bonus plan is administered by our Compensation Committee.

The Compensation Committee set the target annual cash incentive opportunity for 2022 (expressed as a percentage of base salary earned during the year) for each named executive officer in January 2022. In setting the target levels, the Compensation Committee considered each named executive officer’s 2022 target total cash opportunity against the peer group data provided by our independent compensation consultant, internal pay equity and the roles and responsibilities of the named executive officers. The Compensation Committee believes that the target annual cash bonus opportunity should make up a larger portion of an executive officer’s total target cash compensation as the executive’s level of responsibility increases.

The Compensation Committee set each named executive officer’s cash bonus target at the same percentage as their respective target opportunity in 2021. In Ms. Jarrett’s case, as the only named executive officer who served as a General Manager in fiscal 2022, five-sixths of her respective target bonus was tied to performance under the fiscal 2022 Corporate Bonus Plan and one-sixth of her respective target was tied to performance under the fiscal to financial objectives with respect to the products for which she is responsible.

2022 Plan Design

In January 2022, the Compensation Committee approved the fiscal 2022 Corporate Bonus Plan. For fiscal 2022, the Compensation Committee adopted three plan metrics for the Corporate Bonus Plan applicable to our named executive officers, all of which would be utilized to determine funding and payout under the cash bonus plan. These plan metrics were the same metrics utilized by the Compensation Committee in fiscal 2021.

Performance metric	Weighting	Rationale
Non-GAAP corporate revenue	40%	reflect the priority of customer retention and recurring revenue
Non-GAAP operating income	40%	reflect the priority for efficient scalable operations
Adjusted free cash flow metric	20%	reflect the importance of cash flow on our Total Growth Strategy execution.

Each metric was measured separately and was not impacted by performance with respect to the other metrics. The performance measures selected for our cash bonus plan were designed to support our goals of expanding our non-GAAP operating income, while at the same time preserving our strong cash flow, which would result in increased stockholder returns.

For 2022, the Compensation Committee set the thresholds for purposes of earning any award under the Corporate Bonus Plan at approximately 97% of the total revenue target, approximately 92% of the operating income target and approximately 97% of the adjusted free cash flow target under our fiscal 2022 annual budget. These thresholds are unchanged from 2021.

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Compensation Discussion and Analysis

Amounts Earned under the 2022 Corporate Bonus Plan

As a result of our performance during fiscal 2022, we achieved an overall payout percentage of 112% under the fiscal 2022 Corporate Bonus Plan. For Mr. Gupta and the other executive officers, the actual bonuses earned were based 100% on the financial metrics described above and no portion of the annual bonuses were based on subjective measures.

The following table shows the bonuses earned by our named executive officers under the fiscal 2022 Corporate Bonus Plan.

NEO	Target Annual Bonus ($)	Amount Earned ($)
Yogesh Gupta	575,000	644,000
Anthony Folger	269,750	302,120
John Ainsworth	195,000	218,400
Loren Jarrett(1)	195,000	218,400
Jeremy Segal	175,000	196,000

(1)	Reflects the portion of Ms. Jarrett’s target bonus (five-sixths) that is tied to the Corporate Bonus Plan. The remaining portion (one-sixth) of Ms. Jarrett’s target bonus is tied to financial objectives within the products for which she is the General Manager. For fiscal 2022, Ms. Jarrett earned 112% of the portion of her fiscal 2022 target bonus that was tied to the Corporate Bonus Plan and 99.2% of the portion of her bonus that was tied to the financial objectives within the products for which she is the General Manager.

Equity Compensation

We use equity compensation to attract, retain, motivate and reward our named executive officers and other employees and to align our executives’ interests with those of our shareholders. Equity-based incentive awards are intended to be the longer-term components of our overall executive compensation program and are designed to encourage performance by our executive officers over several years. The Compensation Committee’s decisions regarding the amount and type of equity incentive compensation, the allocation of equity and relative weighting of these awards within total executive compensation have been based on advice provided by our independent compensation consultant and the Compensation Committee’s understanding and individual experiences with market practices of similarly situated companies. We issue annual and new hire equity awards based on guidelines for awards commensurate with position levels and that reflect grant practices within our peer group and the broader software industry generally.

The following is a summary of our fiscal 2022 equity program.

Program	Fiscal 2022 Equity Program
Form of Equity	Time-based Restricted Stock Units equal to 30% of annual grant value
Non-Qualified Stock Options equal to 20% of annual grant value
Performance-Based Stock Units equal to 50% of annual grant value
Performance Periods	PSUs have three-year performance period
Metrics	LTIP PSUs tied 75% to cumulative operating income (subject to 35% annual operating margin threshold) and 25% to relative TSR
Vesting

Time-based RSUs vest in six equal installments over three years
Stock options vest in eight equal installments over four years
LTIP: 3-year cliff vest

●  With respect to TSR metric, participants can earn between 0% to 200% of target amount of LTIP PSUs, with threshold vesting at the 35th percentile achievement, target at 55th percentile and maximum vesting at the 90th percentile

●  With respect to operating income metric, participants can earn between 0% and 200% of the target amount of LTIP PSUs, once operating income criteria is met, subject to a 35% annual operating margin threshold

Frequency of Grant	Annual

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Compensation Discussion and Analysis

Target Value and Award Determination

The Compensation Committee reviews the mix of equity awards granted to our named executive officers on an annual basis. Consistent with the Compensation Committee’s philosophy that a significant portion of the equity mix to named executive officers should be tied to our long-term performance, the Compensation Committee determined that there should be no changes to the equity mix utilized for fiscal 2022. Accordingly, the equity mix for fiscal 2022 was 50% LTIP PSUs, 30% RSUs and 20% stock options.

For the named and other executive officers, to determine the size of the individual annual equity awards, the Compensation Committee, utilizing data provided by Pay Governance, compared the long-term equity incentive compensation levels of our executives with similar positions within our peer group and survey data to determine the long-term equity incentive compensation amount for each executive. The Compensation Committee reviews market data at the 25th, 50th and 75th percentile. In finalizing the amounts of the annual equity awards, the Compensation Committee considers this market data, the CEO’s recommendations, each executive’s performance over a multi-year period and the Committee’s assessment of the value the individual delivers to the organization, the burn rate of the executive grants and the degree to which those amounts would be aligned with our goals of motivating and retaining key employees.

RSUs

RSUs typically vest in six equal installments over a three-year period. In a volatile stock market, RSUs continue to provide value when other forms of equity such as stock options may not, which the Compensation Committee believes is useful in retaining talented executives in unpredictable economic times.

The RSUs awarded as part of the fiscal 2022 equity program were issued on January 20, 2022. The Compensation Committee awarded these RSUs as a dollar amount, which were then converted to RSUs based on our closing stock price on the date of grant.

Stock Options

Stock option awards provide individuals with the right to purchase shares of our common stock at a fixed exercise price, typically for a period of seven years, subject to continuous employment with our company. Stock option grants are intended to correlate executive compensation to our long-term success as measured by our stock price. Stock options are tied to our future success because options granted have an exercise price equal to the closing market value at the date of grant and will only provide value to the extent that the price of our stock increases above the exercise price. As a result, the Compensation Committee views stock options as a form of performance equity, but with a longer-term focus than PSUs, which are tied to three-year performance metrics.

Stock options vest in eight equal installments over a four-year period. We believe that meaningful vesting periods encourage recipients to remain with our company over the long term and, because the value of the awards is based on our stock price, stock options encourage recipients to focus on achievement of longer-term goals, such as strategic growth, business innovation and stockholder return.

The stock options awarded as part of the fiscal 2022 equity program were issued on January 20, 2022. The Compensation Committee awarded these stock options as a dollar amount, which were then converted to stock options based on the Black-Scholes value of our stock options on the date of grant.

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Compensation Discussion and Analysis

LTIP PSUs

We currently have in place a long-term equity incentive compensation plan consisting of PSUs that are earned based on Company performance over a three-year measurement period. PSUs under our long-term equity incentive compensation plan are subject to three-year performance criteria aligned with our business plan and are earned only to the extent the performance criteria are achieved. These PSUs are awarded to the named executive officers and other executive officers and represent 50% of the total annual equity compensation granted to these individuals.

For fiscal 2022, the Compensation Committee, in consultation with Pay Governance and management, reviewed the terms of the fiscal 2021 LTIP to ensure that the plan was aligned with the objectives of the Compensation Committee and with market practices. The Compensation Committee concluded that the fiscal 2021 LTIP met the objectives of the Compensation Committee because the terms of the LTIP tied the vesting of the PSUs to the long-term objectives of achieving both profitable growth and enhanced stockholder value. Pay Governance advised the Compensation Committee that the terms of the fiscal 2021 LTIP were consistent with market practices. Based on this review, the Compensation Committee determined that the metrics and terms of the fiscal 2022 LTIP should remain identical to the fiscal 2021.

With respect to the relative TSR metric, the Compensation Committee left unchanged the payout scale utilized in fiscal 2021 to reflect current trends and stockholder-friendly practices (e.g., above-median performance required to achieve target payout). Participants can earn between 0% and 200% (the payout cap under the LTIP) of the target number of PSUs attributable to the relative TSR metric. The cumulative three-year TSR measure compares the TSR of our common stock against the TSR of companies included in the S&P Software and Services Select Industry Index during the three-year period. Our relative TSR performance must be at the 55th percentile of the index group for 100% of the target award to be earned. Additionally, regardless of our relative position with respect to the S&P Software and Services Select Industry Index, the award with respect to the TSR metric will be capped at 100% if our absolute TSR over the measurement period is negative.

With respect to the operating income metric, participants can earn between 0% and 200% of the target number of PSUs attributable to the operating income metric. In designing the operating income metric to include both operating margin dollar and percentage goals, the Compensation Committee sought to ensure discipline and reinforce, consistent with our stated strategy, that profitable growth and margin expansion/maintenance are key to long-term value creation. The cumulative three-year operating income measure is based on the sum of the operating income amounts for 2022, 2023 and 2024 contained in our 2022 strategic plan.

We must achieve 100% of the operating income target for a given performance period for payout with respect to this metric to occur. Furthermore, with respect to the operating income metric, the 35% annual operating margin threshold “performance gatekeeper” applies at all levels of performance and requires that annual operating margin to be at or above 35% for each of 2022, 2023 and 2024 or no payout can occur with respect to this metric, regardless of cumulative operating income performance.

The below table sets forth the payout criteria for the 2022 LTIP:

		% of Target Earned(1)
Performance Metric	Weight Factor	0%	50%	100%	150%	200%
Relative TSR Performance (% Rank)	25%	<35%	35%	55%	75%	90%
Operating Income (3-year Cumulative)(2)	75%	<$720	N/A	$720	$762	$802

(1)	Award interpolated for performance within stated percentiles
(2)	$ amounts in millions and using budgeted exchange rates. In addition, if operating margin in any of the three annual periods of the performance period is less than 35%, the operating income metric earned will be zero.

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Compensation Discussion and Analysis

The three-year performance period with respect to the LTIP awarded in 2020 (the “2020 LTIP PSUs”) completed on November 30, 2022. Based on the price of our common stock for the 30-day trading period ending November 30, 2022, our TSR compared to the S&P Software & Services Index for the same period placed us in the 66th percentile, meaning that the payout percentage with respect to the TSR metric was 127.5%. Based on our actual total three-year operating income for fiscal 2020, 2021 and 2022, the payout percentage with respect to the operating income metric was 191%. Blending the two metrics together, each weighted at 50%, resulted in a blended 159% payout percentage.

The following table shows the portion of the 2020 LTIP PSUs earned by our named executive officers based on Company performance.

Named Executive Officer	Target LTIP Value ($)	Target PSUs (#)(1)	PSUs Earned
Yogesh Gupta	1,925,000	40,819	65,003
Anthony Folger	800,000	25,405	40,456
John Ainsworth	350,000	7,422	11,819
Loren Jarrett	350,000	7,422	11,819
Jeremy Segal	500,000	12,841	20,448

(1)	Target PSUs for the 2020 LTIP were determined by dividing the Target LTIP Value listed above by the closing price on the date of grant, which was $47.16 for Gupta, Jarrett and Ainsworth and $31.49 on March 30, 2020, for Folger and $38.94 on June 29, 2020, for Segal.

For the fiscal 2022 award under the LTIP, the three-year performance period commenced on December 1, 2021, and will end on November 30, 2024.

Other Compensation Elements

Compensation Element	Objective	Key Features
Other Compensation	To provide benefits that promote employee health and welfare, which assists in attracting and retaining our executive officers	Indirect compensation element consisting of programs such as medical, dental and vision insurance, a 401(k) plan with up to a 3% matching contribution, an employee stock purchase plan program and other plans and programs generally made available to employees
Severance and Change in Control Benefits	To serve our retention and motivational objectives helping our named executive officers maintain continued focus and dedication to their responsibilities and objectivity to maximize stockholder value, including in the event of a transaction that could result in a change in control of our company; particularly important in a time of increased consolidation in our industry and increased competition for executive talent	Provides protection in the event of an involuntary termination of employment under specified circumstances, including following a change in control of our company as described below under “Executive Compensation-Severance and Change in Control Agreements” and “Estimate of Severance and Change in Control Benefits.”

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Compensation Discussion and Analysis

Other Executive Compensation Matters

Timing of Equity Grants

We do not time grants either to take advantage of a depressed stock price or in anticipation of an increase in stock price and have limited the amount of discretion that can be exercised in connection with the timing of awards. We generally make awards only on pre-determined dates to ensure that awards cannot be timed to take advantage of material non-public information.

Equity awards may be made only by the Compensation Committee. The Compensation Committee makes awards only at Compensation Committee meetings and awards are not granted during regular quarterly trading blackout periods.

Stock Ownership Guidelines

In January 2018, our Board of Directors adopted revised stock ownership guidelines for our senior executive officers, including our named executive officers. These guidelines provide for the Chief Executive Officer to hold shares of our common stock having an aggregate value equal to at least three times their base salary. For other senior executive officers, the stock ownership requirement is at least one times their base salary. Executive officers have five years to attain the applicable ownership threshold. As of the date of this Proxy Statement, all the named executive officers met the applicable ownership threshold except Mr. Segal, who joined our company in May 2020 and is still within the allowable window for compliance.

Compensation Recovery Policy

Our current clawback policy provides that in the event of a material restatement of financial statements triggered by executive-level misconduct, we may require that the bonuses and other incentive compensation paid to that executive be forfeited. The amount of incentive compensation subject to recovery would be the amount in excess of what the executive officer would have earned in accordance with the restatement, as determined by the Compensation Committee.

Given the SEC’s recent approval of new clawback requirements, our Board of Directors will review the standards and oversee updates to the Company’s clawback policy to ensure compliance with the final rules.

Hedging and Pledging Policy

Our directors and executive officers are prohibited from engaging in short sales, transactions in derivative securities such as put or call options, hedging transactions or other inherently speculative transactions with respect to our stock. In addition, no director or executive officer may pledge or margin, or make any offer to pledge or margin, any of our stock, including without limitation, borrowing against such stock, at any time. Stock options granted under our stock option plans are not deemed to be derivative securities covered by this policy. Employees, other than our executive officers, are generally permitted to engage in transactions designed to hedge or offset market risk.

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Compensation Discussion and Analysis

Tax and Accounting Considerations and Compensation Recovery Policies

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code imposes additional significant taxes if an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Our severance and change in control agreements described below, including the Employee Retention and Motivation Agreements we entered with our named executive officers, contain provisions that are intended to either avoid the application of Section 409A or, to the extent doing so is not possible, comply with the applicable Section 409A requirements. The Compensation Committee has the sole discretion to change the severance guidelines applicable to executive officers to the extent necessary to avoid the application of Section 409A or comply with applicable Section 409A requirements.

Accounting for Stock-Based Compensation

Stock-based compensation expense reflects the fair value of stock-based awards, measured at the grant date and recognized over the relevant service period. We estimate the fair value of each stock-based award on the measurement date using either the current market price of the stock, the Black-Scholes option valuation model or the Monte Carlo Simulation valuation model.

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Compensation Committee Report

This report is submitted by the Compensation Committee of our Board of Directors. The Compensation Committee has reviewed the “Compensation Discussion and Analysis” included in this Proxy Statement and discussed it with management. Based on such review and discussions, the Compensation Committee has recommended to our Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and in our Proxy Statement for the 2023 Annual Meeting of Shareholders.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Annual Report or Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

David A. Krall, Chair
Angela T. Tucci
Vivian Vitale

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Analysis of Risk Associated with Our Compensation Plans

In setting compensation, the Compensation Committee considers the risks to our shareholders and to the achievement of our goals that may be inherent in the compensation plans and programs for all employees, including our executives. When evaluating our overall executive compensation program, the Compensation Committee considers whether the program is based on the appropriate philosophy, benchmarked against the appropriate peer group and balanced between long and short-term performance targets and company and individual performance. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe our compensation plans and programs are appropriately structured so as not to encourage our employees to take excessive or unreasonable risks.

We considered the following elements of our compensation plans and policies when evaluating whether such plans and policies are structured to encourage our employees to take unreasonable risks:

●	A detailed planning process with executive or Compensation Committee oversight exists for all compensation programs.
●	The proportion of an employee’s performance-based pay increases as the responsibility and potential impact of the employee’s position increases, which structure is in line with market practices.
●	Compensation consists of both fixed and variable components. The fixed portion (i.e., base salary) and variable portion (i.e., performance-based bonus and equity awards) provide a mix of compensation intended to produce corporate performance without encouraging excessive risk.
●	We set performance goals that we believe are strategically focused and consistent with building long-term stockholder value.
●	We use consistent corporate performance metrics from year-to-year rather than changing the metric to take advantage of changing market conditions.
●	Our short-term incentive plans are capped as to the maximum potential payout, which we believe mitigates excessive risk taking by limiting bonus payments even if we dramatically exceed the performance targets.
●	We modify the short-term and long-term incentive plans to reflect acquisitions consistent with our internal acquisition model, five-year strategic plan and publicly announced expectations.
●	The time-based vesting for RSUs and stock options ensures that our executives’ interests align with those of our shareholders for the long-term performance of our company.
●	Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.
●	Our long-term performance-based equity awards are based on multi-year criteria that align with our shareholders’ interests that we grow our company in a highly profitable and disciplined manner.
●	In accordance with our written stock option grant policy, all equity grants must occur at a meeting of the Compensation Committee and management has no authority to issue equity.
●	The Compensation Committee retains and does not delegate any of its power to determine matters of executive compensation.
●	We maintain a system of controls and procedures designed to ensure that amounts are earned and paid in accordance with our plans and programs.
●	We do not allow our executives and directors to hedge their exposure to ownership of, or interest in, our stock. We also do not allow them to engage in speculative transactions with respect to our stock.

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Summary of Executive Compensation

The following table sets forth certain information with respect to compensation for the fiscal years ended November 30, 2022, 2021 and 2020 earned by:

●	Mr. Gupta;
●	Mr. Folger; and
●	Ms. Jarrett, Mr. Ainsworth and Mr. Segal, our three other named executive officers.

Summary Compensation Table

Summary Compensation Table – Fiscal Years 2022, 2021 and 2020

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Yogesh Gupta, Chief Executive Officer	2022	575,000	4,542,957	1,100,007	644,000	38,249	6,900,213
	2021	575,000	3,657,400	900,007	862,500	24,122	6,019,029
	2020	575,000	3,305,184	770,010	540,500	15,183	5,205,877
Anthony Folger, Chief Financial Officer(5)	2022	414,423	1,652,016	400,004	302,120	23,055	2,791,618
	2021	400,000	1,381,718	340,002	390,000	18,149	2,529,869
	2020	316,923	1,314,556	320,002	203,667	9,722	2,164,870
John Ainsworth EVP and General Manager, Application and Data Platform(6)	2022	389,231	826,054	200,007	218,400	15,195	1,648,887
	2021	370,000	650,220	160,007	277,500	14,586	1,472,313
	2020	365,192	600,957	140,010	173,900	20,830	1,300,889

Loren Jarrett, EVP and General Manager, Digital Experience	2022	389,231	826,054	200,007	218,400	56,492	1,690,184
	2021	367,115	650,220	160,007	277,500	53,290	1,508,132
	2020	353,077	600,957	140,010	166,850	40,940	1,301,834
Jeremy Segal EVP, Corporate Development(7)	2022	349,423	826,054	200,007	196,000	15,822	1,587,306

(1)	These amounts do not reflect the actual economic value realized by the named executive officer. In accordance with FASB ASC Topic 718, we estimate the fair value of each stock-based award on the measurement date, using either the current market price of the stock or the Monte Carlo Simulation valuation model, assuming the probable outcome of related performance conditions at target levels. See the description of our 2022 Annual Equity Program described in “Compensation Discussion and Analysis” in this Proxy Statement and Note 13 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2022. The value at grant date of the LTIP PSUs included in the amounts shown in this column, assuming the highest level of performance conditions achieved (payout at 200% of target) are $5,500,032, $4,501,065 and $4,300,282, for Mr. Gupta for fiscal 2022, 2021 and 2020 respectively; $2,000,003, $1,700,480 and $2,676,417 for Mr. Folger for fiscal 2022, 2021 and 2020, respectively; $1,000,046, $800,216 and $781,908, for Ms. Jarrett and Mr. Ainsworth for fiscal 2022, 2021 and 2020, respectively; and, $1,000,046 for Mr. Segal for fiscal 2022.
(2)	Represents the grant date fair value of options on the date of grant. The grant date fair value of our options is equal to the number of shares subject to the option multiplied by the fair value of our options on the date of grant determined using the Black-Scholes option valuation model. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 13 of the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended November 30, 2022.

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(3)	The amounts listed reflect the amounts earned under our Corporate Bonus Plan and individual business unit performance plan for Loren Jarrett as explained on page 62 in footnote (1) under the amounts earned in the Corporate Bonus Plan table as described in “Compensation Discussion and Analysis” in this Proxy Statement. For all individuals, bonus payments were accrued and earned in the year indicated and paid in the succeeding fiscal year.
(4)	Amounts listed in this column for 2022 and prior years include:

	Name,	Company Contributions (401(k)) ($)	Insurance Premiums ($)	Sales Leader Plan ($)	Taxable/ Fringe Benefit Expenses ($)	Dividend Equivalents ($)
	Mr. Gupta
	2022	9,150	720			28,379
	2021	12,161	720		141	11,100
	2020	12,442	720			2,021
	Mr. Folger
	2022	9,150	633			13,272
	2021	12,182	576			5,391
	2020	8,308	576			838
	Mr. Ainsworth
	2022	9,150	612		318	5,115
	2021	11,940	533		106	2,007
	2020	12,442	533		7,488	367
	Ms. Jarrett
	2022	9,150	612	41,120	495	5,115
	2021	11,940	511	38,479	356	2,007
	2020	12,442	511	27,620		367
	Mr. Segal
	2022	9,150	540			6,132
(5)	Mr. Folger became our Chief Financial Officer in January 2020.
(6)	Mr. Ainsworth was not a named executive officer in fiscal 2021.
(7)	Mr. Segal was not a named executive officer in fiscal 2021 or fiscal 2020.

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Grants of Plan-Based Awards

Grants of Plan-Based Awards Table – 2022

		Estimated Future Pay-outs Under Non-Equity Incentive Plan Awards			Estimated Future Pay-outs Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number Securities Underlying Options	Exercise of or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date(1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)	(#)(4)	(#)(5)	($/Sh)	($)(6)
Yogesh Gupta	—	143,750	575,000	862,500	—	—	—	—	—	—	—
	1/20/2022	—	—	—	7,727	61,812	123,624	—	—	—	2,750,016
	1/20/2022	—	—	—	—	—	—	37,087	—	—	1,650,001
	1/20/2022	—	—	—	—	—	—	—	102,517	44.49	1,100,007
Anthony Folger	—	67,437	269,750	404,625	—	—	—	—	—	—	—
	1/20/2022	—	—	—	2,810	22,477	44,954	—	—	—	1,000,002
	1/20/2022	—	—	—	—	—	—	13,487	—	—	600,037
	1/20/2022	—	—	—	—	—	—	—	37,279	44.49	400,004
John Ainsworth	—	48,750	195,000	292,500	—	—	—	—	—	—
	1/20/2022	—	—	—	1,405	11,239	22,478	—	—	—	500,023
	1/20/2022	—	—	—	—	—	—	6,744	—	—	300,041
	1/20/2022	—	—	—	—	—	—	—	18,640	44.49	200,007
		—	—	—	—	—	—		—	—
Loren Jarrett	—	58,500	234,000	351,000	—
	1/20/2022	—	—	—	1,405	11,239	22,478	—	—	—	500,023
	1/20/2022	—	—	—	—	—	—	6,744	—	—	300,041
	1/20/2022	—	—	—	—	—	—	—	18,640	44.49	200,007
Jeremy Segal	—	43,750	175,000	262,500	—	—	—	—	—	—	—
	1/20/2022	—	—	—	1,405	11,239	22,478	—	—	—	500,023
	1/20/2022	—	—	—		—	—	6,744	—	—	300,041
	1/20/2022	—	—	—		—	—	—	18,640	44.49	200,007

(1)	Awards granted on January 20, 2022, were approved by the Compensation Committee on January 10, 2022.
(2)	These columns indicate the range of payouts (25%, 100% and 150%) targeted for fiscal 2022 performance under our Corporate Bonus Plan as described in “Compensation Discussion and Analysis” in this Proxy Statement. The actual payout with respect to fiscal 2022 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”
(3)	These columns represent performance share units awarded under our Long-Term Incentive Plan (LTIP). The amounts shown indicate the potential performance share units at threshold, target and maximum levels of performance. If the threshold is not achieved, no performance share units will be earned with respect to that performance metric. See “Compensation Discussion and Analysis” section of this Proxy Statement for additional discussion of the LTIP.
(4)	Represents RSUs that vest, subject to continuous employment, in six equal installments over three years beginning approximately nine months after the date of issuance.
(5)	Represents stock options that vest, subject to continuous employment, in eight equal installments over four years beginning approximately nine months after date of issuance.
(6)	For RSUs and LTIP PSUs, the value shown is the fair value of the awards, measured at the grant date. For stock options, the grant date fair value is equal to the number of shares subject to the option multiplied by the fair value of our options on the date of grant determined using the Black-Scholes option valuation model. The methodology and assumptions used to calculate the Black-Scholes value of our options are described in Note 13 of the consolidated financial statements contained in our Annual Report. The closing price of our stock on January 20, 2022, was $44.49.

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Narrative Description of Summary Compensation Table and Grants of Plan-Based Awards Table

The material terms of our named executive officers’ annual compensation, including base salaries, cash incentive plan, time-based RSUs, stock options and Long-Term Incentive Plan PSUs and the explanations of the amounts of salary, cash incentives and equity values in proportion to total compensation are described under “Compensation Discussion and Analysis” in this Proxy Statement.

As discussed in greater detail in “Compensation Discussion and Analysis” in this Proxy Statement, the 2022 non-equity incentive awards were granted pursuant to the fiscal 2022 Corporate Bonus Plan, with amounts to be earned based on the achievement of certain financial targets. In fiscal 2022, we achieved strong performance under our bonus plan with respect to the revenue, non-GAAP operating income and the adjusted free cash flow metrics, which resulted in an overall payout percentage of 112% with respect to the annual cash bonus.

As discussed in greater detail in “Compensation Discussion and Analysis” in this Proxy Statement, the PSUs awarded under the Long-Term Incentive Plan will be earned based on the results achieved during the three-year performance period as determined following our 2024 fiscal year, contingent upon each named executive officer’s continued service.

The RSUs granted to our named executive officers in 2022 vest in equal installments every six months over three years, subject to continuous employment. There is no purchase price associated with PSU or RSU awards. The stock options granted to our named executive officers in 2022 vest in equal installments every six months over four years, subject to continuous employment. The stock options have an exercise price equal to the closing price of our common stock on the date of grant.

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Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding equity awards at November 30, 2022, for each of the named executive officers.

Outstanding Equity Awards at Fiscal Year-End 2022

		Option Awards
		Number of Securities Underlying Unexercised Options		Option Exercise	Option	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have
Name	Grant Date	Exercisable (#)	Unexercisable (#)	Price ($)	Expiration Date	Vested (#)(1)	Vested ($)(2)	Not Vested (#)(3)	Not Vested ($)(4)
Yogesh Gupta	2/23/2017	149,573(5)	—	28.98	2/22/2024	—	—	—	—
	1/12/2018	69,195(6)	—	50.69	1/11/2025	—	—	—	—
	1/22/2019	87,741(7)	12,534	34.73	1/21/2026	—	—	—	—
	1/21/2020	45,360(11)	27,214	47.16	1/20/2027	4,082(10)	217,652	40,819(12)	2,176,469
	1/19/2021	36,488(15)	60,810	42.61	1/18/2028	15,846(14)	844,909	52,817(13)	2,816,202
	1/20/2022	12,815(16)	89,702	44.49	1/19/2029	30,906(18)	1,647,908	61,812(17)	3,295,816
Anthony Folger	3/31/2020	31,497(11)	18,897	31.49	3/30/2027	2,541(10)	135,486	25,405(12)	1,354,595
	1/19/2021	13,785(15)	22,972	42.61	1/18/2028	5,987(14)	319,227	19,954(13)	1,063,947
	1/20/2022	4,660(16)	32,619	44.49	1/19/2029	11,240 (18)	599,317	22,477(17)	1,198,474
John Ainsworth	2/17/2017	23,490(5)	—	29.25	2/16/2024	—	—	—	—
	1/12/2018	13,271(6)	—	50.69	1/11/2025	—	—	—	—
	1/22/2019	16,828(7)	2,403	34.73	1/21/2026	—	—	—	—
	1/21/2020	8,249(11)	4,947	47.16	1/20/2027	743(10)	39,617	7,422(12)	395,741
	1/19/2021	6,488(15)	10,810	42.61	1/18/2028	2,817(14)	150,202	9,390(13)	500,675
	1/20/2022	2,330(16)	16,310	44.49	1/19/2029	5,620(18)	299,658	11,239(17)	599,263
Loren Jarrett	2/17/2017	23,490(5)	—	29.25	2/16/2024	—	—	—	—
	1/12/2018	13,271(6)	—	50.69	1/11/2025	—	—	—	—
	1/22/2019	16,828(7)	2,403	34.73	1/21/2026	—	—	—	—
	1/21/2020	8,249(11)	4,947	47.16	1/20/2027	743(10)	39,617	7,422(12)	395,741
	1/19/2021	6,488(15)	10,810	42.61	1/18/2028	2,817(14)	150,202	9,390(13)	500,675
	1/20/2022	2,330(16)	16,310	44.49	1/19/2029	5,620(18)	299,658	11,239(17)	599,263
Jeremy Segal	6/29/2020	11,820(8)	11,821	38.94	6/28/2027	2,569(9)	136,979	12,841(12)	684,682
	1/19/2021	6,488(15)	10,810	42.61	1/18/2028	2,817(14)	150,202	9,390(13)	500,675
	1/20/2022	2,330(16)	16,310	44.49	1/19/2029	5,620(18)	299,658	11,239(17)	599,263

(1)	The unvested awards shown in this column are RSUs subject to service-based vesting, unless otherwise noted.
(2)	The market value of unvested RSUs was calculated as of November 30, 2022 (the last trading day of our fiscal 2022), based on the closing price of our common stock on Nasdaq of $53.32 on that date.

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(3)	The unvested awards shown in this column are PSUs subject to performance-based vesting. PSUs are reported assuming payout at target award levels, unless otherwise noted.
(4)	The market value of unvested PSUs was calculated as of November 30, 2022, based on the closing price of our common stock on Nasdaq of $53.32 on that date.
(5)	Vested in eight equal semi-annual installments beginning October 1, 2017.
(6)	Vested in eight equal semi-annual installments beginning October 1, 2018.
(7)	Vest in eight equal semi-annual installments beginning October 1, 2019.
(8)	Vest in eight equal semi-annual installments beginning April 1, 2021.
(9)	Vest in six equal semi-annual installments beginning April 1, 2021.
(10)	Vest in six equal semi-annual installments beginning October 1, 2020.
(11)	Vest in eight equal semi-annual installments beginning October 1, 2020.
(12)	Vest on February 1, 2023, subject to the Company meeting total shareholder return and operating income criteria over the three-year period ending November 30, 2022.
(13)	Vest on February 1, 2024, subject to the Company meeting total shareholder return and operating income criteria over the three-year period ending November 30, 2023.
(14)	Vest in six equal semi-annual installments beginning October 1, 2021.
(15)	Vest in eight equal semi-annual installments beginning October 1, 2021.
(16)	Vest in eight equal semi-annual installments beginning October 1, 2022.
(17)	Vest on February 1, 2025, subject to the Company meeting total shareholder return and operating income criteria over the three-year period ending November 30, 2024.
(18)	Vest in six equal semi-annual installments beginning October 1, 2022.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the number of stock options exercised and RSUs that vested in the fiscal year ended November 30, 2022, under our equity incentive plans and the corresponding amounts realized by the named executive officers. The value realized on exercise of stock option awards is calculated as the difference between the closing price of our common stock on the Nasdaq Global Select Market on the exercise date and the exercise price of the applicable stock option award. The value realized on vesting for RSUs is calculated as the product of the number of shares subject to the RSUs that vested and the closing price of our common stock on the Nasdaq Global Select Market on the vesting date.

Option Exercises and Stock Vested - Fiscal 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Yogesh Gupta	—	—	103,009	4,697,404
Anthony Folger	—	—	11,319	503,270
John Ainsworth	—	—	19,464	887,934
Loren Jarrett	—	—	19,464	887,934
Jeremy Segal	—	—	5,570	247,618

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Severance and Change in Control Agreements

We have agreements with, or guidelines applicable to, our executive officers that provide the benefits described below in connection with certain terminations of employment or a change in control of our company. We do not provide excise tax gross-ups to our executive officers under these or any other agreements.

Mr. Gupta’s Executive Employment Agreement

In connection with his appointment as our President and Chief Executive Officer, we and Mr. Gupta entered into an employment agreement, effective as of October 10, 2016, setting forth Mr. Gupta’s compensation and certain other terms. Mr. Gupta’s employment agreement provides that if his employment is terminated because of an “involuntary termination,” he will be entitled to:

(1)	the payment of cash severance equal to 18 months of total target cash compensation as of the date of termination, which will be paid over 18 months;

(2)	the payment of his annual target cash bonus on a pro-rata basis with respect to the elapsed part of the relevant fiscal year;

(3)	the continuation, for a period of 18 months of benefits that are substantially equivalent to the benefits (medical, dental and vision) that were in effect immediately prior to termination; and

(4)	18 months of acceleration of unvested stock options and RSUs (but not unvested performance equity).

Receipt of the severance and benefits is subject to Mr. Gupta’s execution of a standard separation and release agreement. Separation payments upon any involuntary termination within 24 months following a change in control would be governed by the Employee Retention and Motivation Agreement described below and not by Mr. Gupta’s employment agreement.

An “involuntary termination” is defined in the employment agreement as a termination of employment by us other than for cause, disability or death or a termination by Mr. Gupta as a result of certain events occurring without his consent such as an assignment to him of duties or a significant reduction of his duties, either of which is materially inconsistent with his position prior to the assignment or reduction, or the removal of Mr. Gupta from that position, a material reduction in Mr. Gupta’s base salary or target bonus, a relocation of Mr. Gupta to a facility or location more than fifty miles from his then present location, or a material breach of the employment agreement by us.

Mr. Gupta’s employment agreement also includes non-competition and related covenants. The non-competition covenant will be in effect for the duration of the period in which severance and other benefits are paid. The non-competition covenant relates to certain businesses with similar product areas and activities as our company.

Mr. Gupta’s Employee Retention and Motivation Agreement

We and Mr. Gupta have also entered into an Employee Retention and Motivation Agreement (the “Gupta ERMA”), which provides certain compensation and benefits if his employment is involuntarily terminated within 24 months of a change in control of our company. If an involuntary termination of Mr. Gupta’s employment occurs under other circumstances, the severance terms of his employment agreement, as described above, would control and not the Gupta ERMA.

Change in Control Benefits. Under the Gupta ERMA, upon a change in control of our company, Mr. Gupta would be entitled to:

(1)	the payment of his annual target cash bonus on a pro-rata basis with respect to the elapsed part of the relevant fiscal year; and

(2)	12 months of acceleration of unvested stock options and RSUs (but not unvested performance equity, which will vest in accordance with its terms), unless the acquirer assumes all such options and restricted equity. If such outstanding stock options and shares of restricted equity held by Mr. Gupta are continued by us or assumed by our successor entity, then vesting will continue in its usual course.

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Involuntary Termination Following Change in Control. In the event of an involuntary termination within 24 months following a change in control, Mr. Gupta would be entitled to:

(1)	a lump-sum payment of cash severance equal to 24 months of total target cash compensation as of the date of termination;

(2)	the continuation, for a period of 24 months of benefits that are substantially equivalent to the benefits (medical, dental, vision, and life insurance) that were in effect immediately prior to termination; and

(3)	accelerated vesting of all unvested stock options and RSUs (but not unvested performance equity, which will vest in accordance with its terms).

In the event that any amounts provided for under the Gupta ERMA or otherwise payable to Mr. Gupta would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, Mr. Gupta would be entitled to receive either full payment of the benefits under the agreement or such lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to Mr. Gupta.

Mr. Folger’s Executive Employment Agreement

In connection with his appointment as Chief Financial Officer, we and Mr. Folger entered into an employment agreement, effective January 31, 2020, setting forth Mr. Folger’s compensation and certain other terms. Mr. Folger’s employment agreement provides that if his employment is terminated because of an “involuntary termination,” he will be entitled to:

(1)	the payment of cash severance equal to 12 months of total target cash compensation as of the date of termination, which will be paid over 12 months;

(2)	the continuation, for a period of 12 months of benefits that are substantially equivalent to the benefits (medical, dental and vision) that were in effect immediately prior to termination; and

(3)	12 months accelerated vesting of unvested stock options and RSUs (but not unvested performance equity).

Receipt of the severance and benefits is subject to Mr. Folger’s execution of a standard separation and release agreement, which will also include non-competition and related covenants. The non-competition covenant will be in effect for the duration of the period in which severance and other benefits are paid. The non-competition covenant relates to certain businesses with similar product area and activities as the Company. Separation payments upon any involuntary termination within 12 months following a change in control would be governed by the Employee Retention and Motivation Agreement described below and not by Mr. Folger’s employment agreement.

An “involuntary termination” is defined in the employment agreement as a termination of employment by the Company other than for “Cause” (as defined in the agreement), disability or death or a termination by Mr. Folger as a result of certain events occurring without his consent such as an assignment to him of duties, a significant reduction of his duties, either of which is materially inconsistent with his position prior to the assignment or reduction, or the removal of Mr. Folger from such position, a material reduction in Mr. Folger’s base salary or target bonus, a relocation of Mr. Folger to a facility or location more than fifty miles from his then-present location or a material breach of the employment agreement by the Company.

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Mr. Folger’s Employee Retention and Motivation Agreement

We and Mr. Folger have also entered into an Employee Retention and Motivation Agreement (the “Folger ERMA”), which provides certain compensation and benefits if his employment is involuntarily terminated within 12 months of a change in control of our company. If an involuntary termination of Mr. Folger’s employment occurs under other circumstances, the severance terms of his employment agreement, as described above, would control and not the Folger ERMA.

Change in Control Benefits. Under the Folger ERMA, upon a change in control of our company, Mr. Folger would be entitled to:

(1)	the payment of his annual target cash bonus on a pro-rata basis with respect to the elapsed part of the relevant fiscal year; and

(2)	12 months of acceleration of unvested stock options and RSUs (but not unvested performance equity, which will vest in accordance with its terms), unless the acquirer assumes all such options and restricted equity. If such outstanding stock options and shares of restricted equity held by Mr. Folger are continued by us or assumed by our successor entity, then vesting will continue in its usual course.

Involuntary Termination Following Change in Control. In the event of an involuntary termination within 12 months following a change in control, Mr. Folger would be entitled to:

(1)	a lump-sum payment of cash severance equal to 15 months of total target cash compensation as of the date of termination;

(2)	the continuation, for a period of 15 months of benefits that are substantially equivalent to the benefits (medical, dental, vision and life insurance) that were in effect immediately prior to termination; and

(3)	12 months of accelerated vesting of unvested stock options and RSUs (but not unvested performance equity, which will vest in accordance with its terms).

In the event that any amounts provided for under the Folger ERMA or otherwise payable to Mr. Folger would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and be subject to the related excise tax, Mr. Folger would be entitled to receive either full payment of the benefits under the agreement or such lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever results in the greatest amount of after-tax benefits to Mr. Folger.

Executive Severance Guidelines

We have adopted severance guidelines applicable to our executive officers, including the named executive officers other than Messrs. Gupta and Folger. Any severance payable to Messrs. Gupta and Folger is governed by the employment agreements described above. Our executive severance guidelines provide that upon an involuntary termination and the execution of a standard release of claims, an executive officer is entitled to:

(1)	the payment of cash severance equal to 12 months of total target cash compensation as of the date of termination, which will be paid over 12 months;

(2)	the payment of their annual target cash bonus on a pro-rata basis with respect to the elapsed part of the relevant fiscal year;

(3)	the continuation, for a period of 12 months of benefits that are substantially equivalent to the benefits (medical, dental and vision) that were in effect immediately prior to termination; and

(4)	12 months of acceleration of unvested stock options and RSUs (but not unvested performance equity).

Severance payments and benefits upon any involuntary termination within 12 months following a change in control are governed by the Employee Retention and Motivation Agreement (“ERMA”) described below.

The payment of severance and other benefits is conditioned upon the executive agreeing to non-competition, non-disparagement and related covenants. The non-competition covenant would be in effect for one year following the termination of employment. In connection with the termination of employment of an executive officer, all PSUs awarded to that executive officer are cancelled.

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Other Employee Retention and Motivation Agreements

We have also entered into ERMAs with each of our other named executive officers, which were updated on January 9, 2023. Currently, upon the involuntary termination of the executive officer within 12 months following a change in control, the executive officer will be entitled to receive a lump sum payment equal to 18 months of their total target compensation and their benefits will continue for 18 months. In addition, outstanding stock options and shares of restricted stock or restricted units held by the executive officer granted prior to the date of such termination under the Company’s equity plans which would otherwise become fully vested, nonforfeitable and not subject to any restrictions following the date of such termination shall instead become fully vested, nonforfeitable and not subject to restrictions as of the date of such termination. Under no circumstances would any of our executive officers be entitled to a gross-up payment under the ERMAs for any excise taxes to which they may be subject if any of the above payments and benefits are considered to be “parachute payments.”

Estimate of Severance and Change in Control Benefits at Fiscal-Year End

The following table indicates the estimated payments and benefits that each of Messrs. Gupta, Folger, Ainsworth, Segal and Ms. Jarrett would have received under (a) their respective employment agreements, in the case of Messrs. Gupta and Folger, (b) our severance guidelines applicable to executive officers, in the case of Messrs. Ainsworth, Segal and Ms. Jarrett and (c) each of their then-applicable ERMAs, assuming in each case that the change in control of our company, termination of their employment and/or retirement occurred at November 30, 2022.

These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officer, which amounts would only be known at the time that he or she becomes entitled to such payment.

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Summary of Executive Compensation

	Involuntary Termination(1) ($)	Change in Control Only(2) ($)	Involuntary Termination Within 12 Months Following Change in Control ($)
Yogesh Gupta
Cash Severance	1,725,000	—	2,300,000
Pro Rata Bonus	575,000	575,000	0
Stock Options	1,130,880	—	1,843,989
Restricted Stock Units	2,051,274	—	2,710,469
Benefits(3)	32,097	—	42,796
Total	5,514,251	575,000	6,897,254
Anthony Folger
Cash Severance	684,750	—	855,938
Pro Rata Bonus	0	269,750	0
Stock Options	455,735	—	455,735
Restricted Stock Units	588,013	—	588,013
Benefits(3)	35,918	—	44,897
Total	1,764,416	269,750	1,944,583
John Ainsworth
Cash Severance	585,000	—	731,250
Pro Rata Bonus	195,000	195,000	0
Stock Options	152,445	—	152,445
Restricted Stock Units	259,615	—	259,615
Benefits(3)	21,402	—	26,752
Total	1,213,462	195,000	1,170,062
Loren Jarrett
Cash Severance	624,000	—	780,000
Pro Rata Bonus	234,000	234,000	0
Stock Options	152,445	—	152,445
Restricted Stock Units	259,615	—	259,615
Benefits(3)	35,592	—	44,490
Total	1,305,652	234,000	1,236,550
Jeremy Segal
Cash Severance	525,000	—	656,250
Pro Rata Bonus	175,000	175,000	0
Stock Options	172,444	—	172,444
Restricted Stock Units	356,977	—	356,977
Benefits(3)	35,824	—	44,780
Total	1,265,245	175,000	1,230,451

(1)	The amounts shown in the first column, with respect to stock options and RSUs, represent the value of certain unvested options and RSUs becoming fully vested and are calculated using the exercise price for each unvested stock option and the closing price of our common stock on November 30, 2022 (the last trading day of our fiscal 2022), which was $53.32. In the event of an involuntary termination, all unvested PSUs awarded to an individual under our Long-Term Incentive Plans (LTIP) are cancelled.
(2)	In the event of a change in control, there is no accelerated vesting of outstanding stock options or shares of restricted stock or restricted units provided that the acquirer assumes all such outstanding stock options and shares of restricted stock or

80

 Summary of Executive Compensation

restricted units held by the individual. These tables have been prepared under that assumption. However, if the acquirer does not assume all outstanding stock options and shares of restricted stock or restricted units of the individual, (i) in the case of Mr. Gupta there is limited (12 month) accelerated vesting of stock options and RSUs in the event of a change of control, which values, based on the closing price of our common stock on November 30, 2022, are $831,591 and $1,440,067, respectively, and (ii) in the case of Messrs. Folger, Ainsworth, Segal, and Ms. Jarrett, there is limited (12 month) accelerated vesting of stock options and RSUs, and the values of stock options and RSUs indicated in the first column would apply upon a change of control. The amounts referenced in the foregoing sentence have been calculated using the exercise price for each unvested stock option and the closing price of our common stock on November 30, 2022, which was $53.32. Under the terms of the LTIP, in the event of a change of control, grantees are entitled to accelerated determination of PSUs earned under outstanding LTIP awards, unless the acquirer assumes such LTIP awards. Upon the change in control, our Compensation Committee will determine the number of PSUs that are eligible to be earned based on the actual attainment of the relevant metrics as of the change in control. Those PSUs determined to be earned will not become fully vested until the conclusion of the original three-year performance period, subject to the continued employment of the grantee through such date. Additionally, under the terms of the LTIP, in the event of an involuntary termination following a change in control, grantees are entitled to accelerated payout of PSUs determined to be earned under outstanding LTIP awards as of the change in control. For purposes of computing amounts attributable to accelerated vesting, the columns exclude all unvested PSUs awarded under our LTIP as those amounts are undeterminable.
(3)	Represents the estimated value of continuing benefits (medical, dental, vision and life insurance) for:
	a.	18 months in the case of an involuntary termination of Mr. Gupta’s employment; and
	b.	12 months in the case of an involuntary termination of employment of Messrs. Folger, Ainsworth and Segal and Ms. Jarrett, other than in connection with a change in control; 15 months, in the case of an involuntary termination in connection with a change in control.

2023 Proxy Statement	81

CEO Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee. The 2022 annual total compensation of our CEO Mr. Gupta is $6,900,213, the 2022 annual total compensation of our median compensated employee is $71,637, and the ratio of these amounts is 96 to 1. Progress recalculates the median employee each year for purposes of this ratio in order to capture growth and variation in our employee population due to our acquisitive growth strategy.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of record and the methodology described below. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

For purposes of identifying our median compensated employee, we used our global employee population as of November 1, 2022, identified based on our human resources system of record. We utilized total direct compensation as our consistently applied compensation measure. In this context, total direct compensation means the applicable annual fixed pay determined as of November 1, 2022, the annual incentive cash target amount or commission target amount payable for service in 2021 and the approved value of the annual equity awards granted during 2022. To identify our median compensated employee, we then calculated the total direct compensation for our global employee population, converted other currencies to U.S. dollars as of November 30, 2022, and ordered the employees based on their total direct compensation.

To compute the pay ratio, we then calculated both the CEO and median employee’s annual total compensation pursuant to the proxy disclosure rules and compared the annual total compensation of the CEO to that of the median employee.

82

Proposal 3	Advisory Vote on Frequency of Say-on-Pay	Our Board of Directors recommends that you vote ONE YEAR for this proposal.

We currently hold a say-on-pay vote every year because it enables shareholders to timely vote on executive pay and pay practices, which enables us to consider and respond to any concerns identified on a timely basis. Our Board of Directors believes it is most appropriate to retain the practice of conducting an advisory vote on executive compensation every year. Accordingly, the Board of Directors recommends that you vote for an annual advisory vote on executive compensation.

However, we are not asking you to vote on the Board’s recommendation. You may cast your vote on your preferred voting frequency by choosing among the following four options: once every one year, two years or three years or you may abstain from voting. This vote is advisory and, therefore, not binding, and our Board of Directors may decide in the future that it is in our best interests and in the best interests of our shareholders to hold an advisory vote on executive compensation more or less frequently, as applicable, than the option approved by our shareholders.

2023 Proxy Statement	83

Proposal 4	Approval of an increase in the number of shares authorized for issuance under our 1991 Employee Stock Purchase Plan	Our Board of Directors recommends that you vote FOR this proposal.

We are asking our shareholders to approve an amendment to the Progress Software Corporation 1991 Employee Stock Purchase Plan, as amended and restated (the “ESPP”), to increase the authorized number of shares reserved under the ESPP. The ESPP was approved by our shareholders at a special meeting of shareholders held on July 1, 1991. The ESPP was amended and restated in March 1998 and further amended in September 2006, April 2007, May 2009, April 2010, May 2012, May 2016 and May 2021 in each case, to increase the shares available for issuance. As of March 15, 2023, a total of 10,250,000 shares of our common stock were authorized for issuance under the ESPP, of which approximately 336,000 remained available and reserved for issuance. On March 17, 2023, our Board of Directors unanimously approved an increase in the number of shares of our common stock reserved for issuance under the ESPP by 1,000,000 shares to a total of 11,250,000 shares, which increase is subject to stockholder approval at the Annual Meeting. If the increase is approved by shareholders, we will have 1,336,000 shares available for issuance under the ESPP.

Why Adding Shares to the ESPP is Important

We believe that the availability of an adequate reserve of shares for issuance under the ESPP will benefit us by providing employees with an opportunity to acquire shares of our common stock and will enable us to attract, retain and motivate valued employees. Further, we believe it is in our best interest to encourage stock ownership by our employees, and the ESPP affords our employees the opportunity to purchase shares of our common stock at a discount through regular payroll deductions. A copy of the ESPP, as proposed to be amended, is attached as Appendix B to this Proxy Statement.

If a quorum is present at the Annual Meeting, a majority of the votes properly cast will be necessary to approve the proposed amendment to the ESPP.

Summary of the Provisions of the ESPP

The following summary of the ESPP, as proposed to be amended, is qualified in its entirety by the specific language of the ESPP, a copy of which is attached as Appendix B.

It is our intention that the ESPP qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, (the “Code”).

Eligibility

Generally, all our employees who are customarily employed for at least 20 hours per week and more than five months in the calendar year are eligible to participate in the ESPP following the completion of three months of continuous service to us.

Participation in the ESPP is limited to eligible employees who authorize payroll deductions (within ranges specified by the Compensation Committee) pursuant to the ESPP. As of February 28, 2023, there were approximately 1,959 employees eligible to participate in the ESPP, of whom approximately 1,050 were participating. Once an employee becomes a participant in the ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the ESPP, becomes ineligible to participate in the ESPP or their employment ceases. A participant may be enrolled in only one offering period at a time.

84

Proposal 4: Approval of an increase in the number of shares authorized for issuance under our 1991
Employee Stock Purchase Plan

No person who owns or holds, or as a result of participation in the ESPP would own or hold, stock or options to purchase stock, together equal to 5% or more of the total combined voting power or value of all classes of our outstanding stock is entitled to participate in the ESPP. No employee may be granted an option to purchase our common stock under the ESPP that permits him or her to purchase shares of our common stock under all Section 423 employee stock purchase plans having a value of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Offering Period

Each offering of our common stock under the ESPP is for a period of 27 months, which we refer to as an “offering period.” Offering periods are overlapping, with a new 27-month offering period beginning every three months. New offering periods begin on each January 1, April 1, July 1 and October 1. Each offering period is comprised of nine three-month exercise periods. Shares are purchased on the last business day of each exercise period, in March, June, September and December, with that day being referred to as an “exercise date”.

Option to Purchase

On the commencement date of each offering period, a participant in the offering period will be deemed to have been granted an option to purchase, on each exercise date during the offering period, up to a number of shares of our common stock determined by dividing the amount of the participant’s payroll deductions in the exercise period by 85% of the lower of the fair market value of the common stock on the first day of the offering period or the exercise date, subject to certain limitations. Our Board of Directors may establish different offering periods or exercise periods under the ESPP.

If the market value of our common stock is lower on an exercise date than it was on the first day of the corresponding offering period, then all participants in the offering period will be automatically withdrawn from that offering period immediately after the exercise of the option on the exercise date and the participants will be automatically re-enrolled in a new offering period commencing immediately after that exercise date. The old offering period terminates upon such automatic re-enrollment.

Withdrawal/Termination

A participant may withdraw from any offering at any time before stock is purchased, in which case the participant must withdraw all of their payroll deductions for an exercise period prior to the exercise date. Upon withdrawal, the participant will be deemed to have withdrawn from the offering period and all of the participant’s payroll deductions will be paid to them, without interest. Participation terminates automatically upon termination of employment for any reason, including retirement and disability, but excluding termination of employment by reason of death. Upon termination of a participant’s participation in the ESPP, all payroll deductions credited to the participant’s account or amounts paid that were not used to purchase shares of our common stock will be refunded to them. Upon termination of employment by reason of death, the participant’s beneficiary will have the right to elect, in accordance with procedures described in the ESPP, either to withdraw all of the payroll deductions credited to the participant’s account under the ESPP or to exercise the participant’s option for the purchase of stock on the exercise date next following the date of the participant’s death for the purchase of the number of full shares which the participant’s accumulated payroll deductions, at the date of the participant’s death, will purchase at the applicable price, with any excess deductions returned to the beneficiary.

Administration

The ESPP is administered by the Compensation Committee of our Board of Directors. The Compensation Committee, at its sole discretion, may establish a minimum holding period for shares of stock acquired by a participant or a participant’s beneficiary under the ESPP. Currently, the Compensation Committee has set a three-month holding period. The ESPP will continue until terminated by our Board of Directors.

If the increase in the number of shares reserved for issuance under the ESPP is approved by our shareholders, we intend to file a Registration Statement on Form S-8 covering the shares of our common stock issuable as a result of that increase, and upon the effectiveness of such registration statement all such shares will be, when issued, eligible for resale in the public market, subject to the minimum holding period described above.

2023 Proxy Statement	85

Proposal 4: Approval of an increase in the number of shares authorized for issuance under our 1991
Employee Stock Purchase Plan

Our Board of Directors may, in its discretion, at any time, terminate or amend the ESPP except that no termination may affect any option previously granted nor may any amendment make a change in any option previously granted which would adversely affect the rights of any participant holding an option under the ESPP.

Adjustments to Common Stock

If we subdivide or reclassify the common stock subject to the ESPP, or declare on such shares any dividend payable in shares of such common stock, or take any other similar action affecting such common stock, then the number and class of shares of common stock subject to the ESPP will be adjusted accordingly, and in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the option price per share shall be adjusted to such extent as may be determined by the Compensation Committee to be necessary to preserve the rights of the holder of such option.

If, at any time, we merge into or consolidate with another corporation, the holder of each option then outstanding under the ESPP will thereafter be entitled to receive at the next exercise date upon the exercise of such option for each share as to which such option shall be exercised, the securities or property which a holder of one share of the common stock was entitled to upon and at the time of such merger or consolidation. Subject to the terms of the ESPP, the Compensation Committee will determine the kind and amount of such securities or property which such holder of an option shall be entitled to receive. A sale of all or substantially all of our assets will be deemed a merger or consolidation for the foregoing purposes.

Summary of Federal Income Tax Consequences

A participant in the ESPP recognizes no taxable income either as a result of participation in the ESPP or upon the purchase of shares of our common stock under the ESPP.

If a participant disposes of shares purchased under the ESPP within two years from the first day of the applicable offering period or within one year from the exercise date, which we refer to as a “disqualifying disposition”, the participant recognizes ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price (which is generally 85% of the lower of the fair market value of the common stock on the first day of the offering period or the exercise date). The participant will also have a capital gain or loss equal to the difference between the sales proceeds and the fair market value of the shares on the date the shares were purchased. This capital gain or loss will be long-term if the participant has held the shares for more than 12 months, and otherwise will be short-term.

If the participant disposes of shares purchased under the ESPP at least two years after the first day of the applicable offering period and at least one year after the exercise date, the participant recognizes ordinary income in the year of disposition equal to the lesser of (1) the excess of the fair market value of the shares on the date of disposition over the exercise price or (2) the excess of the fair market value of the shares on the first day of the applicable offering period over the exercise price. Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these holding periods, then the loss will be a long-term capital loss. If the participant owns the shares at the time of the participant’s death, the lesser of (1) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) the excess of the fair market value of the shares on the first day of the applicable offering period over the purchase price (determined as if the purchase right were exercised on the first day of the applicable offering period) is recognized as ordinary income in the year of the participant’s death.

The amount a participant elects to have deducted from their compensation for the purchase of shares under the ESPP constitutes compensation income and is subject to withholding for income, Medicare and Social Security taxes, as applicable. There is no withholding of income, Medicare or Social Security taxes upon the purchase of shares under the ESPP or upon the sale of shares acquired under the ESPP.

There will be no tax consequences to us except that we will be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is

86

Proposal 4: Approval of an increase in the number of shares authorized for issuance under our 1991
Employee Stock Purchase Plan

limited by applicable provisions of the Code or the regulations thereunder. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

The foregoing is only a summary of the effect of the United States income tax laws and regulations upon an employee and us with respect to an employee’s participation in the ESPP. This summary does not purport to be a complete description of all federal tax implications of participation in the ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax. Participants are strongly urged to consult their own tax advisor concerning the application of the various tax laws that may apply to a participant’s particular situation.

New Plan Benefits

The benefits that will be awarded or paid in connection with the ESPP are not currently determinable. Because benefits under the ESPP will depend on employees’ elections to participate and the fair market value of the common stock at various future dates, it is not possible to determine the benefits that will be received by employees if the increase in shares under the ESPP is approved by the Company’s shareholders. Non-employee directors and consultants are not eligible to participate in the ESPP.

The following table sets forth, for each of the individuals and groups indicated, the total number of shares of our common stock previously purchased under the ESPP as of March 15, 2023:

Name and Position	Number of Shares Purchased
Yogesh Gupta, President and Chief Executive Officer	2,627
Anthony Folger, Chief Financial Officer	1,981
John Ainsworth Executive Vice President and General Manager, Application and Data Platform	0
Loren Jarrett, Executive Vice President and General Manager, Digital Experience	0
Jeremy Segal Executive Vice President, Corporate Development	0
All current executive officers as a group	28,958
All current directors who are not executive officers as a group*	—
All current employees, including all current officers who are not executive officers, as a group	2,070,581
Each associate of any executive officer, current director or director nominee	0

* Ineligible to participate in the ESPP.

2023 Proxy Statement	87

Proposal 5	Ratification of the Selection of Independent Registered Public Accounting Firm	Our Board of Directors recommends that you vote FOR the ratification of the selection of independent registered public accounting firm for fiscal year 2023.

Proposal Five is to ratify the selection by the Audit Committee of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the current fiscal year ending November 30, 2023. Deloitte was the independent registered public accounting firm for our company for the fiscal year ended November 30, 2022. Based on the Audit Committee’s assessment of Deloitte’s qualifications and performance, our Board believes Deloitte’s retention for fiscal year 2023 is in the best interests of the Company.

Although ratification by shareholders is not required by law or by our bylaws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our Company and its shareholders. If our shareholders do not ratify the selection of Deloitte, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.

We have been advised that a representative of Deloitte will attend the Annual Meeting. This representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions presented during the meeting.

88

 Proposal 5: Ratification of the Selection of Independent Registered Public Accounting Firm

Evaluation of the Independent Auditor

The Audit Committee recognizes the importance of maintaining the independence—both in fact and appearance—of our independent auditor. Consistent with its charter, the Audit Committee regularly evaluates the qualifications, performance, compensation and independence of the independent auditor and its lead audit partner, including considering whether the auditor’s quality controls are adequate and taking into account the opinions of management and internal auditors.

Quality of the independent audit firm and audit process

●  Independent auditor firms are evaluated for risk based on financial stability, compliance with applicable laws and professional standards and the results of applicable inspections.

Alignment with Progress Software’s core values ● Representatives of the independent auditor should reflect the Company’s commitment to diversity, equity and inclusion.

Level of service provided by the independent audit firm ● Subject matter experts should be available to provide valuable insights on matters important to the Company.	Good faith negotiation of fees ● Fees incurred should be reasonable and commensurate with the fee estimates provided to the Audit Committee.

Tenure

After review and consideration, the Audit Committee believes that it is in the best interests of the Company to continue to retain Deloitte as our independent registered public accounting firm.

Benefits of Tenure

Improved audit quality. During its tenure with the Company, Deloitte has gained significant institutional knowledge about our business and operations, accounting processes and internal controls on financial reporting.

Efficient fee structure. Deloitte is able to leverage its institutional knowledge of the Company to design efficient audit plans that cover key risk areas while taking advantage of efficiencies around scoping, testing and other areas to reduce overall cost.

Benefits of continuity. Any change in auditor would require significant education over an extended period of time to attain a comparable level of institutional knowledge and familiarity with Company controls and processes.
Key Independence Controls

Committee oversight. To help mitigate any concerns about Deloitte’s long tenure with the Company, the Audit Committee exercises oversight through continuous engagement and comprehensive annual review.

Pre-approval process. The Audit Committee places limits on Deloitte’s non-audit services, including the types of services to be provided, their estimated fees and a robust pre-approval process.

Internal independence controls. Deloitte rotates its lead partner every five years and conducts periodic quality reviews of its work product. Further, Deloitte is subject to oversight by the SEC and PCAOB as well as peer reviews.

2023 Proxy Statement	89

Proposal 5: Ratification of the Selection of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm Fees

Aggregate fees billed to us for services performed for the fiscal years ended November 30, 2022, and November 30, 2021, by our independent registered public accounting firm, Deloitte & Touche LLP, were as follows:

	2022	2021
Audit Fees(1)	$2,332,291	$2,384,021
Audit-Related Fees(2)	—	225,000
Tax Fees(3)	10,235	5,932
All Other Fees	—	—
Total Fees	$2,342,526	$2,614,953

(1)	Represents fees billed for each of the last two fiscal years for professional services rendered for the audit of our annual financial statements included in Form 10-K and reviews of financial statements included in our interim filings on Form 10-Q, as well as statutory audit fees related to our wholly-owned foreign subsidiaries.
(2)	Represents, for 2021, fees billed for audit services in connection with the acquisition of Kemp.
(3)	Includes fees primarily for tax services. In accordance with the policy on Audit Committee pre-approval, 100% of tax services provided by the independent registered public accounting firm are pre-approved.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Requests for specific services by the independent registered public accounting firm that comply with the auditor services policy are reviewed by our Finance, Tax and Internal Audit departments. Requests approved internally are aggregated and submitted to the Audit Committee in one of the following ways:

●	Request for approval of services at a meeting of the Audit Committee; or

●	Request for approval of services by the Chair of the Audit Committee and then the approval by the full committee at the next meeting of the Audit Committee.

The request may be made with respect to either specific services or a type of service for predictable or recurring services.

90

Audit Committee Report

Management is responsible for establishing and maintaining adequate internal control over financial reporting to ensure the integrity of the Company’s financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an audit of the effectiveness of the Company’s internal control over financial reporting in conjunction with an audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing opinions on the financial statements and the effectiveness of internal control over financial reporting.

The Audit Committee assisted the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, risks relating to data privacy and cybersecurity and the steps management has taken to monitor and control such exposures and the performance of the independent registered public accounting firm. In addition, the Audit Committee focused on audit-related risks associated with M&A activities, including financial integration.

The full text of the Audit Committee’s charter is available on the Company’s governance page. The Audit Committee reviews the charter annually and evaluates the performance of the Company’s independent registered public accounting firm, including the senior audit engagement team, and determines whether to reengage the current accounting firm or consider other accounting firms. As part of that process, the Audit Committee has met and held discussions with management and Deloitte regarding the internal control over financial reporting and the financial audit process of the Company.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte the independent accountant’s independence.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended November 30, 2022, with management and Deloitte. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee discussed with Deloitte the overall scope and plans for its audit. The Audit Committee also discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission. The Audit Committee met with Deloitte, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee reviewed with Deloitte, who is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, its judgments as to the quality of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed and was responsible for selecting the lead audit engagement partner, which partner is rotated at least every five years.

Based on the above-mentioned reviews and discussions with management and Deloitte, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2022, for filing with the Securities and Exchange Commission.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Audit Committee,

Charles F. Kane, Chair

Rainer Gawlick

Samskriti Y. King

2023 Proxy Statement	91

Other Matters

Our Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed as proxies for the meeting intend to vote the shares represented by that proxy in accordance with their best judgment on such matters.

Certain Relationships and Related Persons Transactions

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the Audit Committee’s charter, which can be found at www.progress.com under the heading “Corporate Governance” located on the “Investor Relations” page, the Audit Committee is responsible for the review and approval of related person transactions. A related person is a director, executive officer, nominee for director or certain shareholders of our company since the beginning of the last fiscal year and their respective immediate family members. A related person transaction is a transaction involving: (1) our company and any related person when the amount involved exceeds $120,000 and (2) the related person has a material direct or indirect interest.

We identify transactions for review and approval in accordance with the policies and procedures set forth in our Code of Conduct and Business Ethics, which can be found at www.progress.com under the heading “Corporate Governance” located on the “Investor Relations” page. The Code of Conduct and Business Ethics requires our employees, including our executive officers, to disclose any potential or actual conflicts of interest to their manager. This disclosure also applies to potential conflicts involving immediate family members of employees. We require our directors to complete a questionnaire intended to identify any transactions or potential transactions that must be reported per SEC rules and regulations. This questionnaire also requires our directors to promptly notify us of any changes during the year.

Transactions with Related Persons

During fiscal 2022, neither the Company nor its subsidiaries engaged in any transactions or series of similar transactions in which the amount involved exceeded $120,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had a direct or indirect material interest, nor are any such transactions currently proposed.

Information About Progress Software Common Stock Ownership

The following table sets forth certain information regarding beneficial ownership as of March 15, 2023:

●	by each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

●	by each of our directors and nominees for the Board of Directors;

●	by each of our named executive officers; and

●	by all of our directors and executive officers as a group.

92

Other Matters

We have determined beneficial ownership in accordance with the rules of the SEC. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of March 15, 2023, through the exercise of any stock option, warrants or other rights.

The percentage of shares beneficially owned is based on 43,307,145 shares of our common stock outstanding as of March 15, 2023. In computing the number of shares of stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of our common stock subject to options that are currently vested or exercisable or that will become vested or exercisable within 60 days of March 15, 2023, restricted stock units that vest within 60 days of March 15, 2023, and fully vested deferred stock units or deferred stock units that vest within 60 days of March 15, 2023. However, we did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percent of Common Stock Beneficially Owned
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	7,566,013	17.5%
The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	5,012,970	11.6%
John Ainsworth(4)	122,962
Paul T. Dacier(5)	40,575	*
John R. Egan(6)	39,058	*
Anthony Folger(7)	94,396	*
Rainer Gawlick(8)	41,575	*
Yogesh Gupta(9)	583,202	1.3%
Loren Jarrett(10)	99,645	*
Charles F. Kane(11)	88,175	*
Samskriti King(12)	33,000	*
David A. Krall(13)	102,706	*
Jeremy Segal(14)	20,248
Angela Tucci(15)	33,000	*
Vivian Vitale(16)	18,108	*
All executive officers and directors as a group (19 persons) (17)	1,460,435	3.4%

*	Less than 1%
(1)	Subject to the other information contained in the footnotes to this table, all persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, except for any community property interest owned by spouses and subject to community property laws where applicable and subject to the other information contained in the footnotes to this table. Unless otherwise noted, the address of such person is c/o Progress Software Corporation, 15 Wayside Road, Suite 400, Burlington, Massachusetts 01803.
(2)	Derived from Schedule 13G filed on February 13, 2023. The Schedule 13G reported that BlackRock, Inc. (“BlackRock”), a parent holding company through certain of its subsidiaries, beneficially owned 7,566,013 shares of our common stock, with sole voting power over 7,452,881 shares and sole dispositive power over 7,566,013 shares. The Schedule 13G indicates that more than 5% of our outstanding common stock is being held by the reporting person on behalf of Blackrock Fund Advisors. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(3)	Derived from Schedule 13G/A filed on February 9, 2023. The Schedule 13G/A reported that The Vanguard Group, Inc. (“Vanguard”), an investment adviser, beneficially owned 5,012,970 shares of our common stock, with shared voting power over 71,339 shares, sole dispositive power over 4,899,437 shares and shared dispositive power over 113,533 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

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(4)	Includes 70,656 shares issuable upon the exercise of outstanding options that are exercisable as of March 15, 2023; 8,544 shares issuable upon the exercise of outstanding options that will be exercisable within 60 days of March 15, 2023, and 2,806 restricted stock units that will vest within 60 days of March 15, 2023.
(5)	Includes 35,608 fully vested deferred stock units and 4,967 deferred stock units that will vest within 60 days of March 15, 2023.
(6)	Includes 34,091 fully vested deferred stock units and 4,967 deferred stock units that will vest within 60 days of March 15, 2023.
(7)	Includes 49,942 shares issuable upon the exercise of outstanding options that will be exercisable within 60 days of March 15, 2023, 15,554 shares issuable upon the exercise of outstanding options that will be exercisable within 60 days of March 15, 2023, and 6,784 restricted stock units that will vest within 60 days of March 15, 2023.
(8)	Includes 36,608 fully vested deferred stock units and 4,967 deferred stock units that will vest within 60 days of March 15, 2023.
(9)	Includes 401,172 shares issuable upon the exercise of outstanding options that are exercisable as of March 15, 2023; 46,583 shares issuable upon the exercise of outstanding options that will be exercisable within 60 days of March 15, 2023, and 15,545 restricted stock units that will vest within 60 days of March 15, 2023.
(10)	Includes 70,656 shares issuable upon the exercise of outstanding options that are exercisable as of March 15, 2023; 8,544 shares issuable upon the exercise of outstanding options that will be exercisable within 60 days of March 15, 2023, and 2,806 restricted stock units that will vest within 60 days of March 15, 2023.
(11)	Includes 83,208 fully vested deferred stock units and 4,967 deferred stock units that will vest within 60 days of March 15, 2023.
(12)	Includes 27,898 fully vested deferred stock units and 5,102 deferred stock units that will vest within 60 days of March 15, 2023.
(13)	Includes 97,739 fully vested deferred stock units and 4,967 deferred stock units that will vest within 60 days of March 15, 2023.
(14)	Includes 8,818 shares issuable upon the exercise of outstanding options that are exercisable as of March 15, 2023; 7,447 shares issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of March 15, 2023; 3,347 restricted stock units that will vest within 60 days of March 15, 2023.
(15)	Includes 27,898 fully vested deferred stock units and 5,102 deferred stock units that will vest within 60 days of March 15, 2023.
(16)	Includes 13,141 fully vested deferred stock units and 4,967 deferred stock units that will vest within 60 days of March 15, 2023.
(17)	Includes 673,266 shares issuable upon the exercise of outstanding options that are exercisable as of March 15, 2023; 110,557 shares issuable upon the exercise of outstanding stock options that will be exercisable within 60 days of March 15, 2023; 39,831 restricted stock units that will vest within 60 days of March 15, 2023; 356,191 fully vested deferred stock units and 40,006 deferred stock units that will vest within 60 days of March 15, 2023.

Equity Compensation Plan Information

Information related to securities authorized for issuance under equity compensation plans as of November 30, 2022, is as follows (in thousands, except per-share data):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by shareholders(1)	2,876(2)	$41.39	5,106(3)
Equity compensation plans not approved by shareholders(4)	656	$42.67	523

Total	3,532	$41.73	5,629

(1)	Consists of the 1992 Incentive and Nonqualified Stock Option Plan, 1994 Stock Incentive Plan, 1997 Stock Incentive Plan, 2008 Stock Option and Incentive Plan and 1991 Employee Stock Purchase Plan (ESPP).
(2)	Includes 1,052,000 restricted stock units under our 2008 Plan. Does not include purchase rights accruing under the ESPP because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.
(3)	Includes 386,000 shares available for future issuance under the ESPP.
(4)	Consists of the 2002 Nonqualified Stock Plan and the 2004 Inducement Plan described below.

We have adopted two equity compensation plans, the 2002 Nonqualified Stock Plan and the 2004 Inducement Stock Plan, for which the approval of shareholders was not required. We intend that the issuance of awards under the 2004 Inducement Stock Plan be reserved for persons to whom we may issue securities as an inducement to become employed by us pursuant to the rules and regulations of Nasdaq. An executive officer would be eligible to receive an award under the 2004 Inducement Stock Plan only as an inducement to join us. Executive officers and

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members of the Board of Directors are not eligible for awards under the 2002 Nonqualified Stock Plan. Awards under the 2002 Nonqualified Stock Plan and the 2004 Inducement Stock Plan may include nonqualified stock options, grants of conditioned stock, unrestricted grants of stock, grants of stock contingent upon the attainment of performance goals and stock appreciation rights. A total of 11,250,000 shares are issuable under the two plans, of which 522,809 shares are available for future issuance.

Delinquent Section 16(a) Reports

Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of our common stock and any changes in their ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on our review of copies of the reports filed with the SEC and the written representations of our directors and executive officers, we believe that all reporting requirements for fiscal year 2022 were complied with by each person who at any time during the 2022 fiscal year was a director or an executive officer or held more than 10% of our common stock, except that a Form 3 for Mr. Domenic Lococo, the Company’s Chief Accounting Officer, was filed one business day late on January 24, 2022 (Mr. Lococo is not an executive officer but is required to file Section 16 reports), and a Form 4 for Mr. Anthony Folger, the Company’s Chief Financial Officer, was filed seven business days late on January 23, 2023, with respect to a sale of 11,863 shares of Company stock, which was effected pursuant to a Rule 10b5-1 trading plan adopted by Mr. Folger on October 11, 2022. These late filings were due to administrative oversight by the Company.

Proposals of Shareholders For 2024 Annual Meeting

Proposals of shareholders intended to be presented at the 2024 Annual Meeting must, in order to be included in our Proxy Statement and the form of proxy for the 2024 Annual Meeting, be received at our principal executive offices by November 25, 2023.

Under our bylaws, any stockholder intending to present any proposal (other than a proposal made by, or at the direction of, our Board of Directors) at the 2024 Annual Meeting, must give written notice of that proposal (including certain information about any nominee or matter proposed and the proposing stockholder) to our Secretary not later than the close of business on the 90th day (February 11, 2024) nor earlier than the close of business on the 120th day (January 12, 2024) prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the 2024 Annual Meeting is advanced by more than 30 days before or delayed by more than 30 days after that anniversary date, the notice must be delivered not earlier than the close of business on the 120th day prior to the 2024 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2024 Annual Meeting or the 10th day following the date on which public announcement of the date of the meeting is first made.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 12, 2024.

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About the Meeting and Voting

Q: Who is soliciting my vote?

A: The Board of Directors of Progress is soliciting your vote at the 2023 Annual Meeting of Shareholders.

Q: What is the purpose of the Annual Meeting?

A:

●	To elect nine directors to serve until the Annual Meeting of Shareholders to be held in 2024;

●	To hold an advisory vote on the fiscal 2022 compensation of our named executive officers (say-on-pay vote);

●	To hold an advisory vote on the frequency of say-on-pay votes;

●	To approve an increase in the number of shares authorized for issuance under the 1991 Employee Stock Purchase Plan;

●	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our current fiscal year; and

●	To transact any other business as may properly come before the Annual Meeting and any adjournment or postponement of that meeting.

Q: How do I attend the meeting?

A: This year’s Annual Meeting will be conducted as a virtual meeting of shareholders. We will host the Annual Meeting live online via webcast. All shareholders as of the close of business on March 15, 2023, the record date, or their duly appointed proxies, may attend the meeting.

You will be able to attend the Annual Meeting online, vote your shares online during the Annual Meeting and submit your questions online before and during the Annual Meeting by visiting www.virtualshareholdermeeting.com/PRGS2023. There will not be a physical meeting location and you will not be able to attend the Annual Meeting in person. The webcast will start at 10:00 a.m. Eastern Time, on May 11, 2023. You will need the 16-digit control number included on your proxy card or voting instruction form in order to be able to enter the Annual Meeting online. Information contained on the Annual Meeting website is not incorporated by reference into this Proxy Statement or any other report we file with the Securities and Exchange Commission (the “SEC”).

Online access to the audio webcast will open at 9:45 a.m. Eastern Time to allow time for you to log in and test your device’s audio system. We encourage you to access the meeting prior to the start time. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting website. We will have technicians available to assist you.

Q: Why is the Annual Meeting a virtual, online meeting?

A: We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at the Annual Meeting by enabling shareholders to participate remotely from any location around the world.

Our virtual Annual Meeting will be governed by our rules of conduct and procedures, which will be posted at www.virtualshareholdermeeting.com/PRGS2023 on the date of the Annual Meeting. We have designed the format of the virtual Annual Meeting so that shareholders have the same rights and opportunities to vote and participate as they would have at a physical meeting. Shareholders will be able to submit questions online before and during the meeting, providing our shareholders with the opportunity for meaningful engagement with the Company.

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Q: Who is entitled to vote during the meeting?

A: Only shareholders of record at the close of business on March 15, 2023, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all shares that you held on that date during the meeting, or any postponements or adjournments of the meeting. There were 43,307,145 shares of our common stock outstanding on the record date.

If you hold your shares through a broker, bank or other nominee rather than directly in your own name, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting online. However, since you are not the stockholder of record, you may not vote these shares online at the Annual Meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee will provide a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

Q: What are the voting rights of the holders of our common stock?

A: Each share of our common stock outstanding on the record date will be entitled to one vote on each matter considered during the meeting.

Q: What is the difference between holding shares as a stockholder of record and holding shares as a beneficial owner?

A: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us by completing, signing, dating and returning a proxy card or to vote online at the Annual Meeting.

Many of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of your shares. We have sent these proxy materials to your broker or bank. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and you are also invited to attend the Annual Meeting online. However, since you are not the stockholder of record, you may not vote these shares online at the Annual Meeting unless you request and obtain a proxy from your broker, bank or nominee. Your broker, bank or nominee will provide a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

Q: May I see a list of shareholders entitled to notice of the Annual Meeting?

A: A list of our shareholders who are entitled to notice of the Annual Meeting will be available to shareholders during the meeting at www.virtualshareholdermeeting.com/PRGS2023.

Q: How do I submit a question at the virtual Annual Meeting?

A: Before the Annual Meeting, you can submit questions at www.virtualshareholdermeeting.com/PRGS2023. During the Annual Meeting, you can view our agenda and rules of conduct and procedures and submit questions at www.virtualshareholdermeeting.com/PRGS2023. Shareholders must have their 16-digit control number to submit questions.

We intend to answer all questions submitted during the Annual Meeting that are pertinent to the Company and the items being voted on by shareholders, as time permits and in accordance with our rules of conduct and procedures. If we are unable to respond to a stockholder’s properly submitted question due to time constraints, we will either post the response on the investor relations section of our website following the Annual Meeting or respond directly to that stockholder using the contact information provided. Questions and answers will be grouped by topic, and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources and address all stockholder questions, we will respond to no more than two questions from any single stockholder. All questions received from shareholders during the virtual Annual Meeting will be posted on the Company’s investor relations website at http://investors.progress.com/ as soon as practicable following the Annual Meeting.

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Q: What is a quorum?

A: A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy to legally conduct business during the meeting. For the Annual Meeting, the presence, online or by proxy, of the holders of at least 21,653,573 shares, which is a simple majority of the 43,307,145 shares outstanding as of the record date, will be considered a quorum allowing votes to be taken and counted for the matters before the shareholders.

If you are a stockholder of record, you must deliver your vote by internet, phone or mail or attend the Annual Meeting online and vote to be counted in the determination of a quorum.

Abstentions and “broker non-votes” will be counted as present or represented at the Annual Meeting for purposes of determining the presence or absence of a quorum. A “broker non-vote” occurs when a broker or other nominee who holds shares for a beneficial owner withholds its vote on a particular proposal because it has not received voting instructions from the beneficial owner and does not have the authority to vote on that matter without instructions. Brokers and other nominees have the discretion to vote on specified routine or “discretionary” matters, but not on non-routine or “non-discretionary” matters.

Q: What is the difference between a routine matter and a non-routine matter?

A: Brokers cannot vote on their customers’ behalf on non-routine or “non-discretionary” proposals such as Proposal One, the election of directors, Proposal Two, the advisory vote on the fiscal 2022 compensation of our named executive officers (say-on-pay vote), Proposal Three, the advisory vote on the frequency of say-on-pay votes and Proposal Four, the amendment of our ESPP. Proposal Five, the ratification of the appointment of our independent registered public accounting firm, is a routine or “discretionary” matter for which your broker does not need your voting instruction to vote your shares.

Q: How do I vote?

A: If you are a stockholder of record, you have the option of submitting your proxy card by internet, phone, mail or attending the meeting online.

1.	Internet: You may vote your shares from any location in the world by going to www.proxyvote.com and following the Internet voting instructions on the proxy card. Proxies submitted via the Internet must be received by 11:59 p.m. Eastern Time on May 10, 2023.

2.	Telephone: You may vote your shares by calling 1-800-690-6903 (free within the United States, U.S. territories and Canada) and following the instructions provided by the recorded message. Proxies submitted via telephone must be received by 11:59 p.m. Eastern Time, on May 10, 2023.

3.	Mail: You may vote by completing and signing the proxy card and promptly mailing it in the enclosed postage-prepaid envelope provided for that purpose. You do not need to put a stamp on the enclosed envelope if you mail it from the United States. The shares you own will be voted according to your instructions on the proxy card. If you return the proxy card, but do not give any instructions on a particular matter described in this Proxy Statement, the shares you own will be voted in accordance with the recommendations of our Board of Directors. The Board of Directors recommends that you vote FOR each director nominee and FOR Proposals 2, 4, 5 and for ONE YEAR on Proposal 3.

4.	During the Meeting: You may vote online during the virtual Annual Meeting at www.virtualshareholdermeeting.com/PRGS2023. You will need your 16-digit control number included on your proxy card in order to be able to vote during the virtual Annual Meeting.

If you are a beneficial owner of shares, you may direct your broker, bank or nominee as to how to vote your shares using the voting instruction card provided by such broker, bank or nominee.

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When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares during the meeting as you direct. If you do not make specific choices, they will vote your shares to:

●	elect the nine individuals nominated by our Board of Directors;

●	approve the advisory vote on the fiscal 2022 compensation of our named executive officers (say-on-pay vote);

●	elect a say-on-pay voting frequency of once every one year;

●	approve an increase in the number of shares authorized for issuance under the 1991 Employee Stock Purchase Plan; and

●	approve the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our current fiscal year.

If any matter not listed in the Notice of Meeting is properly presented during the meeting, the proxies will vote your shares in accordance with their best judgment. As of the date of this Proxy Statement, we know of no matters that need to be acted on during the meeting other than as discussed in this Proxy Statement.

Q: How does the Board of Directors recommend that I vote?

A: The Board recommends that you vote your shares as follows:

●	FOR Proposal One — elect the nine nominees to the Board of Directors

●	FOR Proposal Two — approve the advisory vote on the fiscal 2022 compensation of our named executive officers (say-on-pay vote)

●	ONE YEAR on Proposal Three — elect a say-on-pay voting frequency of once every ONE YEAR

●	FOR Proposal Four — approve an increase in the number of shares authorized for issuance under the 1991 Employee Stock Purchase Plan

●	FOR Proposal Five — approve the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our current fiscal year

Q: Can I change or revoke my vote?

A: You may revoke your vote at any time before the proxy is exercised by filing with our Secretary a written notice of revocation or by signing and duly delivering a proxy bearing a later date. You may also revoke or change your vote by attending the Annual Meeting online and voting electronically during the Annual Meeting as instructed above. Your attendance during the meeting will not by itself revoke your vote.

Q: How many votes are required to elect directors (Proposal One)?

A: The nine nominees receiving the highest number of affirmative votes will be elected (also known as a “plurality” of the votes cast). You may vote either FOR the nominee or WITHHOLD your vote from the nominee. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote shares held by the firms in street name for the election of directors absent instructions from beneficial owners. As a result, any uninstructed shares will be treated as broker-non votes. Broker non-votes will have no effect on the results of this vote.

In an uncontested election, if a nominee receives a greater number of votes “withheld” from their election than votes “for” such election, that nominee is required to submit their offer of resignation for consideration by our Nominating and Corporate Governance Committee in accordance with our director resignation policy discussed in more detail on page 15 of this Proxy Statement.

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Q: How many votes are required to adopt the other proposals (Proposals Two, Three, Four and Five)?

A: The other proposals will be approved if these proposals receive the affirmative vote of a majority of the shares present or represented and entitled to vote on these proposals. For Proposals Two, Four and Five, you may vote FOR the proposal, AGAINST the proposal, or you may abstain. For Proposal Three, you may vote on your preferred voting frequency by choosing the option of one year, two years, or three years, or you may abstain. Abstentions will have the same effect as a vote “against” each of Proposals Two and Five. Absent instructions from beneficial owners, brokerage firms do not have authority to vote shares held by the firms in street name on Proposal Two (advisory vote on fiscal 2022 compensation of our named executive officers), Proposal Three (advisory vote on the frequency of say-on-pay votes), or Proposal Four (amendment of our ESPP). As a result, any uninstructed shares on these Proposals will be treated as a broker non-vote. Those broker non-votes will have no effect on the results of the vote with respect to these Proposals.

Brokerage firms do have authority to vote customers’ uninstructed shares held by the firms in street name on Proposal Five (ratification of the selection of independent registered public accounting firm). We are not required to obtain the approval of our shareholders to appoint Deloitte & Touche LLP as our independent registered public accounting firm. However, if our shareholders do not ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for our current fiscal year, the Audit Committee of our Board will consider the results of this vote when selecting auditors in the future.

Q: Who will pay for the cost of this proxy solicitation?

A: We will pay the cost of preparing, mailing and soliciting proxies, including preparation, assembly, printing and mailing of this Proxy Statement and any additional information furnished to shareholders. We may reimburse banks, brokerage houses, fiduciaries and custodians for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners.

Q: What is “householding” of proxy materials?

A: In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions received only one copy of the proxy materials. This practice is designed to reduce duplicate mailings, save printing and postage costs, and align with our sustainability practices to reduce paper consumption. If you would like to have a separate copy of our annual report and/or Proxy Statement mailed to you or to receive separate copies of future mailings, please contact Broadridge Financial Solutions, Inc. by mail at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by phone at (866) 540-7095. Such additional copies will be delivered promptly upon receipt of such request.

In other cases, shareholders receiving multiple copies at the same address may wish to receive only one. If you now receive more than one copy and would like to receive only one copy, please submit your request to Broadridge Financial Solutions, Inc. at the address or phone number listed above.

Q: Who will count the votes and where can I find the voting results?

A: Broadridge Financial Solutions, Inc. will tabulate the voting results. We will announce the voting results at the Annual Meeting and we will publish the results by filing a Current Report on Form 8-K with the SEC within four business days of the Annual Meeting.

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Expenses of Solicitation

We will bear the cost of solicitation of proxies. In addition to soliciting shareholders by mail, we will reimburse other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs in forwarding proxy materials to the beneficial owners of shares held of record by them. Our directors, officers and regular employees may, without additional compensation, solicit shareholders in person or by mail, telephone, facsimile or otherwise following the original solicitation. We may engage a proxy solicitation firm in connection with the Annual Meeting, in which case, the fees and expenses associated with any such proxy solicitation firm will be paid by us.

Available Information

Shareholders of record on March 15, 2023, will receive with this Proxy Statement a copy of our Annual Report containing detailed financial information concerning our company.

We will furnish our Annual Report, including the financial statements, free of charge upon written request. The exhibits to the Annual Report not included in the proxy materials are available electronically at www.sec.gov. Written requests should be directed to the following address: Progress Software Corporation, 15 Wayside Road, Suite 400, Burlington, Massachusetts 01803, Attention: YuFan Stephanie Wang, Secretary.

Our Annual Report (including exhibits thereto) is also available on our website at www.progress.com

PROGRESS SOFTWARE CORPORATION
2023 Annual Meeting of Shareholders
Progress Software Corporation
15 Wayside Road
Suite 400
Burlington, MA 01803

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Appendix A: Reconciliations of GAAP to Non-GAAP Selected Financial Measures

(Unaudited)
	Fiscal Year Ended				% Change
(In thousands, except per share data)	November 30, 2022		November 30, 2021		Non-GAAP
Adjusted revenue:
GAAP revenue	$602,013		$531,313
Acquisition-related revenue(1)	8,605		25,991
Non-GAAP revenue	$610,618	100%	$557,304	100%	10%
Adjusted income from operations:
GAAP income from operations	$132,131	22%	$116,102	22%
Amortization of acquired intangibles	68,944	11%	46,932	8%
Stock-based compensation	37,094	7%	29,724	5%
Restructuring expenses and other	879	—%	6,308	1%
Acquisition-related revenue(1) and expenses	13,208	2%	30,093	5%
Cyber Incident	602	—%	—	—%
Gain on sale of assets held for sale	(10,700)	(2)%	—	—%
Non-GAAP income from operations	$242,088	40%	$229,159	41%	6%
Adjusted net income:
GAAP net income	$95,069	16%	$78,420	15%
Amortization of acquired intangibles	68,944	11%	46,932	8%
Stock-based compensation	37,094	7%	29,724	6%
Restructuring expenses and other	879	—%	6,308	1%
Acquisition-related revenue(1) and expenses	13,208	2%	30,093	5%
Gain on sale of assets held for sale	(10,770)	(2)%	—	—%
Amortization of discount on Notes	—	—%	7,209	1%
Cyber Incident	602	—%	—	—%
Provision for income taxes	(22,252)	(4)%	(25,800)	(5)%
Non-GAAP net income	$182,774	30%	$172,886	31%	6%

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Appendix A: Reconciliations of GAAP to Non-GAAP Selected Financial Measures

	Fiscal Year Ended
(In thousands, except per share data)	November 30, 2022	November 30, 2021	% Change Non-GAAP
Adjusted diluted earnings per share:
GAAP diluted earnings per share	$2.15	$1.76
Amortization of acquired intangibles	1.56	1.05
Stock-based compensation	0.83	0.67
Restructuring expenses and other	0.02	0.14
Acquisition-related revenue(1) and expenses	0.30	0.67
Gain on sale of assets held for sale	(0.24)	—
Amortization of discount on Notes	—	0.16
Cyber incident	0.01	—
Provision for income taxes	(0.50)	(0.58)
Non-GAAP diluted earnings per share	$4.13	$3.87	7%
Non-GAAP weighted avg shares outstanding - diluted	44,247	44,620	(1)%

(1)	Acquisition-related revenue consists of revenue reflected as deferred revenue that would otherwise have been recognized but for the purchase accounting treatment of acquisitions. Since GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all our economic activities.

Non-GAAP Measures

As disclosed in our press releases regarding annual and quarterly earnings and other communications, we provide financial information using methods in addition to those prescribed by generally accepted accounting principles in the United States (“GAAP”), such as non-GAAP revenue, non-GAAP operating income, non-GAAP diluted earnings per share and adjusted free cash flow.

We believe these non-GAAP financial measures enhance the reader’s overall understanding of our current financial performance and our prospects for the future by providing more transparency for certain financial measures and providing a level of disclosure that helps investors understand how we plan and measure our business. We believe that providing these non-GAAP measures affords investors a view of our operating results that may be more easily compared to our peer companies and enables investors to consider our operating results on both a GAAP and non-GAAP basis during and following the integration period of our acquisitions. Presenting the GAAP measures on their own may not be indicative of our core operating results. Furthermore, management believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures provides useful information to management and investors regarding present and future business trends relating to our financial condition and results of operations.

Non-GAAP revenue, non-GAAP income from operations and operating margin, non-GAAP net income and non-GAAP diluted earnings per share exclude the effect of purchase accounting on the fair value of acquired deferred revenue, amortization of acquired intangible assets, impairment of acquired intangible assets, stock-based compensation expense, restructuring charges, acquisition-related expenses, certain identified non-operating gains and losses and the related tax effects of the preceding items. Non-GAAP adjusted free cash flow is equal to cash flows from operating activities less purchases of property and equipment and capitalized software development costs, plus restructuring payments.

This non-GAAP information is not in accordance with, or an alternative to, GAAP information and should be considered in conjunction with our GAAP results as the items excluded from the non-GAAP information often have a material impact on our financial results. We provide a reconciliation of non-GAAP adjustments to our GAAP financial results in our earnings releases and we make this information available on our website at www.progress.com within the “Investor Relations” section.

2023 Proxy Statement	103

Appendix A: Reconciliations of GAAP to Non-GAAP Selected Financial Measures

The table below summarizes our 2022 financial results as compared to fiscal 2021:

(In millions, except percentages and per share amounts)	Fiscal 2022 Actual	Fiscal 2021 Actual	Change
GAAP
Revenue	$602.0	$531.3	13%
Income from operations	$132.1	$116.1	14%
Operating Margin	22%	22%	—
Diluted earnings per share	$2.15	$1.76	22%
Cash from operations	$192.2	$178.5	8%
Non-GAAP
Revenue	$610.6	$557.3	10%
Income from operations	$242.1	$229.2	6%
Operating Margin	40%	41%	(100) bps
Diluted earnings per share	$4.13	$3.87	7%
Adjusted free cash flow	$189.4	$179.4	6%

Annual Recurring Revenue

We provide an Annual Recurring Revenue (ARR) performance metric to help investors better understand and assess the performance of our business because our mix of revenue generated from recurring sources has increased in recent years. ARR represents the annualized contract value for all active and contractually binding term-based contracts at the end of a period. ARR includes maintenance, software upgrade rights, public cloud and on-premises subscription-based transactions and managed services. ARR mitigates fluctuations due to seasonality, contract term and the sales mix of subscriptions for term-based licenses and Software as a Service (SaaS).

ARR is not calculated in accordance with GAAP. ARR does not have any standardized meaning and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

We define ARR as the annual recurring revenue of term-based contracts from all customers at a point in time. We calculate ARR by taking monthly recurring revenue (“MRR”) and multiplying it by 12. MRR for each month is calculated by aggregating, for all customers during that month, monthly revenue from committed contractual amounts, additional usage and monthly subscriptions. The calculation is done at constant currency using the current year budgeted exchange rates for all periods presented.

Net Dollar Retention Rate

We calculate net dollar retention rate as of a period end by starting with the ARR from the cohort of all customers as of 12 months prior to such period end (“Prior Period ARR”). We then calculate the ARR from these same customers as of the current period end (“Current Period ARR”). Current Period ARR includes any expansion and is net of contraction or attrition over the last 12 months but excludes ARR from new customers in the current period. We then divide the total Current Period ARR by the total Prior Period ARR to arrive at the net dollar retention rate. Net dollar retention rate is not calculated in accordance with GAAP.

Adjusted Free Cash Flow

(In thousands)	FY 2022	FY 2021	% Change
Cash flows from operations	192,160	178,530	8%
Purchases of property and equipment	(6,090)	(4,654)	31%
Free cash flow	186,070	173,876	7%
Add back: restructuring payments	3,348	5,519	(39)%
Adjusted free cash flow	189,418	179,395	6%

104

Appendix B: ESPP Amendment

PROGRESS SOFTWARE CORPORATION
1991 EMPLOYEE STOCK PURCHASE PLAN
(Amended and Restated March 17, 2023)

1.	PURPOSE

The Progress Software Corporation Employee Stock Purchase Plan (the “Plan”) is intended to provide a method whereby employees of Progress Software Corporation (the “Company”) will have an opportunity to acquire an ownership interest (or increase an existing ownership interest) in the Company through the purchase of shares of the Common Stock of the Company. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	DEFINITIONS

	(a)	“Eligible Compensation” for purposes of the Plan means: (i) with respect to individuals who are hourly employees, base salary plus payments for overtime and bonuses or (ii) with respect to individuals who are salaried employees, base salary plus sales commissions and bonuses. Eligible Compensation shall not include any deferred compensation other than contributions by an individual through a salary reduction agreement to a cash or deferred plan pursuant to Section 401(k) of the Code or to a cafeteria plan pursuant to Section 125 of the Code.

	(b)	“Board” means the Board of Directors of the Company.

	(c)	“Committee” means the Compensation Committee of the Board.

	(d)	“Common Stock” means the common stock, $.01 par value per share, of the Company.

	(e)	“Company” shall also include any subsidiary of Progress Software Corporation designated as a participant in the Plan by the Board, unless the context otherwise requires.

	(f)	“Employee” means any person who is customarily employed at least 20 hours per week and more than five months in a calendar year by (i) the Company or (ii) any subsidiary corporation.

	(g)	“Subsidiary Corporation” shall mean any present or future corporation which is or would constitute a “subsidiary corporation” as that term is defined in Section 424(f) of the Code.

3.	ELIGIBILITY

	(a)	Participation in the Plan is completely voluntary. Participation during any one or more of the Offering Periods, as hereafter defined, under the Plan shall neither limit, nor require, participation during any other Offering Period.

	(b)	Each Employee of the Company and its Subsidiary Corporations shall be eligible to participate in the Plan on any Offering Period commencement date, as hereafter identified, following the completion of three months of continuous service with the Company and/or its Subsidiary Corporations; provided, however, that no Employee shall be granted an option under the Plan:

(i)	if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary Corporation; for purposes of this Paragraph the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee; or

(ii)	which permits his/her rights to purchase stock under all Section 423 employee stock purchase plans of the Company and its Subsidiary Corporations to exceed US $25,000 of the fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding; for purposes of this Paragraph, the rules of Section 423 (b)(8) of the Code shall apply.

2023 Proxy Statement	105

Appendix B: ESPP Amendment

4.	OFFERING PERIOD / EXERCISE PERIOD

The right to purchase stock hereunder shall be made available by a series of “Exercise Periods” during an “Offering Period” to employees eligible in accordance with Paragraph 3 hereof.

Offering Period. Each participant in the Plan will be enrolled in an Offering Period. An Offering Period has a duration of 27 consecutive months unless a participant: withdraws from the Plan, ceases to be an eligible employee or is automatically transferred to a new Offering Period. Offering Periods commence on each of the following dates: January 1, April 1, July 1, or October 1.

Notwithstanding the foregoing, no Offering Period shall commence if at any time it is determined that the Company is not then lawfully permitted to offer, issue and sell shares of Common Stock in accordance with the terms of this Plan pursuant to an effective registration statement under the Securities Act of 1933, as amended. If an Offering Period cannot commence upon any date for the reason set forth above, an Offering Period may commence upon a date other than January 1, April 1, July 1 or October 1, and such Offering Period may be for a duration of less than 27 months. Any determination as to whether an Offering Period shall so commence on another date, and the duration of such Offering Period, shall be in the sole discretion of the Committee.

Exercise Period. Each 27-month Offering Period consists of nine consecutive Exercise Periods lasting three months each. Exercise Periods start on January 1, April 1, July 1, and October 1.

Exercise Date. During each 27-month Offering Period there will be nine Exercise Dates. An Exercise Date is the last date of each Exercise Period. Therefore, Exercise Dates will be as follows: March 31, June 30, September 30, and December 31.

Notwithstanding the foregoing and subject to Paragraph 22, in the event that, on any Exercise Date provided for herein, it is determined that the Company is not then lawfully permitted to offer, issue and sell shares of Common Stock in accordance with the terms of this Plan pursuant to an effective registration statement under the Securities Act of 1933, as amended, such Exercise Date shall be of no force or effect.

5.	PARTICIPATION

Any eligible employee may become a participant by completing a payroll deduction authorization form provided by the Company and filing it with their payroll department and the Plan administrator 20 days prior to an Offering Period commencement date.

A participant may be enrolled in only one Offering Period at a time. A participant will be re-enrolled automatically as a participant in future Offering Periods when an Offering Period in which such participant is currently enrolled ends, unless such participant withdraws from participation, is terminated or terminates employment, becomes ineligible to participate for any reason, or the Plan terminates.

6.	PAYROLL DEDUCTIONS

	(a)	At the time a participant files his/her authorization for a payroll deduction, he/she shall specify a percentage of his/her Eligible Compensation to be deducted from his/her pay on each payday during any Offering Period in which he/she is a participant in the Plan. Such percentage shall be in increments of one percent (1%) up to a maximum percentage to be established for each Offering Period by the Committee.

	(b)	Payroll deductions for participants shall commence on the Offering Period commencement date following the effective date of his/her authorization for such payroll deductions.

	(c)	A participant may, at any time, reduce the percentage (but not below 1%) of his/her Eligible Compensation to be deducted on each payday that he/she participates in the Plan. A reduction in payroll deductions will be effective on the seventh business day following receipt of notice by the Company and will apply to the first full pay period commencing after such date.

106

Appendix B: ESPP Amendment

(d)	A participant may, at any time, increase the percentage (but not above the maximum established by the Committee) of his/her Eligible Compensation to be deducted on each payday that he/she participates in the Plan. An increase in payroll deductions will be effective on the seventh business day following receipt of notice by the Company and will apply to the first full Exercise Period commencing after such date.

(e)	All payroll deductions made for a participant shall be credited to his/her account under the Plan. A participant may not make any separate cash payment into such account.

7.	GRANTING OF OPTION / EXERCISE PRICE

	(a)	On the commencement date of each Offering Period, a participant in such Offering Period shall be deemed to have been granted an option to purchase on each Exercise Date during such Offering Period (at the per share exercise price) up to a number of shares of the Company’s Common Stock determined by dividing such participant’s payroll deductions accumulated during the applicable Exercise Period by eighty-five (85%) of the market value per share of the Company’s Common Stock on the Offering Period commencement date or on the Exercise Date, whichever is lower, provided that the number of shares subject to the option shall not exceed 200% of the number of shares determined by dividing 10% of the participant’s Eligible Compensation over the Offering Period (determined as of the Offering Period commencement date) by 85% of the market value per share of the Company’s Common Stock on the Offering Period commencement date, subject to the limitations set forth in Section 3 (b) and 12 hereof. The Market value per share of the Company’s Common Stock shall be determined as provided in Section 7(b) herein.

	(b)	The exercise price per share to be paid for Common Stock purchased under the Plan shall be equal to the lower of 85% of the market value per share of the Common Stock on the first day of the Offering Period in which the Exercise Date falls, or 85% of the market value per share of the Common Stock on the Exercise Date. Market value per share of the Common Stock on a particular date is the closing price (or closing bid, if no sales were reported) of the Common Stock on the National Association of Securities Dealers Automated Quotation System, Inc. (“NASDAQ”), or, in the event the Common Stock is listed on a stock exchange, the market value per share shall be the closing price on such exchange, for that date, as reported in the Wall Street Journal. If a closing price is not available for a particular date, then the market value per share to be used for that date will be the closing stock price as of the last preceding trading day on the NASDAQ or a stock exchange for which a closing price is available. If the Common Stock is not listed on the NASDAQ or a stock exchange then the market value per share will be determined by the Committee.
For purpose of calculating the number of shares of Common Stock to be purchased with payroll deductions from participants outside of the United States, the Company will use the exchange rate published in the Wall Street Journal on the Exercise Date.

8.	EXERCISE OF OPTION

Unless a participant withdraws from the Plan or is terminated from participating in the Plan pursuant to paragraph 10 hereof, his/her option for the purchase of Common Stock will be deemed to have been exercised automatically on each Exercise Date for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his/her account at that time will purchase at the price of the Common Stock as determined in Paragraph 7 (b). Fractional shares will not be issued under the Plan and any excess funds in a participant’s account representing any fractional shares after Common Stock purchases made on each Exercise Date will be automatically carried forward to the next Exercise Period unless the participant elects, by written notice to their payroll department, to have the excess returned to him/her.

In the event that an Exercise Date is of no force or effect pursuant to the provisions of Paragraph 4 above, the automatic exercise described in this Paragraph shall occur on the next succeeding Exercise Date in such Offering Period that has not been determined to be of no force or effect. If there is no such Exercise Date in the Offering Period, all of the participant’s outstanding payroll deductions for such Offering Period shall be returned to the participant, without interest.

2023 Proxy Statement	107

Appendix B: ESPP Amendment

9.	NEW OFFERING PERIOD

If the market value of the Common Stock is lower on an Exercise Date than it was on the first day of the Offering Period, then all participants in such Offering Period will be automatically withdrawn from that Offering Period immediately after the participants’ exercise of the option on such Exercise Date, and such participants will be automatically re-enrolled in a new Offering Period commencing immediately after that Exercise Date. The old Offering Period terminates upon such automatic re-enrollment.

10.	WITHDRAWAL AND TERMINATION

	(a)	Prior to the Exercise Date for each Exercise Period, any participant may withdraw all but not less than all of his/her payroll deductions under the Plan for such Exercise Period by giving written notice to his/her payroll department. All of the participant’s payroll deductions credited to such account will be paid to him/her after receipt of notice of withdrawal, without interest, and no future payroll deductions will be made. Withdrawal from an Exercise Period will be deemed to be a withdrawal from the Offering Period which includes such Exercise Period. The Company will treat any attempt to borrow by a participant on the security of accumulated payroll deductions as an election to withdraw such deductions.

	(b)	A participant may elect not to exercise an option by giving written notice to their payroll department no less than seven (7) business days prior to the applicable Exercise Date. Any such election will be treated as a withdrawal pursuant to section (a) above.

	(c)	A participant’s election not to participate in, or withdrawal from, any Offering Period or Exercise Period within such Offering Period will not have any effect upon his/her eligibility to participate in any succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

	(d)	Upon termination of the participant’s employment for any reason, including retirement but excluding death, all of his/her payroll deductions accrued during the relevant Exercise Period will be returned to the participant.

	(e)	Upon termination of the participant’s employment because of death, the participant’s beneficiary (as defined in Paragraph 14) shall have the right to elect, by written notice given to the participant’s former payroll department prior to the expiration of a period of 90 days commencing with the date of the death of the participant but in no event later than the applicable Offering Period, either

(i) to withdraw all of the payroll deductions credited to the participant’s account under the Plan; or

(ii) to exercise the participant’s option for the purchase of stock on the Exercise Date next following the date of the participant’s death for the purchase of the number of full shares which the participant’s accumulated payroll deductions, at the date of the participant’s death, will purchase at the applicable price, and any excess deductions will be returned to said beneficiary. In the event that no such written notice of election shall be duly received by the appropriate payroll department of the Company, the beneficiary shall automatically be deemed to have elected to withdraw the payroll deductions credited to the participant at the date of the participant’s death and the same will be paid promptly to said beneficiary.

11.	INTEREST

No interest will be paid or allowed on any money paid into the Plan or credited to any participant.

12.	STOCK

(a) The maximum number of shares of Common Stock available for issuance and purchase by participants under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 17, shall be 11,250,000 shares of Common Stock, par value $.01 per share, of the Company. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available, the Company shall make a pro rata allocation of the shares available for delivery and distribution in an equitable manner, with the balances of payroll deductions credited to each participant under the Plan carried forward to the next Exercise Period in the applicable Offering Period or returned to the participant if the participant so chooses, by giving written notice to their payroll department to this effect.

108

Appendix B: ESPP Amendment

(b)	The participant will have no interest in stock underlying his/her option until such option has been exercised.

(c)	The Committee, in its sole discretion, may establish a minimum holding period, if any, for shares of stock acquired pursuant hereto by any participant or his beneficiary pursuant to Paragraph 14 hereof. Certificates representing said shares of stock issued pursuant to this Plan may bear legends to that effect.

13.	ADMINISTRATION

The Plan shall be administered by the Committee. The interpretation and construction of any provision of the Plan and adoption of rules and regulations for administering the Plan shall be made by the Committee. Determinations made by the Committee with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all participants, their heirs or legal representatives. Any rule or regulation adopted by the Committee shall remain in full force and effect unless and until altered, amended, or repealed by the Committee.

14.	DESIGNATION OF BENEFICIARY

A participant shall file with their payroll department a written designation of a beneficiary who is to receive any Common Stock and/or cash under the Plan. Such designation of beneficiary may be changed by the participant at any time by written notice. Upon the death of a participant and upon receipt by the Company of proof of the identity and existence at the participant’s death of a beneficiary validly designated by him under the Plan, the Company shall deliver such Common Stock and/or cash to such beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such Common Stock and/or cash to the executor or administrator of the estate of the participant. No beneficiary shall prior to the death of the participant by whom he has been designated, acquire any interest in the Common Stock and/or cash credited to the participant under the Plan.

15.	TRANSFERABILITY

Neither payroll deductions credited to a participant nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Paragraph 10(a).

16.	USE OF FUNDS

All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.	EFFECT OF CHANGES OF COMMON STOCK

If the Company shall subdivide or reclassify the Common Stock which has been or may be optioned under this Plan, or shall declare thereon any dividend payable in shares of such Common Stock, or shall take any other action of a similar nature affecting such Common Stock, then the number and class of shares of Common Stock which may thereafter be optioned (in the aggregate and to any participant) shall be adjusted accordingly and in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to such option and the option price per share shall be adjusted to such extent as may be determined by the Committee, with the approval of independent public accountants and counsel, to be necessary to preserve the rights of the holder of such option.

18.	AMENDMENT OR TERMINATION

The Board may at any time terminate or amend the Plan. No such termination shall affect options previously granted, nor may an amendment make any change in any option theretofore granted which would adversely affect the rights of any participant holding options under the Plan.

2023 Proxy Statement	109

Appendix B: ESPP Amendment

19.	NOTICES

All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by the participant’s payroll department.

20.	MERGER OR CONSOLIDATION

If the Company shall at any time merge into or consolidate with another corporation, the holder of each option then outstanding will thereafter be entitled to receive at the next Exercise Date upon the exercise of such option for each share as to which such option shall be exercised, the securities or property which a holder of one share of the Common Stock was entitled to upon and at the time of such merger or consolidation. In accordance with this Paragraph and Paragraph 17, the Committee shall determine the kind and amount of such securities or property which such holder of an option shall be entitled to receive. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.

21.	APPROVAL OF STOCKHOLDERS

The Plan is subject to the approval of the stockholders of the Company at their next annual meeting or at any special meeting of the stockholders for which one of the purposes of such a special meeting shall be to act upon the Plan.

22.	GOVERNMENTAL AND OTHER REGULATIONS

The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company’s obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel for the Company, be required. The Plan shall be governed by, and construed and enforced in accordance with, the provisions of Sections 421, 423 and 424 of the Code and the substantive laws of the Commonwealth of Massachusetts. In the event of any inconsistency between such provisions of the Code and any such laws, said provisions of the Code shall govern to the extent necessary to preserve favorable federal income tax treatment afforded employee stock purchase plans under Section 423 of the Code.

110

Progress Software Corporation
15 Wayside Road
Suite 400
Burlington, MA 01803
USA

www.progress.com

PROGRESS SOFTWARE CORPORATION
15 WAYSIDE ROAD, SUITE 400
BURLINGTON, MA 01803

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 10, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PRGS2023
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 10, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐

1.	Election of Directors

Nominees

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01)	Paul T. Dacier	02) John R. Egan	03) Rainer Gawlick	04) Yogesh Gupta	05) Charles F. Kane
06)	Samskriti Y. King	07) David A. Krall	08) Angela T. Tucci	09) Vivian Vitale

The Board of Directors recommends you vote FOR proposal 2.		For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of Progress Software Corporation’s named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on proposal 3.	1 year	2 years	3 years	Abstain

3.	To approve the frequency of the advisory vote on the compensation of our named executive officers. ☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 4 and 5.		For	Against	Abstain

4.	To approve an increase in the number of shares authorized for issuance under the 1991 Employee Stock Purchase Plan, as amended and restated.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		For	Against	Abstain

5.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2023.	☐	☐	☐

NOTE: The named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Proxy Statement and Form 10-K are available at www.proxyvote.com

PROGRESS SOFTWARE CORPORATION
2023 ANNUAL MEETING OF STOCKHOLDERS
May 11, 2023
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Progress Software Corporation, revoking all prior proxies, hereby appoints Yogesh Gupta, Anthony Folger and YuFan Stephanie Wang, or any of them acting singly, as proxies, with full power of substitution, to vote all shares of Common Stock of Progress Software Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the company to be held virtually at www.virtualshareholdermeeting.com/PRGS2023 on May 11, 2023, at 10:00 A.M., local time, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated March 29, 2023, a copy of which has been received by the undersigned, and in their discretion, upon any other business that may properly come before the meeting or any adjournments thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. Attendance of the undersigned at the meeting or any adjourned session thereof will not be deemed to revoke the proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person.

Continued and to be signed on reverse side